UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

October 30, 2015

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Solera Holdings, Inc., a Delaware corporation, which we refer to as the “Company,” “we” or “us,” to be held on December 8, 2015 at 8:00 a.m. Central time, at the Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261, which we refer to as the “special meeting.”

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 13, 2015, which we refer to as the “merger agreement,” by and among the Company, Summertime Holding Corp., a Delaware corporation, which we refer to as “Parent,” and Summertime Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, which we refer to as “Merger Sub.” Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Parent, which we refer to as the “merger.” Parent and Merger Sub are beneficially owned by Vista Equity Partners Fund V, L.P., which we refer to as “VEPFV.” Parent, Merger Sub and VEPFV are affiliated with Vista Equity Partners, a leading private equity firm focused on investments in software, data and technology-enabled companies.

If the merger is completed, you will be entitled to receive $55.85 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock, par value $0.01 per share, which we refer to as a “share,” owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents (i) an unaffected premium of approximately 53% to the closing price of our common stock on August 3, 2015, prior to the subsequent increase in trading price and volume of the Company shares, (ii) a premium of approximately 13% to the closing price of our common stock on September 11, 2015, the last day of trading prior to the public announcement of the execution of the merger agreement, and (iii) unaffected premia of 42% and 25% over the volume-weighted average closing prices for Company shares for the 30-calendar day and 90-calendar day periods, respectively, ending immediately before August 3, 2015.

A special committee of our board of directors comprised entirely of independent and disinterested directors, which we refer to as the “special committee,” reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, and recommended that the board of directors approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement.

The board of directors, acting on the recommendation of the special committee, has unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and (iii) resolved to recommend that the merger agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at (866) 482-4931 or via email at SoleraProxy@georgeson.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Tony Aquila

Chief Executive Officer

The accompanying proxy statement and a proxy card are first being mailed on or about October 30, 2015 to our stockholders as of the close of business on October 26, 2015.

Solera Holdings, Inc.

7 Village Circle, Suite 100

Westlake, Texas 76262

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

October 30, 2015

DATE:	December 8, 2015

TIME:	8:00 a.m. Central time

PLACE:	Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 13, 2015, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among Solera Holdings, Inc., Summertime Holding Corp. and Summertime Acquisition Corp. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.      To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

RECORD DATE:	Only stockholders of record at the close of business on October 26, 2015 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors, acting on the recommendation of the special committee, has unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and (iii) resolved to recommend that the merger agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they perfect and do not withdraw a demand for (or lose their right to) appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Jason Brady

Secretary

October 30, 2015

Westlake, Texas

-i-

Annex A	Agreement and Plan of Merger, dated as of September 13, 2015, by and among Solera Holdings, Inc., Summertime Holding Corp. and Summertime Acquisition Corp.

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of Centerview Partners LLC, dated September 12, 2015

-ii-

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 110.

Parties to the Merger (Page 25)

Solera Holdings, Inc., or the Company, is a Delaware corporation and is headquartered in Westlake, Texas. The Company is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global property and casualty insurance industry. We are active in over 75 countries across six continents. Our companies include: Audatex in the United States, Canada and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander, serving the North American recycling market; AUTOonline, providing salvage disposition in a number of European and Latin American countries; IMS, providing medical review services; Explore, providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair, which we refer to as “SMR,” market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims.

Summertime Holding Corp., or Parent, is a Delaware corporation and was formed on August 28, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Summertime Acquisition Corp., or Merger Sub, is a Delaware corporation and a wholly-owned indirect subsidiary of Parent and was formed on August 28, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Parent and Merger Sub are affiliated with Vista Equity Partners, which we refer to as “Vista,” a leading private equity firm focused on investments in software, data and technology-enabled companies.

The Special Meeting (Page 27)

Time, Place and Purpose of the Special Meeting (Page 27)

The special meeting will be held on December 8, 2015, at 8:00 a.m. Central time, at the Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261.

At the special meeting, holders of our common stock, par value $0.01 per share, which we refer to as “our common stock” or “the common stock,” will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Record Date and Quorum (Page 27)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on October 26, 2015, which the Company has set as the record date for the special meeting, which we refer to as the “record date.” You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 67,241,204 shares of our common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the special meeting. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 28)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 101, requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on this proposal. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the “Exchange Act.” Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of October 26, 2015, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 540,487 shares of our common stock, representing 0.8 percent of the outstanding shares of our common stock. We currently expect that the Company’s directors and executive officers will vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, although none of them is obligated to do so.

Proxies and Revocation (Page 30)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the special meeting and voting in person.

The Merger (Page 32)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the “surviving corporation,” and will continue to do business following the consummation of the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 32)

In the merger, each outstanding share of our common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of our common stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties, and shares of our common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of our common stock, which we refer to collectively as the “excluded Company shares”) will be converted into the right to receive an amount in cash equal to $55.85, without interest thereon, which we refer to as the “per share merger consideration,” less any applicable withholding taxes.

Reasons for Recommendation (Page 44)

After careful consideration of various factors described under the heading “The Merger – Reasons for Recommendation” beginning on page 44, the board of directors, acting on the recommendation of the special committee, has unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and (iii) resolved to recommend that the merger agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

In considering the recommendation of the special committee and the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. See under the heading “The Merger – Interests of Certain Persons in the Merger” beginning on page 65.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Opinion of Centerview Partners LLC (Page 50)

Centerview Partners LLC, which is referred to in this proxy statement as “Centerview,” was retained as financial advisor to the special committee in connection with the special committee’s review of various strategic alternatives potentially available to the Company, including third party proposals for business combination transactions, such as the merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Centerview Partners LLC.” In connection with this engagement, the special committee requested that Centerview evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties, and (ii) Dissenting Shares (as defined in the merger agreement) (we refer to the Shares described in clauses (i) and (ii), together with Shares held by any affiliate of Parent, as “Excluded Shares”)) of the Company, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. On September 12, 2015, Centerview rendered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the per share merger consideration proposed to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated September 12, 2015, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger, or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Financing of the Merger (Page 61)

We anticipate that the total funds needed by Parent and Merger Sub to:

•	pay our stockholders and holders of equity awards the amounts due to them under the merger agreement;

•	pay related fees and expenses in connection with the merger and associated transactions; and

•	repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the merger, including the purchase of the Company’s outstanding notes pursuant to a debt tender offer, which we refer to as the “debt tender offer,” and a change of control offer, which we refer to as the “change of control offer”, will be approximately $7.23 billion.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•	equity financing to be provided to Parent by VEPFV, which we refer to as the “VEPFV equity financing,” or other parties to whom it assigns a portion of its commitment, in an aggregate amount of up to $1.2 billion;

•	common and preferred equity financing to be provided to Parent by KSISH Investments, LLC, an indirect subsidiary of Koch Industries, Inc., which we refer to as “KSISH,” or other parties to whom KSISH assigns a portion of its commitment or with whom Vista arranges for alternative equity financing to replace all or a portion of KSISH’s commitment in an aggregate amount of up to $1.3 billion;

•	preferred equity financing to be provided to Parent by Broad Street Principal Investments, L.L.C., which we refer to as “BSPI,” and KSISH, or other parties to whom they assign a portion of their respective commitments, in an aggregate amount of up to $800 million;

•	debt financing in the form of a senior secured term facility in an aggregate amount of up to $1.9 billion to be provided by Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc. (acting through such of its affiliates or branches as it deems appropriate), Jefferies Finance LLC, an affiliate of Macquarie Capital (USA) Inc., Nomura Securities International, Inc. (acting through such of its affiliates or branches as it deems appropriate), UBS AG, Stamford Branch, KKR Corporate Lending LLC, MCS Corporate Lending LLC, Midland National Life Insurance Company, North American Company For Life And Health Insurance, Guggenheim Private Debt Fund Note Issuer, LLC, Security Benefit Life Insurance Company, NZC Guggenheim Fund LLC, and Maverick Enterprises, Inc., which, collectively, we refer to as the “debt commitment parties,” or other parties to whom the debt commitment parties assign a portion of their respective commitments;

•	the issuance by the Company of up to $2.03 billion in aggregate principal amount of senior unsecured notes, and borrowings under a senior unsecured bridge loan to be provided by the debt commitment parties, or other parties to whom the debt commitment parties assign a portion of their respective commitments, to the extent the proceeds of the issuance of senior unsecured notes are less than $2.03 billion; and

•	cash of the Company expected to be on hand and available at the closing in an amount of approximately $150 million.

We believe the amounts committed under the equity commitment letters and the debt commitment letters, each as described below, will be sufficient to complete the merger and pay related fees and expenses in connection with the merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the merger, including the purchase of the Company’s outstanding notes pursuant to the debt tender offer and change of control offer, but we cannot assure you of that. Those amounts may be insufficient if, among other things, VEPFV, KSISH and/or BSPI fail to purchase their respective committed amounts in breach of their respective equity commitment letters, the commitment parties under the debt commitment letter fail to fund the committed amounts in breach of such debt commitment letter, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Equity Commitments (Page 62)

Parent has entered into a letter agreement, dated as of September 13, 2015, with VEPFV, which we refer to as the “VEPFV equity commitment letter,” pursuant to which VEPFV committed to capitalize Parent, at or immediately prior to the effective time of the merger, with an aggregate common equity contribution in an amount of up to $1.2 billion, subject to the terms and conditions set forth therein. Under certain circumstances, the Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the VEPFV equity financing in connection with the consummation of the merger pursuant to the terms and conditions of the merger agreement and the VEPFV equity commitment letter.

Parent and Merger Sub have entered into a letter agreement, dated as of September 13, 2015, with KSISH, which we refer to as the “KSISH equity commitment letter,” pursuant to which KSISH has committed to purchase common and preferred equity of Parent in an aggregate amount of up to $1.3 billion, on the terms and subject to the conditions set forth in the KSISH equity commitment letter.

Parent and Merger Sub have entered into a letter agreement, dated as of September 13, 2015, with KSISH and BSPI, which we refer to as the “preferred equity commitment letter,” pursuant to which KSISH and BSPI have committed to severally, but not jointly, purchase preferred equity of Parent in an aggregate amount of up to $800 million, on the terms and subject to the conditions set forth in the preferred equity commitment letter.

We refer to the VEPFV equity commitment letter, the KSISH equity commitment letter and the preferred equity commitment letter, collectively, as the “equity commitment letters.”

For more information regarding the equity commitments, see “The Merger – Financing of the Merger – Equity Commitments.”

Debt Commitments (Page 63)

Parent and Merger Sub have entered into an amended and restated letter agreement, dated as of September 17, 2015, with the debt commitment parties, which we refer to as the “debt commitment letter,” pursuant to which the debt commitment parties have committed to provide debt financing in the form of a senior secured term facility and senior unsecured bridge facility (which would be utilized in the event that Merger Sub does not issue and sell the full amount of certain senior notes at or prior to the closing of the merger) of up to $3.93 billion to Parent and Merger Sub, on the terms and subject to the conditions set forth in the debt commitment letter. The debt commitment parties have also committed to provide a $300 million senior secured revolving credit facility. We refer to the aggregate amounts committed under the debt commitment letter as the “debt financing.”

For more information regarding the debt commitments, see “The Merger – Financing of the Merger – Debt Commitments.”

Limited Guarantee (Page 64)

Pursuant to the limited guarantee, dated September 13, 2015, delivered by VEPFV in favor of Parent, which we refer to as the “limited guarantee,” VEPFV has agreed to guarantee the due, punctual and complete payment by Parent to the Company of an amount equal to the Parent termination fee and certain cost and expense reimbursement obligations specified in the merger agreement, subject to an aggregate cap of $238.75 million.

Interests of Certain Persons in the Merger (Page 65)

In considering the recommendation of the special committee and the board of directors with respect to the proposed merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the cancellation and cash-out of options to acquire Company common stock, Company restricted stock units, which we refer to as “RSUs,” and performance-based restricted stock units of the Company, which we refer to as “PSUs,” in each case, based on the per share merger consideration;

•	certain severance and other separation benefits that may be payable upon termination of employment following the consummation of the merger;

•	entitlement to receive a cash retention and transaction bonus upon the consummation of the merger and, in the case of Mr. Aquila, in August 2016 if the merger does not occur;

•	compensation provided to the special committee for their services in connection with the transaction; and

•	entitlement to continued indemnification and insurance coverage under the merger agreement.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under the headings “The Merger – Interests of Certain Persons in the Merger” beginning on page 65 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 101.

Material U.S. Federal Income Tax Consequences of the Merger (Page 73)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of our common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 75)

Under the terms of the merger agreement, the merger cannot be completed until (1) the waiting period to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” has expired or been terminated, (2) the approval or clearance by the European Commission of the merger has been granted and (3) certain other regulatory approvals have been obtained or the waiting period under such regulations has expired or been terminated.

On September 24, 2015, the Company and Parent filed notification of the proposed merger with the Federal Trade Commission, or the “FTC,” and the Department of Justice, or the “DOJ,” under the HSR Act. On October 9, 2015, the FTC terminated the waiting period for the notification filed under the HSR Act.

In addition, filings were made on September 24, 2015, pursuant to Israel’s Restrictive Trade Practices Law, on October 2, 2015, pursuant to the Austrian Cartel Act, Brazil’s Law No. 12,529 and Germany’s Act Against

Restraints of Competition, on October 12, 2015, pursuant to the Russian Law on Protection of Competition, and on October 15, 2015, pursuant to the Anti-Monopoly Committee of Ukraine Act. On October 9, 2015, approval was received under Germany’s Act Against Restraints of Competition, on October 20, 2015, approval was received under Israel’s Restrictive Trade Practices Law and on October 23, 2015, approval was received under Brazil’s Law No. 12,529, which approval triggers a 15 calendar day waiting period that is scheduled to expire on November 9, 2015. The waiting period under the Austrian Cartel Act is scheduled to expire on October 30, 2015.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied on a timely basis or at all.

Litigation Relating to the Merger (Page 76)

On September 21, 2015, an alleged stockholder of the Company filed an action in the Court of Chancery of the State of Delaware on behalf of a putative class of the Company’s stockholders against the Company and its directors, Vista, Parent and Merger Sub. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by approving the merger agreement at an inadequate price and following an inadequate sale process, and that the Company, Vista, Parent and Merger Sub aided and abetted these alleged breaches of duty. The complainant seeks, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as an award of plaintiff’s attorneys’ fees and costs in the action. On October 13, 2015, the defendants moved to dismiss the complaint for failure to state a claim. On October 21, 2015, the plaintiff filed an amended complaint that added allegations contending that the Company’s disclosure contained in the preliminary version of this proxy statement misstated or failed to disclose certain allegedly material information to Company stockholders. On October 22, 2015, the plaintiff filed a motion for a preliminary injunction seeking to enjoin the holding of the special meeting based upon the claim that the Company’s public disclosures were inadequate, as well as a motion seeking expedited proceedings. The defendants deny any wrongdoing in connection with the merger and plan to defend vigorously against the claims set forth in the amended complaint and any injunction motion.

The Merger Agreement (Page 77)

Treatment of Company Stock Plans (Page 78)

•	Common Stock. At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than excluded Company shares) will be converted into the right to receive the per share merger consideration, without interest and less any applicable withholding taxes. Each share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of our common stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties, shall remain outstanding and will be unaffected by the merger. Our common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 105 and such common stock will be cancelled and cease to be outstanding.

•

Stock Options. At the effective time of the merger, each outstanding option to acquire Company common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash amount equal to the product of (1) the per share merger consideration minus the applicable exercise price and (2) the number of shares subject to such option, less any required withholdings or deductions. Notwithstanding the foregoing, each option subject to performance-based conditions for which the performance period has not completed as of immediately prior to the effective time of the merger, which we refer to as a “performance option,” will be converted into the right to receive a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such performance option, and any performance option that remains unvested or has not satisfied its performance vesting condition and that is outstanding as of the effective time of the merger will terminate without consideration upon the effective time of the merger. Any option (including any performance option) outstanding immediately prior to the effective time of the merger that has an exercise price which is greater than the per share merger consideration will terminate without consideration upon the effective time of the merger. The payments in respect of options and performance options will be paid as promptly as practicable, but no later than 10 business days, following the effective time of the merger, without interest and less any applicable withholding taxes.

•	Restricted Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding RSU will accelerate in full and each RSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such RSU, less any required withholdings or deductions. The payments in respect of such RSUs will be paid, without interest, as promptly as practicable, but no later than 10 business days, following the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the “tax code,” following the effective time of the merger.

•	Performance-Based Restricted Share Units. At the effective time of the merger, each outstanding PSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such PSU, less any required withholdings or deductions. Notwithstanding the foregoing, each PSU for which the performance period has not completed as of immediately prior to the effective time of the merger will accelerate and vest only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such PSU, or in the event the applicable agreement, plan or arrangement does not contain such change in control-related vesting provisions, the number of shares that will be subject to such PSU as of the effective time of the merger will be based on the higher of target and actual performance through the effective time, as reasonably determined by the compensation committee of the board of directors. Each PSU whose performance criteria has not been satisfied or whose vesting has not been accelerated as of the effective time of the merger (including pursuant to the treatment provided above) will terminate without consideration. The payments in respect of such PSUs will be paid, without interest, as promptly as practicable, but no later than 10 business days, following the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the tax code following the effective time of the merger.

Go-Shop Period; No Solicitation or Negotiation of Takeover Proposals (Page 87)

Except as may relate to a party referred to in this proxy statement as “Party B” during the go-shop period described below or after such period with respect to Party B if the Company has received from Party B during such period a written acquisition proposal (as defined below) that the board of directors or the special committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would reasonably be expected to lead to a superior proposal, neither the Company nor any of its subsidiaries nor any of their respective directors and officers may, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions (other than informing any person of the non-solicitation provisions of the merger agreement) or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	approve, endorse, recommend, or enter into any contract relating to an acquisition proposal (other than an acceptable confidentiality agreement).

Notwithstanding the restrictions described above, until 11:59 p.m. (New York City time) on October 11, 2015, which we refer to as the “go-shop period,” we and our subsidiaries and our respective directors, officers and other representatives will have the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers from Party B that constitute, or could reasonably be expected to lead to, an acquisition proposal and to otherwise facilitate any effort or attempt by Party B to make an acquisition proposal, including by way of providing access to non-public information to Party B pursuant to an acceptable confidentiality agreement (but the Company must promptly (and in any event within twenty-four hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company provides to Party B that was not previously made available to Parent or Merger Sub);

•	initiate, engage in, continue or otherwise participate in any discussions or negotiations with Party B regarding any acquisition proposal; or

•	otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, or any effort or attempt to make any acquisition proposal by, Party B.

If the merger agreement is terminated to enter into a superior proposal with Party B prior to October 12, 2015, the Company will be required to pay to Parent a termination fee of $38.15 million and reimburse the Parent expenses described below up to a cap of $5 million. Upon termination of the merger agreement under specified circumstances (other than in the circumstances described above in connection with a superior proposal by the excluded person), the Company will be required to pay Parent a termination fee in an amount equal to $114.4 million. See “The Merger Agreement – Termination Fees and Expenses” beginning on page 98.

Conditions to Completion of the Merger (Page 95)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement and the absence of a Company material adverse effect. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 95.

Termination of the Merger Agreement (Page 97)

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of the Company and Parent; or

•	by either Parent or the Company if:

•	the merger is not consummated by March 15, 2016, which we refer to as the “termination date”; provided, however, that this right to terminate the merger agreement will not be available to any party if the failure of the merger to be consummated on or before such date is attributable to the failure of such party to perform any of its obligations under the merger agreement, which we refer to as an “outside date termination”;

•	the Company stockholders fail to adopt the merger agreement at the Company stockholders meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder no-vote termination”; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable; or

•	by the Company:

•	at any time prior to the time the requisite Company vote is obtained, if the Company board or the special committee authorizes the Company to enter into, and the Company so enters into, an alternative acquisition agreement with respect to a superior proposal and the Company pays to Parent the Company termination fee, which we refer to as a “superior proposal termination”; or

•	at any time prior to the effective time of the merger, if Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement, such that the conditions to the obligation of the Company to close would not be satisfied, except if such breach or untruth is capable of being cured by the termination date and has been cured prior to the earlier of (i) 30 days after delivery of written notice from the Company of such breach or untruth to Parent and (ii) two business days prior to the termination date; provided, that the Company is not then in material breach of the merger agreement so as to cause any of the conditions to closing not to be capable of being satisfied, which we refer to as a “Parent breach termination”; or

•	at any time prior to the effective time of the merger, if:

•	all of the conditions to the parties’ mutual obligation to close and to Parent’s obligation to close have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing);

•	Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within three business days following the date on which the closing should have occurred; and

•	the Company stood ready and willing to consummate such transactions, which we refer to as a “failure to close termination”; or

•	by Parent if:

•	the Company board or the special committee has made and not withdrawn a change of recommendation, which we refer to as a “change in recommendation termination”; or

•	the Company breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to Parent’s obligations to close would not be satisfied, except if such breach or untruth is capable of being cured by the termination date and has been cured prior to the earlier of (i) 30 days after delivery of written notice from Parent of such breach or untruth to the Company and (ii) two business days prior to the termination date; provided, that Parent is not then in material breach of the merger agreement so as to cause any of the conditions to closing not to be capable of being satisfied, which we refer to as a “Company breach termination.”

Termination Fees (Page 98)

The Company must pay Parent, prior to or currently with such termination, a termination fee of $38.15 million (plus payment by the Company to Parent of all reasonable and documented out-of-pocket expenses, which shall not be greater than $5 million) if the Company effects a superior proposal termination to enter into an alternative acquisition agreement with Party B prior to the end of the go-shop period.

The Company must pay Parent a termination fee of $114.4 million (less any expenses previously paid to Parent) if:

•	Each of the following occurs:

•	an acquisition proposal has been made or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal, in each case after the date of the merger agreement and that has not been publicly withdrawn;

•	Parent or the Company effects an outside date termination or a stockholder no-vote termination or Parent effects a Company breach termination; and

•	within 12 months of termination, the Company consummates, or executes an alternative acquisition agreement with respect to, an acquisition proposal (which may be consummated at a later date and for which 50% should be substituted for 15% in the definition of “acquisition proposal”);

•	Parent effects a change in recommendation termination; or

•	the Company effects a superior proposal termination to enter into an alternative acquisition agreement with a person (other than Party B in the circumstances described above).

If the Company termination fee is payable under the circumstances described in the first bullet point above, the Company termination fee must be paid promptly following, but in no event later than five days after, the consummation of such acquisition proposal. If the Company termination fee is payable under the circumstances described in the second bullet point above, the Company termination fee must be paid promptly following, but in no event later than five days after, the date of such termination. If the Company termination fee is payable under the circumstances described in the third bullet point above, the termination fee must be paid prior to or concurrently with such termination.

The Company must reimburse Parent, within two business days of any termination described below, for all reasonable and documented out-of-pocket expenses incurred by Parent, Merger Sub, VEPFV or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, which we refer to as the “Parent expenses,” up to a cap of $5 million, if:

•	Parent or the Company effects a stockholder no-vote termination;

•	(i) an acquisition proposal is made or publicly announced and not publicly withdrawn and (ii) Parent effects a Company breach termination; or

•	the Company effects a superior proposal termination prior to the end of the go-shop period to enter into an alternative acquisition agreement with Party B.

Parent must pay the Company, promptly, but in no event later than five days after the date of such termination, a termination fee of $228.75 million, which we refer to as the “Parent termination fee,” in the following circumstances:

•	if Parent effects an outside date termination and the Company would have been entitled to effect a Parent breach termination or a failure to close termination;

•	the Company effects a Parent breach termination; or

•	the Company effects a failure to close termination.

Expenses (Page 99)

Subject to certain exceptions, including the obligation of the Company to pay the Parent expenses if the merger agreement is terminated under certain circumstances as described above, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

If the Company or Parent, as the case may be, fails to promptly pay any of the fees or expenses described above, and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of such fees or expenses, such paying party must pay to the other party or parties, as applicable, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment.

Specific Performance (Page 100)

The parties have agreed in the merger agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. The parties agreed that they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. In addition, the parties have agreed that prior to the closing, the Company will be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the VEPFV common equity financing and to cause Parent or Merger Sub to consummate the merger if, and only if:

•	the marketing period has ended and all mutual conditions to closing and conditions to the obligations of Parent and Merger Sub to close (other than those conditions that by their nature are to be satisfied at the closing) have been or will have been satisfied at the time when the closing would be required to occur but for the failure of the common equity financing to be funded pursuant to the terms and conditions of the equity commitment letters;

•	Parent and Merger Sub fail to complete the closing in accordance with the merger agreement;

•	the third party financing (or, if alternative financing with respect thereto) has been funded or the third party financing sources have confirmed to Parent in writing that the third party financing will be funded at the closing if the common equity financings are funded at the closing; and

•	the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by the merger agreement.

If any party brings an action to enforce specifically the terms of the merger agreement, the termination date will automatically be extended to the twentieth business day following the resolution of such action or any other time period established by the court presiding over such action.

Market Price of Common Stock (Page 102)

The closing price of our common stock on the New York Stock Exchange, or the “NYSE,” on September 11, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $49.45 per share of common stock. On October 29, 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $54.17 per share of common stock, each share of which is entitled to one vote. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 105)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 105 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 108)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 110.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the “merger.” As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $55.85 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $5,585.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The per share merger consideration represents (i) an unaffected premium of approximately 53% to the closing price of our common stock on August 3, 2015, prior to the subsequent increase in trading price and volume of the Company shares, (ii) a premium of approximately 13% to the closing price of our common stock on September 11, 2015, the last day of trading prior to the public announcement of the execution of the merger agreement, and (iii) unaffected premia of 42% and 25% over the volume-weighted average closing prices for Company shares for the 30-calendar day and 90-calendar day periods, respectively, ending immediately before August 3, 2015.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors, acting on the recommendation of the special committee, composed of entirely independent directors, recommends that our stockholders vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A.	We currently expect that our directors and current executive officers will vote all of their shares of Company common stock in favor of the adoption of the merger agreement, although no director or executive officer has entered into any agreement containing an obligation to do so. As of October 26, 2015, the record date for the special meeting, our directors and current executive officers owned, in the aggregate, 540,487 shares of our common stock, or collectively approximately 0.8 percent of the outstanding shares of Company common stock entitled to vote at the special meeting.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we expect the merger to be completed no later than the first calendar quarter of 2016.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, or to reimburse Parent and its affiliates for their reasonable and documented out-of-pocket fees and expenses as described under “The Merger Agreement – Termination Fees and Expenses” beginning on page 98.

Q.	What conditions must be satisfied to complete the merger?

A.	Consummation of the merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the affirmative vote of holders of a majority of our outstanding shares of our common stock entitled to vote thereon, (ii) the waiting period to the consummation of the merger under the HSR Act must have expired or been terminated, and certain other regulatory approvals must have been obtained or the waiting period under such regulations must have expired or been terminated, and (iii) other customary closing conditions, including (a) the absence of any legal prohibitions, (b) the accuracy of the representations and warranties of the parties, (c) compliance by the parties with their respective obligations under the merger agreement and (d) the absence of a Company material adverse effect.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 95.

Although the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition, the merger agreement provides that, without Parent’s agreement, the closing of the merger will not occur earlier than the first business day after the expiration of the marketing period. For a more complete summary of the marketing period, see “The Merger Agreement – Marketing Period” beginning on page 93.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” on page 73) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Company equity-based awards receive in the merger?

A:	At the effective time of the merger:

•	Each outstanding option to acquire our common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash amount equal to the product of (1) the per share merger consideration minus the applicable exercise price and (2) the number of shares subject to such option, less any required withholdings or deductions. Notwithstanding the foregoing, each performance option will be converted into the right to receive a cash amount only to the extent provided by the change in control-related vesting provision in the agreement, plan or arrangement covering such performance option. Any option (including any performance option) that has any exercise price which is greater than the per share merger consideration will terminate without consideration.

•	Any vesting conditions applicable to each outstanding RSU will accelerate in full and each RSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such RSU, less any required withholdings or deductions.

•	Each outstanding PSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such PSU, less any required withholdings or deductions. Notwithstanding the foregoing, each PSU for which the performance period has not completed as of immediately prior to the effective time of the merger will accelerate and vest and entitle the holder to a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such PSU, and in the event the applicable agreement, plan or arrangement does not contain such change in control-related vesting provisions, the number of shares that will be subject to such PSU as of the effective time of the merger will be based on the higher of target and actual performance through the effective time, as reasonably determined by the compensation committee of the board of directors.

•	Any payment to which a holder of options, RSUs or PSUs may become entitled to receive will be paid through the surviving corporation’s payroll systems as soon as reasonably practicable following the effective time of the merger (but in any event no later than 10 business days following the effective time of the merger). However, any payment in respect of an RSU or PSU that constitutes nonqualified deferred compensation subject to Section 409A of the tax code, will be paid at the earliest time permitted under the applicable plans that will not trigger interest or penalties under Section 409A.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on December 8, 2015 at 8:00 a.m. Central time, at the Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Therefore, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, this compensation, including amounts that the Company is contractually obligated to pay, may be paid or become payable regardless of the outcome of the advisory vote.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock present in person or represented by proxy, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

As of close of business on the record date, there were 67,241,204 outstanding shares of Company common stock.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the special committee and the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger – Interests of Certain Persons in the Merger” beginning on page 65 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 101.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, which we refer to as “broker non-votes,” and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of our common stock as of the close of business on October 26, 2015, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of the Company common stock held of record as of the record date, October 26, 2015. As of close of business on the record date, there were 67,241,204 outstanding shares of Company common stock.

Q.	What is a quorum?

A.	The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy – stockholders of record have a choice of voting by proxy:

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person – you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the special meeting or by notifying the Company’s Secretary in writing at: Solera Holdings, Inc., Attention: Secretary, 7 Village Circle, Suite 100, Westlake, Texas 76262.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

For the proposal to approve the merger-related executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of common stock after the record date but before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy)

are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson Inc. a fee of $15,000. The Company has also agreed to reimburse Georgeson Inc. for, pay directly, or, where requested in special situations, advance sufficient funds to Georgeson Inc. for the payment of, certain fees, costs and expenses and will also indemnify Georgeson Inc., its affiliates and their respective stockholders, officers, directors, employees and agents against certain claims, liabilities, losses, damages, costs, charges, counsel fees and expenses, payments and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal after the completion of the merger describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of our common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.

Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 105. For the full text of Section 262 of the DGCL, please see Annex B hereto.

Q.	What is householding and how does it affect me?

A.	The Securities and Exchange Commission, which we refer to as the “SEC,” permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at (866) 482-4931 or via email at SoleraProxy@georgeson.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain assumptions, expectations, projections, intentions or beliefs about future events that are intended to be “forward-looking statements.” All statements included or incorporated by reference in this proxy statement, other than statements that are historical facts, are forward-looking statements. The words “believe,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filing on Form 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the failure of any of the parties to the transactions contemplated by the merger agreement to obtain the necessary debt financing set forth in the debt commitment letter received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of the announcement of the merger on our business relationships, standing with regulators, operating results and business generally; and

•	the amount of any costs, fees, expenses, impairments and charges related to the merger.

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this proxy statement. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER

The Company

Solera Holdings, Inc.

7 Village Circle, Suite 100

Westlake, Texas 76262

Tel: (817) 961-2100

The Company is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global property & casualty insurance industry. We are active in over 75 countries across six continents. Our companies include: Audatex in the United States, Canada and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander, serving the North American recycling market; AUTOonline, providing salvage disposition in a number of European and Latin American countries; IMS, providing medical review services; Explore, providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the SMR market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims.

For more information about the Company, please visit our website at www.solerainc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 110.

The Company’s common stock is listed on the NYSE under the symbol “SLH.”

Parent

Summertime Holding Corp.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Tel: (415) 765-6500

Parent was formed on August 28, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Merger Sub

Summertime Acquisition Corp.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Tel: (415) 765-6500

Merger Sub is a wholly-owned indirect subsidiary of Parent and was formed on August 28, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.

Parent, Merger Sub and VEPFV are affiliated with Vista Equity Partners, a leading private equity firm focused on investments in software, data and technology-enabled companies.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the special meeting to be held on December 8, 2015, at 8:00 a.m. Central time, at the Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on October 26, 2015 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 67,241,204 shares of our common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of our common stock that you owned on the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned. If we adjourn the special meeting for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting in accordance with our bylaws.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please send proof of your ownership to Solera Holdings, Inc., Attention: Secretary, 7 Village Circle, Suite 100, Westlake, Texas 76262, and the Company will send you an admission ticket. Alternatively, please bring to the special meeting proof of your beneficial ownership of our common stock. Acceptable proof could include an account statement showing that you owned shares of the Company common stock on the record date, October 26, 2015. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or to attend in person the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to approve the merger-related executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or to attend in person the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy – stockholders of record have a choice of voting by proxy:

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person – you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

If you have any questions or need assistance voting your shares, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at (866) 482-4931 or via email at SoleraProxy@georgeson.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF OUR COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Shares Held by the Company’s Directors and Executive Officers

As of October 26, 2015, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 540,487 shares of our common stock, representing 0.8 percent of the outstanding shares of our common stock. We currently expect that the Company’s directors and executive officers will vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, although none of them is obligated to do so.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Solera Holdings, Inc., Attention: Secretary, 7 Village Circle, Suite 100, Westlake, Texas 76262.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Any adjournment of the special meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned. If we adjourn the special meeting for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting in accordance with our bylaws.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we expect the merger to be completed no later than the first calendar quarter of 2016. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger – Closing and Effective Time of the Merger” beginning on page 65.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 105 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson Inc. a fee of $15,000. The Company has also agreed to reimburse Georgeson Inc. for, pay directly, or, where requested in special situations, advance sufficient funds to Georgeson Inc. for the payment of, certain fees, costs and expenses and will also indemnify Georgeson Inc., its affiliates and their respective stockholders, officers, directors, employees and agents against certain claims, liabilities, losses, damages, costs, charges, counsel fees and expenses, payments and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson Inc., our proxy solicitor, by calling toll-free at (866) 482-4931 or via email at SoleraProxy@georgeson.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to exist following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Per Share Merger Consideration

In the merger, each outstanding share of our common stock (other than excluded Company shares) will be converted into the right to receive an amount in cash equal to $55.85, without interest thereon, less any applicable withholding taxes.

Background of the Merger

As part of its ongoing evaluation of the Company’s business, the board of directors, together with senior management of the Company, periodically reviews the Company’s operations, financial performance, strategic initiatives and industry conditions with the goal of maximizing stockholder value. As part of this ongoing evaluation, the board of directors has from time to time evaluated the Company’s long-term plan and considered a variety of strategic opportunities involving the Company, including acquisitions and other financial and strategic alternatives, taking into account the Company’s business strategy, changes in the industry, execution risks and investments in new products and business lines.

From time to time over the last two years, representatives of private equity firms have contacted senior management of the Company regarding the Company’s interest in a potential business combination transaction, but none of these contacts proceeded past preliminary inquiries. In May 2015, in light of shifting industry dynamics and a desire to maximize stockholder value, the board of directors authorized Mr. Tony Aquila, founder, Chairman of the Board, Chief Executive Officer and President of the Company, to engage in discussions regarding the Company, its prospects and a potential strategic transaction with representatives of private equity firms, in light of the interest in the Company previously expressed by private equity firms. Thereafter, from time to time, Mr. Aquila, with the assistance of representatives of Rothschild Inc., financial advisor to the Company, which we refer to as “Rothschild,” held informal meetings with representatives from private equity firms, which meetings did not proceed to the point of entering into a confidentiality agreement or sharing non-public information regarding the Company with any such private equity firm prior to the commencement of the strategic review process discussed below.

On July 19, 2015, the Company received a written non-binding indication of interest from a private equity firm, which we refer to as “Party A,” for an all-cash acquisition of the Company at a price between $56.00 and $58.00 per share. Party A’s indication of interest contemplated exclusivity and a continued role for Mr. Aquila and the Company’s management team following such potential transaction.

On July 20, 2015, the board of directors held a regularly scheduled meeting for the purpose of conducting its regular review of the Company’s annual fiscal results and long-term plan. At the meeting, members of senior management reviewed with the board of directors the Company’s preliminary results from the recently completed fiscal year 2015 and an internal long-term plan for fiscal years 2016 – 2019 prepared by Company management, which reflected the Company’s execution on its long-term diversification strategy and the market response thereto, planned and actual investments by the Company, the competitive landscape and the Company’s debt ratings following a recent bond offering. After the discussion, the board of directors approved such long-term plan. The board of directors then met in executive session without any members of management, other than Mr. Aquila, present to review Party A’s indication of interest. In response to the indication of interest and the fact that Party A contemplated the participation of Mr. Aquila and Company management following a potential transaction, the board of directors formed the special committee, consisting of three independent and disinterested directors, to oversee a review of the Company’s strategic alternatives: Stuart J. Yarbrough (as chairman), Patrick D. Campbell and Thomas A. Dattilo. The board of directors authorized the special committee to, among other things, review and evaluate the Company’s standalone business prospects and the various strategic alternatives available to it, identify and engage its own advisors, including an investment banking firm to serve as its financial advisor, oversee the day-to-day process relating to its review of and make a recommendation to the board of directors with respect to such strategic alternatives, and further provided that the board of directors would not recommend a possible transaction or alternative thereto without a prior favorable recommendation by the special committee.

On July 22, 2015, the special committee held a meeting attended by representatives of Sullivan & Cromwell LLP, legal advisor to the special committee, which we refer to as “Sullivan & Cromwell.” At the meeting, the special committee determined to instruct Company management to compile due diligence materials, including the Company’s long-term plan, to be provided to potential financial advisors to the special committee.

Between July 22, 2015 and July 25, 2015, Mr. Yarbrough engaged in discussions with representatives from three investment banks, including Centerview Partners LLC, which we refer to as “Centerview,” regarding a potential engagement as financial advisor to the special committee. On July 25, 2015, the special committee held a meeting attended by representatives of Sullivan & Cromwell and at which representatives from each of the three investment banks participated separately. In connection with the meeting, representatives of each investment bank disclosed any potential conflicts of interest and at the meeting, representatives of each investment bank responded to various questions asked of them by the members of the special committee. Later on July 25, 2015, the special committee determined to retain Centerview as financial advisor to the special committee, in light of Centerview’s reputation and substantial knowledge and expertise with respect to the technology and information services industry and mergers and acquisitions transactions generally.

On July 30, 2015, the special committee held a meeting with representatives of Sullivan & Cromwell and Centerview. At the meeting, representatives of Centerview discussed with the special committee, among other things, Centerview’s preliminary valuation observations, based on publicly available information, with respect to the Company. The representatives of Centerview also reviewed with the special committee an indicative list of parties which Centerview believed would be potentially interested in pursuing such a business combination transaction involving the Company, including six strategic companies that were selected based on their business initiatives and stated future plans, and six financial sponsors, including Vista, that were selected based on their experience and interest in the technology and information services industry and capability to execute and finance such a transaction, certain of which financial sponsors had previously had conversations with Mr. Aquila from and after May 2015 regarding a potential transaction with the Company. The members of the special committee determined, based on their knowledge of the industry and the Company, the preliminary observations of Centerview, the strategic alternatives potentially available to the Company, including remaining as an independent public company, and the indication of interest received from Party A, that it was in the best interests of the Company and its stockholders to take steps to further explore a potential business combination transaction involving the Company. The members of the special committee also approved the indicative list of parties and determined that Centerview should contact each of the parties on the indicative list to gauge its interest in a potential transaction, except for one of the strategic companies, Party B, which the special committee determined should not be contacted at that time due to the fact that Party B was a competitor of the Company, which gave rise to concerns about the potential detrimental impacts of sharing with such a competitor competitively sensitive information concerning the Company and the fact that the Company was considering a potential transaction, as well as concerns regarding the possible adverse effect on relations with the Company’s customers and employees should it become publicly known that the Company was considering a potential transaction with such a competitor. The special committee also approved a set of rules that Company management would be required to follow during the special committee’s review and evaluation of strategic alternatives, including requirements not to engage in discussions regarding any compensation, retention or investment arrangements with prospective bidders and not to favor one prospective bidder over other prospective bidders. After the meeting, a document summarizing these rules was provided to members of Company management.

Following the July 30 special committee meeting, at the direction of the special committee, Company management began preparing a long-term plan, consistent with the long-term plan that the board of directors had previously approved at the July 20 board of directors meeting, that could be shared with prospective bidders.

Between July 30, 2015 and August 4, 2015, Centerview, at the special committee’s direction, contacted the six financial sponsors and the five remaining strategic companies (those other than Party B) from the indicative list of potentially interested parties identified during the July 30 meeting, and with the approval of Mr. Yarbrough, five additional financial sponsors, selected based on their experience and interest in the technology and information services industry and capability to execute and finance such a transaction and one additional strategic company selected based on its business initiatives and stated future plans, regarding their interest in exploring a potential transaction with the Company. Between August 1, 2015 and August 10, 2015, the Company entered into confidentiality agreements with Vista, Party A and four other private equity firms, which we refer to as “Party C,” “Party D,” “Party E” and “Party F.” Each of the confidentiality agreements entered into by the Company contained a standstill provision that automatically terminated upon the Company entering into a definitive agreement with respect to a sale transaction. After executing a confidentiality agreement, each party received access to an electronic data room containing due diligence information about the Company.

On August 3, 2015, representatives of Party A participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations.

On August 5, 2015, the special committee held a meeting with representatives of Centerview and Sullivan & Cromwell. At the meeting, the representatives of Centerview provided an update to the special committee regarding Centerview’s preliminary discussions with the parties it had contacted regarding a potential transaction, noting that the parties had been instructed not to contact potential debt financing sources at this stage in the process, that certain of the financial sponsors contacted by Centerview had expressed enthusiasm about exploring a potential transaction and that to date, none of the strategic parties contacted by Centerview had expressed interest in exploring a potential transaction.

Later that day, the board of directors held a meeting with members of Company management and representatives of Sullivan & Cromwell and Centerview. At the meeting, members of Company management reviewed with the board of directors a long-term plan and alternatives thereto for fiscal years 2016 – 2020 that could be shared with prospective bidders, which long-term plan is described further below under the heading “–Certain Unaudited Company Forecasts”. This long-term plan was generally consistent with the long-term plan the board of directors previously approved at the July 20 board of directors meeting, with the differences being attributable to decreased revenues and expenses reflecting the strengthening of the U.S. dollar over the prior year against most major currencies the Company uses to transact its business and additional revenues from M&A investment activities and certain developing business lines, as well as the inclusion of one additional year of forecasts. After the discussion, the board of directors approved the revised long-term plan and alternatives thereto on the terms presented to it and authorized Company management to present such long-term plan and alternatives to prospective bidders.

On August 7, 2015, representatives of Vista participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations.

Through the end of the first week of August, five of the financial sponsors, including Party E, and each of the six strategic companies contacted by Centerview indicated to representatives of Centerview that they would not participate in the process due to, among other reasons, their involvement in other transactions or concerns about being able to provide a competitive valuation.

On August 8, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton & Finger, P.A., Delaware counsel to the special committee, which we refer to as “Richards, Layton.” At the meeting, representatives of Centerview reviewed with the special committee Centerview’s discussions with the potentially interested parties it had previously contacted, and the special committee discussed with the representatives of Centerview the potential timing for prospective bidders to progress their due diligence and submit indications of interest with respect to a potential transaction. The special committee also discussed with representatives of Centerview the increase in the trading price and the volume of the Company shares subsequent to August 3, 2015.

On August 10, 2015, at the direction of the special committee, Centerview sent a letter to Vista, Party A, Party C, Party D and Party F, inviting each to submit a written non-binding indication of interest for a potential transaction involving the Company by August 17, 2015.

On August 11, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview provided an update to the special committee on the status of the process, including the due diligence activities conducted to date by prospective bidders, a schedule of upcoming management meetings with certain prospective bidders and the financing environment associated with a potential transaction. The members of the special committee also discussed the need for potentially interested parties to begin discussions with debt financing sources in order to formulate a bid and the risks of a leak if too many debt financing sources were contacted. The special committee then discussed the fact that Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” was familiar with the Company’s capital structure and debt investors, given its participation in the Company’s recent financings, that Goldman Sachs was not acting as a financial advisor to any of the prospective bidders, and that Goldman Sachs could potentially discuss potential debt financing terms with the prospective bidders. The special committee determined that the Company and its representatives should contact representatives of Goldman Sachs in order to facilitate discussions regarding potential debt financing terms with prospective bidders.

Later that day, the special committee held a meeting with representatives of Sullivan & Cromwell, Richards, Layton and Pearl Meyer & Co., compensation consultant to the special committee, which we refer to as “Pearl Meyer,” to discuss a potential management retention plan in connection with a potential transaction. At the meeting, a representative of Pearl Meyer reviewed with the special committee materials Pearl Meyer had prepared regarding management compensation in precedent transactions. The special committee determined to obtain additional analysis from Pearl Meyer prior to making any determination regarding a potential management retention plan.

On August 12, 2015, the Company and Goldman Sachs entered into a letter agreement enabling Goldman Sachs, on a non-exclusive basis, to begin conducting a review of indicative debt and equity financing terms that it could potentially make available to prospective bidders in connection with their respective indications of interest.

On August 13, 2015, representatives of Party F participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations.

Also on August 13, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview updated the special committee on the ongoing discussions between Centerview and prospective bidders and the work conducted to date by Goldman Sachs in providing prospective bidders with indicative debt financing terms. The representatives of Centerview also discussed with the special committee Centerview’s preliminary valuation perspectives with respect to the Company based on, among other things, the long-term plan approved by the board of directors on August 5, 2015. The special committee determined, based on such long-term plan, Centerview’s preliminary valuation perspectives, the Company’s past stock price performance, the valuation implied by Party A’s indication of interest and the interest expressed and due diligence activities conducted by prospective bidders to date, to continue to explore a potential business combination transaction involving the

Company. The special committee also considered the potential for Party B, which the special committee had previously determined not to invite to submit an indication of interest due to competitive and confidentiality concerns, to make a bid following the execution of any definitive transaction agreement and the ability to structure the termination fee and other terms of any such definitive transaction agreement so as to permit Party B or other persons, including those not participating in the sale process, to submit a bid and to give the Company the right to accept a superior proposal from Party B or any such other person.

Also on August 13, 2015, the special committee determined, in light of the corporate governance considerations associated with the adoption of any management retention plan, that the evaluation of such a management retention plan should be conducted through the compensation committee of the board of directors.

On August 14, 2015, representatives of Party C participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations.

By August 17, 2015, the date by which prospective bidders had been invited to submit their initial indications of interest, each of Party D and Party F contacted representatives of Centerview and informed them that it would not submit a bid. During the course of August 17, 2015, Centerview received written non-binding indications of interest for an all-cash acquisition of the Company from Vista, Party A and Party C. Vista’s indication of interest offered $63.00 per share and indicated that Vista could complete its due diligence and execute definitive transaction documentation by the first week of September. Party A’s indication of interest offered $60.00 per share and indicated that Party A could complete its due diligence and execute definitive transaction documentation by the end of August. Party C’s indication of interest offered between $60.00 and $62.00 per share and indicated that Party C could complete its due diligence by mid-September and execute definitive transaction documentation by the end of September. Representatives of Centerview reported these results and provided copies of the indications of interest received to the special committee and representatives of Sullivan & Cromwell, and also engaged in discussions with representatives of each of the bidders in order to obtain additional information regarding the terms of, and conditions to, their indications of interest.

On the evening of August 17, 2015 and on the morning of August 18, 2015, the special committee held meetings with representatives of Centerview, Sullivan & Cromwell and Richards, Layton to review the three indications of interest received. After discussing the bidders’ proposed offer prices and proposed timeframes for executing definitive transaction documentation, the special committee determined to invite each of the three bidders that had submitted initial indications of interest to continue to explore a potential transaction with the Company, and instructed representatives of Centerview to engage in further discussions with each such bidder.

Between August 18, 2015 and August 21, 2015, in light of incoming requests from the prospective bidders to contact potential debt and equity financing sources and the desire of the special committee to enable prospective bidders to work with financing sources on a non-exclusive basis, with the authorization of the special committee, the Company also entered into confidentiality agreements with Koch Equity Development, LLC, a subsidiary of Koch Industries, Inc., which we refer to as “Koch,” and three other parties, two of which we refer to as “Party G” and “Party H”, each of which the Company had identified with the assistance of Rothschild as parties that could potentially provide equity financing to prospective bidders. After executing a confidentiality agreement, each party received access to the electronic data room.

On the evening of August 18, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview updated the special committee regarding Centerview’s ongoing discussions regarding valuation, proposed timeframes for execution of definitive transaction agreements, financing plans and due diligence agendas of each of the three bidders that had submitted initial indications of interest. The special committee discussed an invitation extended by Party A to Mr. Aquila to attend a meeting of Party A’s partners scheduled for the next day. The special committee determined it would be in the best interests of the process for Mr. Aquila to attend such meeting and reiterated the instructions it had previously issued that Mr. Aquila should not engage in any discussions with representatives of Party A regarding retention and compensation matters in connection with a potential transaction or favor Party A over other prospective bidders with respect to a potential transaction.

During the course of August 19, 2015, the Company learned that Bloomberg intended to publish a news story reporting that the Company had approached several private equity firms, including Vista, regarding a potential acquisition of the Company. That afternoon, the board of directors held a meeting with members of Company management, Centerview, Rothschild and Sullivan & Cromwell to review the status of the process to date. At the meeting, the board of directors authorized members of Company management, in consultation with the special committee and advisors to the Company and the special committee, to release an announcement regarding the Company’s ongoing review of strategic alternatives following the publication of the Bloomberg news story. Bloomberg published its news story that day and on August 20, 2015, the Company issued a press release announcing that the Company had formed the special committee and was undertaking a review of its strategic alternatives.

On August 20, 2015, representatives of Koch participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations and Koch’s willingness to provide equity financing to prospective bidders in connection with a potential business combination transaction.

On August 21, 2015, following the issuance of the press release regarding the Company’s review of its strategic alternatives, representatives of Party B contacted representatives of Centerview, informing them that Party B was interested in discussing a potential transaction involving the Company. On August 22, 2015, Party B delivered a written letter indicating that it was interested in exploring a potential transaction with the Company at an unspecified valuation, that it was confident it could obtain the requisite financing and that it could work expeditiously to finalize a proposal.

From August 21, 2015 to August 23, 2015, with the authorization of the special committee, representatives of Centerview engaged in discussions with representatives of the financial advisor to Party B in order to better understand Party B’s level of interest in the Company and the potential terms of Party B’s proposal, including its financing plan and whether any such proposal would include stock consideration. During these conversations, representatives of Party B indicated that Party B would be able to offer a value in excess of the highest publicly rumored bid of $63.00 per share and could execute a definitive transaction agreement within approximately ten calendar days, and representatives of Centerview thereafter reported such indication to the special committee.

On August 23, 2015, the compensation committee of the board of directors held a meeting. At the meeting, the compensation committee of the board of directors reviewed and approved the terms of a proposed retention and transaction success program with an aggregate payment amount of $33 million for certain members of Company management and key employees, which was designed to preserve the value of the Company and to provide an additional incentive for certain members of Company management and key employees to continue in employment and contribute towards the successful ongoing operations of the Company’s business and the completion of any strategic transaction involving the Company. The Company publicly announced the approval of the retention and transaction success program on August 25, 2015.

Also on August 23, 2015, the special committee held a meeting with representatives of Centerview and Sullivan & Cromwell. At the meeting, the special committee discussed the benefits and risks of inviting Party B to participate in the process, including the potential detrimental impacts on the process of a leak that Party B was considering a bid and of sharing competitively sensitive information with a competitor, concerns with Party B’s ability to finance a potential transaction, including the significant amount of leverage that Party B would need to incur, and the uncertainty associated with the value and liquidity of any stock consideration offered by Party B in connection with a potential transaction. After consideration of these matters, the special committee determined that the Company should enter into a confidentiality agreement with Party B and that Party B should be given access to certain non-public information of the Company and be allowed to participate in financial due diligence discussions.

On August 24, 2015, the Company and Party B executed a confidentiality agreement, which permitted Party B to engage in discussions with two of its existing lenders regarding potential debt financing for a potential transaction. Later that day, the Company provided Party B with certain non-public information of the Company.

Over the course of August 24, 2015 and August 25, 2015, representatives of Party A informed representatives of Centerview that while Party A remained enthusiastic about participating in a potential transaction, it was experiencing difficulties obtaining sufficient equity financing to support its offer price.

On August 25, 2015, the compensation committee of the board of directors approved a one-time, special cash award to Mr. Aquila in the amount of $10 million, which amount the Company paid to Mr. Aquila on August 27, 2015. The special cash award recognizes Mr. Aquila’s contributions during fiscal year 2015 (including achievements commenced in fiscal year 2015 and completed in fiscal year 2016 year to date) above and beyond Mr. Aquila’s actual achievements measured against his individual performance objectives set forth in the Company’s fiscal year 2015 annual business incentive plan. The special cash award did not relate in any way to the Company’s exploration of strategic alternatives, including the merger. The Company publicly announced the approval and payment of the special cash award to Mr. Aquila on August 31, 2015.

Also on August 25, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, the members of the special committee discussed their interest in having Party B participate in the process, but continued to express concerns with sharing competitively sensitive information prior to gaining a better understanding of Party B’s level of interest in, and ability to finance and execute, a potential transaction. At the request of the special committee, Mr. Aquila joined the meeting and the special committee authorized Mr. Aquila to speak to the chief executive officer of Party B in order to assess Party B’s level of interest in, and ability to finance and execute, a potential transaction, including Party B’s views of potential synergies and its plans to integrate the Company’s business. After the meeting, Mr. Aquila engaged in a discussion regarding certain of these topics with the chief executive officer of Party B. The special committee also directed Centerview and Company management to engage in further discussions with Party B.

On August 26, 2015, representatives of Party B participated in meetings with senior management of the Company and representatives of Centerview and Rothschild to discuss the Company’s business and operations. That evening, at a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton, the special committee determined, in light of Party B’s indication during discussions with representatives of Centerview that it could offer a valuation in excess of the highest publicly rumored bid of $63.00 per share for the Company and the potential value for stockholders that such a valuation would represent, to continue discussions with Party B in order to obtain clarity on its ability to finance a transaction on the terms it had previously indicated. In response to Party A’s indication that it was experiencing difficulties obtaining sufficient equity financing to support its offer price, the special committee also discussed with the representatives of Centerview the potential steps that could be taken to facilitate Vista’s and Party A’s respective equity financing efforts, including coordinating discussions between Party A and the potential equity financing sources that had signed confidentiality agreements with the Company, including Party C. The special committee determined to assess the advisability of such steps after further discussions with Party A on the progress of its equity financing efforts.

Subsequent to the management meeting with Party B, representatives of Party B and representatives of Centerview engaged in discussions about Party B’s desire to review additional non-public information concerning the Company. In response to Party B’s requests, during the course of August 27, 2015 and August 28, 2015, the Company provided representatives of Party B with certain additional financial information of the Company, with the exception of certain information that Company management determined was competitively sensitive, and compiled an electronic data room containing the information that it determined to share.

On August 27, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview informed the special committee that Company management had provided Party B with additional financial information based on Party B’s request and that representatives of Centerview had again requested through a representative of the financial advisor to Party B that Party B provide a detailed plan to finance a transaction, in light of the additional information provided to Party B. The special committee also discussed with the representatives of Centerview, Sullivan & Cromwell and Richards, Layton the potential impact of a leak of Party B’s involvement on the process, continuing volatility in the financial markets, concerns about Party B’s ability to finance a transaction and the uncertainty in value and liquidity of any stock consideration received from Party B. The special committee discussed with the representatives of Centerview potential steps that could be taken to facilitate Party A’s equity financing efforts in light of the difficulties it continued to face completing its equity financing, including coordinating discussions by Party A with Party C and the other potential equity financing sources that had executed confidentiality agreements, including Koch. Later on August 27, 2015, the special committee authorized Party A to contact Party C as a potential equity financing source, in light of the fact that Party A had, in various discussions with representatives of Centerview and Rothschild subsequent to the submission of its indication of interest on August 17, 2015, indicated that it would not be in a position to proceed with a potential transaction involving the Company on a standalone basis in the near term.

On August 28, 2015, representatives of Vista and Koch participated in meetings with senior management of the Company and certain of its subsidiaries, as well as representatives of Centerview and Rothschild, to discuss the Company’s business and operations.

On August 29, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview informed the special committee that, notwithstanding the fact that the special committee had not granted Party B permission under its confidentiality agreement to discuss any potential financing for the transaction with additional debt financing sources due to concerns about the detrimental impact that a leak of Party B’s involvement would have on the process, representatives of Goldman Sachs had informed representatives of Centerview that Party B had contacted representatives of Goldman Sachs regarding Goldman Sachs’ ability to act as a potential financing source for Party B in connection with a potential transaction. The representatives of Centerview further noted that a representative of Goldman Sachs had affirmed Party B’s enthusiasm with respect to a potential transaction and its ability to offer an attractive valuation for the Company. The special committee determined to approve Party B working with Goldman Sachs as a potential financing source. The special committee also continued to discuss the difficulty that Party A was having in obtaining sufficient equity financing to support its offer price, as well as potential provisions of a draft merger agreement that would enable the Company to consider and respond to a topping bid by Party B in the event that Party B was not in a position to execute a compelling proposal in the near term.

On August 31, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview informed the special committee that representatives of Party A and Party C were scheduled to meet with management that week, that Party A remained enthusiastic about a transaction despite difficulties completing its equity financing, that Vista indicated that it needed to have further discussions with its potential equity financing sources in order to complete its equity financing commitments, but was confident that it would be able to do so expeditiously, and that Party B had indicated that it would be submitting a written indication of interest that day.

Early in the morning on September 1, 2015, Party B submitted a written indication of interest, which we refer to as the “September 1 letter,” for an acquisition of the Company at a price of between $55.00 and $58.00 per share comprising a mix of 75% cash and 25% stock, together with highly confident letters for debt financing from its financing sources.

Later that day, the special committee held a meeting with representatives of Centerview and Sullivan & Cromwell. At the meeting, representatives of Centerview reviewed with the special committee the September 1 letter and the progress of Vista and Party A and their financing efforts, noting that representatives of Vista had indicated that Vista was confident that it could negotiate definitive transaction documentation within a week but that Party A had indicated that it needed additional time to obtain sufficient equity financing commitments to support its offer price. The members of the special committee discussed with the representatives of Centerview and Sullivan & Cromwell potential next steps with respect to each of Vista, Party A and Party B to optimize competition in the process in light of the terms proposed by Party B and the preliminary nature of Party B’s proposal, concerns regarding the detrimental impact on the process of a leak regarding Party B’s indication of interest and the need for transaction certainty and speed in light of leaks and the continued volatility in the financing markets. The special committee also noted that Party B’s offer price was significantly below the price Party B had originally indicated it would be able to offer. Based on these factors, the special committee determined to send a draft merger agreement to Party A and Vista that day. After the meeting, representatives of Sullivan & Cromwell distributed the draft merger agreement to representatives of Party A and Vista. The special committee authorized Mr. Aquila to contact the chief executive officer of Party B regarding Party B’s indication of interest, requests for additional information, ability to finance a transaction, and potential timing for further discussions, and that evening Mr. Aquila and the chief executive officer of Party B engaged in a telephonic discussion regarding such topics.

On September 2, 2015, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, the special committee instructed representatives of Centerview to engage in further discussions that evening with representatives of Party A and Vista about their progress and thereafter to invite them to submit revised bids and updated financing plans by the end of the week. Later on September 2, 2015, the special committee held another meeting with representatives of Centerview, Sullivan & Cromwell, Richards, Layton and Rothschild, as well as Mr. Aquila, present. Mr. Aquila described his conversation with the chief executive officer of Party B, noting that Party B was not able to provide any additional clarity on its ability to finance and complete a business combination transaction with the Company.

On September 3, 2015, Party B sent a letter expressing its interest in acquiring the Company for a proposed price of $60.00 per share with an unspecified mix of consideration, which we refer to as the “September 3 letter,” which letter did not include any further information regarding Party B’s plans to finance a transaction at its offer price, any financing commitment letters or other documentation.

Between August 17, 2015, the date that Vista, Party A and Party C had each submitted initial indications of interest, and September 4, 2015, the MSCI Asia ex-JP, MSCI Europe and MSCI U.S. indices declined by 8.5%, 8.7% and 8.6%, respectively.

On September 4, 2015, Vista submitted a revised indication of interest for an all-cash, fully-financed acquisition of the Company at a price of $55.00 per share, together with a revised draft merger agreement, equity and debt commitment letters and a limited guarantee. Later that day, Party A submitted a revised written indication of interest for an all-cash acquisition of the Company at a price of $56.00 per share, together with a revised draft merger agreement, but without any equity or debt financing commitment letters or a limited guarantee. That day, following discussions with the special committee, representatives of Centerview contacted representatives of Vista and informed them that Vista would need to increase its price to at least $56.00 per share in order to remain competitive in the process. Representatives of Vista agreed to increase Vista’s offer to $56.00 per share, subject to Vista’s financing sources agreeing to support, and provide appropriate financing at, that price. Representatives of Centerview also contacted representatives of Party A to determine whether Party A had sufficient equity financing in place to continue to support its offer price and representatives of Party A indicated that Party A was still in the process of discussing equity financing arrangements with potential equity financing sources, including Koch.

On September 5, 2015, the special committee held a meeting with Centerview, Sullivan & Cromwell, Richards, Layton and Mr. Aquila. At the meeting, the special committee discussed the $60.00 per share offer from Party B in the September 3 letter, the volatility of the financial markets and the impact of such volatility on the cost of financing and the bidders’ proposed valuations, the risk that a further deterioration in the financial markets could have a significant adverse impact on the process, the absence of a financing plan in Party A’s proposal, continued concerns about Party B’s ability to finance a transaction and the fact that Party B had not demonstrated substantial commitment to the process by submitting requests for information in addition to the requests the Company had previously satisfied. The special committee also discussed its desire to ensure that Party B would have sufficient time to complete its due diligence and prepare a fully financed bid if it in fact was committed to doing so. Therefore, in light of these considerations, the special committee instructed the representatives of Sullivan & Cromwell to contact representatives of Simpson Thacher & Bartlett LLP, which we refer to as “Simpson Thacher,” Vista’s counsel, with the goal of adding a “go-shop” provision to the draft merger agreement that would permit the Company to continue discussions with Party B for a period of 30 days after the date of execution of a definitive merger agreement and to pay a reduced termination fee in connection with terminating the merger agreement to enter into a superior proposal with Party B, or in the alternative, to seek an increased bid from Vista at $58.00. Representatives of Sullivan & Cromwell also engaged in discussions with representatives of Simpson Thacher about the special committee’s request for a “go-shop” provision in the draft merger agreement.

On September 6, 2015, representatives of Sullivan & Cromwell sent revised drafts of a merger agreement, equity and debt commitment letters and a limited guarantee to representatives of Simpson Thacher. From that evening until the execution of the merger agreement on September 13, 2015, representatives of Sullivan & Cromwell and Simpson Thacher engaged in discussions regarding the terms of the draft merger agreement. The key issues negotiated in the draft merger agreement included the length of the “go-shop” provision, the circumstances under which the Company could respond to unsolicited offers and terminate the merger agreement to take a superior proposal, the definition of Company material adverse effect, whether the marketing period would be required to commence prior to the satisfaction of the conditions to closing in the merger agreement and the amount of the Company termination fee, the Parent termination fee and Parent expense reimbursement and the circumstances under which each such amount would be payable.

On September 7, 2015, representatives of Simpson Thacher sent to representatives of Sullivan & Cromwell a revised draft merger agreement, equity commitment letter and limited guarantee. That morning, the special committee held a meeting with representatives of Sullivan & Cromwell and Richards, Layton. At the meeting, in light of Centerview’s strong performance during the process, the special committee approved amendments to the engagement letter between the Company and Centerview, which, among other things, modified the discretionary portion of the fees payable to Centerview pursuant to the engagement letter such that the discretionary portion would be payable in the event the Company consummated a transaction. Later that morning, the special committee held another meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview reviewed with the special committee the financial analysis conducted by Centerview with respect to the Company. The representatives of Sullivan & Cromwell and Richards, Layton reviewed the fiduciary duties of the members of the special committee under Delaware law, and a representative of Sullivan & Cromwell reviewed with the special committee the terms of the draft merger agreement and the remaining open items, including the length of the “go-shop” provision and whether the marketing period would be required to commence prior to the satisfaction of the closing conditions in the merger agreement related to the receipt of required regulatory approvals.

Later in the morning of September 7, 2015, the board of directors held a meeting with representatives of Centerview, Sullivan & Cromwell, Richards, Layton, Rothschild and members of management. A representative of Sullivan & Cromwell reviewed the fiduciary duties of the board of directors under Delaware law. Representatives of Centerview reviewed with the board of directors the progress of the Company’s review of strategic alternatives, including the interest received and due diligence activities conducted by prospective bidders, public leaks regarding a potential transaction involving the Company, communications with Party B regarding its interest in a potential transaction, prospective bidders’ financing efforts, the Company’s ability to execute its strategic plan, industry dynamics and volatility in the financial markets. Representatives of Centerview then reviewed with the board of directors the financial analysis with respect to the Company conducted by Centerview for the special committee. A representative of Sullivan & Cromwell also reviewed with the board of directors the terms of the draft merger agreement with Vista, including the open items being negotiated.

Over the course of September 7, 2015, representatives of Sullivan & Cromwell and Simpson Thacher also continued to negotiate the remaining open items in the merger agreement, equity commitment letter and limited guarantee and exchanged revised drafts thereof. Later that day, a representative of Vista informed representatives of Centerview that one of its equity financing sources had withdrawn its equity commitment in connection with the transaction, and indicated that Vista would need additional time to obtain replacement equity financing commitments in order to support its offer price. Later that same day, with the authorization of the special committee, representatives of Centerview contacted representatives of Party A, informing them that Party A would have additional time during that week to complete its equity financing and submit a revised bid. That evening, Mr. Aquila and the chief executive officer of Party B met for dinner.

During the course of September 8, 2015, representatives of Centerview engaged in discussions with representatives of Vista regarding the steps Vista had taken to seek additional equity commitments to replace the commitment withdrawn by one of its equity financing sources. That day, representatives of Centerview also contacted representatives of Party A, who indicated that Party A believed that it would be able to obtain sufficient financing to remain at its $56.00 per share offer. That evening, a representative of Vista submitted to representatives of Centerview a revised offer at a price of $53.00 per share, together with purportedly final transaction documentation, which offer expired at midnight of that day. Thereafter, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. The special committee determined to reject Vista’s revised $53.00 bid as inadequate and instructed representatives of Centerview to inform representatives of Vista that the Company was continuing the strategic review process and would request final proposals by September 11, 2015. The special committee also authorized the representatives of Sullivan & Cromwell to engage in discussions with representatives of the legal advisor to Party A regarding the revised draft merger agreement submitted by Party A in connection with its latest bid. The special committee also determined, in light of Vista’s lower bid and the equity financing difficulties faced by Party A, that Party B be provided additional non-public information of the Company and be invited to begin to conduct additional work in exploring a potential transaction. Later that day, representatives of Centerview contacted representatives of Vista to inform them of the special committee’s determinations regarding its revised bid and the timing for the receipt of final proposals, and representatives of Sullivan & Cromwell sent a revised draft merger agreement to representatives of the legal advisor to Party A.

On September 9, 2015, Party A contacted representatives of Centerview seeking permission to engage Party G on an exclusive basis as part of its continued efforts to obtain sufficient equity financing to support its $56.00 per share offer. Later that day, the special committee authorized Party A to engage Party G on an exclusive basis in light of the difficulties that Party A was continuing to face in completing its equity financing commitments.

Over the course of September 9, 2015 and into the morning of September 10, 2015, representatives of Sullivan & Cromwell and representatives of the legal advisor to Party A negotiated the open points in the draft merger agreement, including the length of the “go-shop” provision, certain aspects of the non-solicitation provisions, and the size of the Parent termination fee and Parent expense reimbursement and the circumstances under which each such amount would be payable.

On September 10, 2015, representatives of Sullivan & Cromwell informed representatives of the legal advisor to Party A that the special committee would not agree to a “go-shop” provision with respect to Party B that lasted for a period of fewer than 28 days or a termination fee payable in connection with the Company’s termination of the agreement to enter into a superior proposal during such period in excess of 1% of the equity value of the transaction plus reimbursement of certain expenses. That same day, in response to a request from Party A, the special committee authorized Party A to engage in discussions about equity financing with Party H on a non-exclusive basis. Later that day, the representatives of the legal advisor to Party A sent representatives of Sullivan & Cromwell a revised draft merger agreement and throughout the course of the day, representatives of Sullivan & Cromwell and representatives of the legal advisor to Party A continued to negotiate the remaining open items in the draft merger agreement.

On September 11, 2015, the special committee held a meeting with representatives of Sullivan & Cromwell and Richards, Layton. At the meeting, Mr. Yarbrough discussed with the other members of the special committee certain affiliations that Mr. Yarbrough had with a potential equity financing source of Party A. Mr. Dattilo and Mr. Campbell each confirmed that he did not have any concerns with such affiliations or with Mr. Yarbrough’s ability to discharge his duties as a member of the special committee. That day, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of the legal advisor to Party A. Representatives of Sullivan & Cromwell and representatives of the legal advisor to Party A also negotiated the remaining open items in the draft merger agreement. Later that evening, a representative of Party A sent to representatives of Centerview a revised offer containing a reduced offer price of $54.00 per share, together with purportedly final transaction documentation, which offer expired at 11:59 p.m. of that day.

During the evening of September 11, 2015, representatives of Vista contacted representatives of Centerview and Rothschild and informed them that Vista intended to submit an increased bid after receiving the support of its equity financing sources.

On the morning of September 12, 2015, a representative of Vista sent to representatives of Centerview and Sullivan & Cromwell a revised bid of $55.85 per share, together with revised drafts of the transaction documentation. After submission of the bid, the special committee held a meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview reviewed with the special committee the revised offer submitted by Party A and the subsequent discussions that representatives of Centerview had held with representatives of Vista. A representative of Sullivan & Cromwell informed the special committee that the key open point in the draft merger agreement being negotiated with representatives of Simpson Thacher remained whether the marketing period would be required to commence prior to the satisfaction of the closing conditions in the merger agreement related to the receipt of regulatory approvals. After the discussion, the special committee determined that Vista’s offer of $55.85 per share represented an attractive valuation for the Company and that a meeting of the board of directors should be convened to consider the offer. The special committee also requested that representatives of Centerview contact representatives of Vista to determine whether Vista would be able to increase its offer to $56.00 per share, and in subsequent discussions between representatives of Centerview and representatives of Vista, representatives of Vista indicated that its $55.85 per share offer was its best and final bid, which representatives of Centerview reported to the special committee.

Later on September 12, 2015, the special committee held another meeting with representatives of Centerview, Sullivan & Cromwell and Richards, Layton. At the meeting, representatives of Centerview and Sullivan & Cromwell provided an update to the special committee on the ongoing negotiations with representatives of Vista and Simpson Thacher. A representative of Centerview reviewed with the special committee Centerview’s financial analysis of the per share merger consideration and rendered to the special committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing its opinion, the per share merger consideration to be paid to the holders of Company shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. At the conclusion of the meeting, the special committee determined to recommend that the Company enter into a definitive agreement for a transaction with Vista on the terms presented to the special committee.

In the evening of September 12, 2015, the board of directors held a meeting with representatives of Centerview, Sullivan & Cromwell, Rothschild and Richards, Layton and members of management. At the meeting, representatives of Centerview reviewed with the board of directors the progress of the special committee’s review of the Company’s strategic alternatives since the last meeting of the board of directors, including the events of the subsequent week that culminated in Vista’s offer of $55.85 per share. Representatives of Sullivan & Cromwell reviewed with the board of directors its fiduciary duties under Delaware law and the terms of the proposed merger agreement with Vista, including the “go-shop” provision and certain aspects of the non-solicitation provisions. A representative of Centerview reiterated the oral fairness opinion that Centerview had previously rendered to the special committee. Mr. Yarbrough, on behalf of the special committee, informed the board of directors that the special committee unanimously recommended that the board of directors approve the Company’s entry into a merger agreement with Vista. At the end of the meeting, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and (iii) resolved to recommend that the merger agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose.

On September 13, 2015, the Company and Vista entered into the merger agreement and the Company issued a press release announcing the merger that evening.

With the authorization of the special committee, from time to time prior to the execution of the merger agreement, and after the execution of the merger agreement in accordance with the terms of the go-shop provision in the merger agreement, the Company provided certain additional non-public information of the Company to representatives of Party B, including access to the electronic data room compiled for the other prospective bidders (with the exception of a limited number of documents previously identified to Party B as highly competitively sensitive), and representatives of Centerview, Rothschild and Company management engaged in discussions with representatives of Party B regarding the Company’s business and operations and a potential business combination transaction. On September 29, 2015, a representative of the financial advisor to Party B informed representatives of Centerview and Rothschild that Party B would not submit a proposal with respect to a potential transaction involving the Company, due to, among other things, recent downward movements in Party B’s trading price and volatility in the financing markets. The go-shop period expired at 11:59 p.m. (New York City time) on October 11, 2015 without the receipt of any proposals or offers from Party B during the go-shop period.

Reasons for Recommendation

Special Committee

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the special committee consulted with the Company’s senior management, as well as Centerview, Sullivan & Cromwell and Richards, Layton. In the course of making its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders and to recommend that the board of directors approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, the special committee considered numerous factors, including the following non-exhaustive list of material factors and benefits of the merger, each of which the special committee believed supported its unanimous determination and recommendation:

•	Per Share Merger Consideration. The special committee considered:

•	the historical market prices, volatility and trading information with respect to Company shares;

•	the fact that the per share merger consideration represents an unaffected premium of 53% over the closing price of Company shares on August 3, 2015, prior to the subsequent increase in trading price and volume of the Company shares;

•	the fact that the per share merger consideration represents a premium of 13% over the closing price of Company shares on September 11, 2015, the last trading day before the announcement of the merger agreement; and

•	the fact that the per share merger consideration represents unaffected premia of 42% and 25% over the volume-weighted average closing prices for Company shares for the 30-calendar day and 90-calendar day periods, respectively, ending immediately before August 3, 2015, prior to the subsequent increase in trading price and volume of the Company shares.

•	Business and Financial Condition of the Company. The special committee considered the Company’s current and historical business, historical trading value, financial condition, results of operations, competitive position, assets and prospects, as well as the long-term plan approved by the board of directors on August 5, 2015. The special committee considered, among other factors, that Company stockholders would continue to be subject to the risks and uncertainties of the Company executing on such long-term plan if it remained an independent public company, including the risk that the Company would not be able to realize a sustained level of favorable returns from its strategic investments. The special committee weighed the certainty of realizing a compelling value for Company shares in the merger compared to the uncertainty that trading values would approach the per share merger consideration in the foreseeable future, even if the Company were able to execute on the long-term plan, and the substantial risk and uncertainty associated with the Company and its business (including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K).

•	Strategic Alternatives. The special committee considered its belief that the value offered to Company stockholders in the merger was more favorable to Company stockholders than the potential value of remaining an independent public company.

•	Negotiation Process. The special committee actively sought proposals from other parties it believed were logical potential buyers (as more fully described above under the heading “– Background of the Merger”). The special committee considered the fact that the terms of the merger agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the special committee, and with the assistance of independent financial and legal advisors. The special committee believed there was risk that Parent would withdraw its $55.85 per share offer and stop participating in the sale process if the special committee and the board of directors did not accept its offer on September 13, 2015.

•	Centerview’s Fairness Opinion and Related Analyses. The special committee considered the oral opinion of Centerview rendered to the special committee on September 12, 2015, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing its opinion, the per share merger consideration to be paid to the holders of Company shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the heading “– Opinion of Centerview Partners LLC”.

•	Certainty of Consideration. The special committee considered the all-cash nature of the consideration to be paid in the merger, which allows Company stockholders to realize immediate value, in cash, for their investment in the Company, while avoiding the Company’s significant business risks and while also providing Company stockholders certainty of value and liquidity for their shares.

•	Certain Unaudited Financial Forecasts. The special committee considered certain limited prospective forecasts for the Company prepared by Company management, which reflect an application of various commercial assumptions of the Company’s senior management. The special committee considered the inherent uncertainty of attaining management’s prospective forecasts, including those set forth in “– Certain Unaudited Financial Forecasts,” and that as a result the Company’s actual financial results in future periods could differ materially from management’s forecasted results.

•	Likelihood of Completion; Certainty of Payment. The special committee considered its belief that, absent a superior proposal, the merger represented a transaction that would likely be consummated based on, among other factors:

•	the absence of any financing condition to consummation of the merger;

•	the reputation and financial condition of Vista, and Vista’s general ability to complete acquisition transactions;

•	the fact that the conditions to the closing of the merger are specific and limited in scope; and

•	the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the merger agreement, including the consummation of the merger, under certain circumstances described in “The Merger Agreement – Specific Performance.”

•	Other Terms of the Merger Agreement. The special committee considered other terms of the merger agreement, which are more fully described below under the heading “The Merger Agreement”. Certain provisions of the merger agreement that the special committee considered important include:

•	Go-Shop Provision. The Company is permitted to initiate, engage in, continue or otherwise participate in or facilitate any discussions or negotiations with Party B regarding any acquisition proposal, subject to certain notice requirements in favor of Parent, for a period of 28 days after the date of the merger agreement, which we refer to as the go-shop period, and if the Company has received during such period a written acquisition proposal from Party B that the board of directors or the special committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would reasonably be expected to lead to a superior proposal, the Company may continue to initiate, engage in, continue or otherwise participate in or facilitate any discussions or negotiations with Party B regarding any acquisition proposal, including with respect to any amended proposal submitted by Party B, following the conclusion of the go-shop period. If the merger agreement is terminated by the Company in connection with the Company’s entering into a definitive agreement with Party B with respect to a superior proposal prior to the end of the go-shop period, then the Company would have an obligation to pay Parent a reduced termination fee of $38.15 million and to reimburse Parent for certain costs and expenses up to an aggregate amount of $5 million (as more fully described below under the headings “The Merger Agreement – Termination Fee” and “The Merger Agreement – Expenses”). If the merger agreement is terminated by the Company in connection with the Company’s entering into a definitive agreement with respect to a superior proposal (i) with any party, other than Party B, prior to the end of the go-shop period or (ii) with any party, including Party B, after the conclusion of the go-shop period, then the Company will have an obligation to pay Parent a termination fee of $114.4 million;

•	Ability to Respond to Unsolicited Takeover Proposals. Prior to the receipt of the Company stockholder approval, the Company may provide confidential information and/or engage in discussions or negotiations in connection with a bona fide written acquisition proposal (as more fully described below under the headings “The Merger Agreement – Go-Shop Period” and “The Merger Agreement – No Solicitation or Negotiation of Takeover Proposals”) if the board of directors or the special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement;

•	Change in Recommendation in Response to a Superior Proposal; Ability to Accept a Superior Proposal. The board of directors or the special committee may, in connection with a superior proposal, effect a change in recommendation (as more fully described below under the headings “The Merger Agreement – Go-Shop Period” and “The Merger Agreement – No Solicitation or Negotiation of Takeover Proposals”) and/or cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, if the board of directors or the special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a 72-hour “matching right” that would allow Parent to match a superior proposal, and which will renew for an additional 48 hours with any material revisions to the terms of the superior proposal. Except as described above with respect to Party B prior to the end of the go-shop period, if the merger agreement is terminated by the Company in connection with the Company’s entering into a definitive agreement with respect to a superior proposal, or if the merger agreement is terminated by Parent because the board of directors or the special committee has effected a change in recommendation, then the Company will have an obligation to pay Parent a termination fee of $114.4 million (as more fully described below under the heading “The Merger Agreement – Termination Fee”);

•	Intervening Event Change in Recommendation. The board of directors or the special committee may also, in response to an event, occurrence, development or state of facts or circumstances occurring after the date of the merger agreement that was neither known to, nor reasonably foreseeable by, the board of directors or the special committee prior to the date of the merger agreement, effect a change in recommendation if the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a 72-hour “matching right” that would allow Parent to make such adjustments in the terms and conditions of the merger agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law (which matching right will renew for an additional 48 hours with any material revisions to the terms of the superior proposal). If Parent terminates the merger agreement as a result of such a change in recommendation, then the Company will have an obligation to pay Parent a termination fee of $114.4 million (as more fully described below under the heading “The Merger Agreement – Termination Fee”);

•	Termination Date. The termination date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the merger agreement;

•	Efforts to Complete the Merger. The merger agreement requires Parent to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the merger, and if reasonably necessary or advisable to obtain those approvals, to divest any assets, businesses or operations of the Company, subject to certain limitations as further described below under the heading “The Merger Agreement – Efforts to Complete the Merger; Regulatory Approvals;” and

•	Appraisal Rights. The availability of statutory appraisal rights under Delaware law in connection with the merger.

•	Financing-Related Terms. The special committee considered:

•	Parent’s receipt of the executed debt commitment letter from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, well-known entities with significant experience in similar lending transactions and a strong reputation for honoring the terms of their commitment letters, which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

•	the equity commitment letter provided by VEPFV to fund up to a maximum amount of $1.2 billion for the equity portion of the financing;

•	the third-party equity commitment letter provided by an affiliate of Koch to fund up to a maximum amount of $1.3 billion for the equity portion of the financing;

•	the third-party preferred equity commitment letter provided by an affiliate of Koch and BSPI to purchase preferred equity of Parent in an aggregate amount of up to $800 million;

•	the fact that Parent is required to use reasonable best efforts to cause the third party financing sources that are party to such debt and equity commitment letters and any other person providing third party financing to fund the third party financing at the closing, upon the satisfaction of the conditions to such financings;

•	the limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the expectation that such conditions will be timely met and that the financing will be provided in a timely manner;

•	the requirement in the merger agreement, if Parent and Merger Sub fail to effect the closing under certain circumstances, for Parent to pay the Parent fee of $228.75 million;

•	the limited guarantee provided by VEPFV in favor of the Company that guarantees the payment of the Parent fee; and

•	the specific right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in connection with enforcing Parent’s obligation to cause the equity financing to be provided by VEPFV to be funded, subject to the terms and conditions of the merger agreement as more fully described below under the heading “The Merger Agreement –Specific Performance.”

The special committee also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	No Participation in the Company’s Future. The special committee considered that if the merger is consummated, Company stockholders will receive the per share merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•	Non-Solicitation Covenant. The special committee considered that the merger agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the process to review strategic alternatives described above in “– Background of the Merger”, including the Company’s August 20, 2015 press release announcing its exploration of strategic alternatives, the fact that the most logical potential acquirers of the Company were contacted during such process and the special committee’s negotiation of a go-shop provision with Party B, the special committee believed it had a strong basis for determining that the merger was the best transaction reasonably likely to be available to the Company;

•

Expense Reimbursement and Termination Fees. The special committee considered the fact that the Company must pay Parent a termination fee of $114.4 million if the merger agreement is terminated under certain circumstances ($38.15 million during the go-shop period), including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction. Additionally, the special committee considered the fact that the Company must reimburse Parent’s expenses up to $5 million if the merger agreement is terminated under certain circumstances, with the amount of such expenses deducted from any termination fee that subsequently becomes payable by the Company (other than the termination fee payable in connection with the Company’s entering into a definitive agreement with Party B with respect to a superior proposal prior to the end of the go-shop period). The special committee also recognized that the provisions in the merger agreement relating to these fees and expenses were insisted upon by Parent as a condition to entering into the merger agreement;

•	Interim Operating Covenants. The special committee considered that the merger agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company and its subsidiaries to conduct their business in all material respects in the ordinary course of business and to use commercially reasonable best efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with governmental entities, customers and suppliers having significant business dealings with them and keep available the services of their key employees, and that may limit the Company and its subsidiaries from taking specified actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	Risks the Merger May Not Be Completed. The special committee considered the risk that the conditions to the merger may not be satisfied and that, therefore, the merger would not be consummated. The special committee also considered the risks and costs to the Company if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•	Parent Termination Fee. The special committee considered the fact that the Company is entering into a merger agreement with a newly formed entity without any material assets and, accordingly, that the Company’s monetary remedy in connection with a breach of the merger agreement by Parent or Merger Sub is limited to the payment of the $228.75 million Parent termination fee under certain circumstances and reimbursement of up to $10 million of certain expenses and may not be sufficient to compensate the Company for losses suffered as a result of a breach of the merger agreement by Parent or Merger Sub;

•	Potential Conflicts of Interest. The special committee considered the potential conflict of interest created by the fact that the Company’s executive officers and directors may have financial interests in the transactions contemplated by the merger agreement, including the merger, that are different from or in addition to those of other stockholders, as more fully described under the heading “– Interests of Certain Persons in the Merger”;

•	Party B’s Indication of Interest. The special committee considered the fact that on September 3, 2015, a representative of Party B sent to representatives of Centerview the September 3 letter expressing Party B’s interest in acquiring the Company for a proposed price of $60.00 per share with an unspecified mix of consideration and that, at the time the special committee made its determination and recommendation, Party B continued to indicate interest in a possible transaction with the Company; and

•	Tax Treatment. The special committee considered that the receipt of the per share merger consideration will generally be taxable to stockholders of the Company. The special committee believed that this was mitigated by the fact that the entire per share merger consideration would be cash, providing adequate cash for the payment of any taxes due.

Board of Directors

In the course of reaching its determination and recommendation, the board of directors considered, among other things, the same factors considered by the special committee in its deliberations, as described above.

In considering the merger, the board of directors considered Centerview’s opinion addressed to the special committee, dated September 12, 2015, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing its opinion, the per share merger consideration to be paid to the holders of Company shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “– Opinion of Centerview Partners LLC” below. The board of directors also consulted with representatives of Sullivan & Cromwell regarding the fiduciary duties of the members of the board of directors and the terms of the merger agreement.

After consideration, on September 12, 2015, based on the recommendation of the special committee and the conduct of its own independent review and other relevant factors, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and (iii) resolved to recommend that the merger agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose.

The foregoing discussion of information and factors considered by the special committee and the board of directors is intended to be a summary, and is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the special committee and the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the special committee and the board of directors applied his own personal business judgment to the process and may have given different weight to different factors. In arriving at their recommendation, the members of the special committee and the board of directors were aware of the interests of our executive officers, directors and affiliates as further described under the heading “– Interests of Certain Persons in the Merger”.

Opinion of Centerview Partners LLC

On September 12, 2015, Centerview rendered to the special committee its oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the per share merger consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. No limitations were imposed by the special committee upon Centerview with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of Centerview’s written opinion, dated September 12, 2015, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Shares (other than Excluded Shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger, or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated September 12, 2015, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•	Annual Reports on Form 10-K of the Company for the years ended June 30, 2015, June 30, 2014 and June 30, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company, and related assumptions, prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which is collectively referred to in this summary of Centerview’s opinion as the “Internal Data.” For further discussion of the Forecasts, see “–Certain Unaudited Company Forecasts.”

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate. During the course of Centerview’s engagement, at the special committee’s request, Centerview solicited expressions of interest from a number of potential strategic and private equity acquirors of the Company, and Centerview considered the results of such solicitation in rendering its opinion as described herein.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the special committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the special committee’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the special committee’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the special committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the special committee’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the special committee’s direction, that the Transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion.

Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Shares (other than Excluded Shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the per share merger consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the special committee in connection with Centerview’s opinion, dated September 12, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 11, 2015 (the last full trading day prior to the delivery by Centerview of its opinion to the special committee) and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on the fully diluted outstanding Shares calculated on a treasury stock method basis (taking into account outstanding in-the-money options and other equity awards) based on information provided by the Company.

Selected Public Company Analysis

Centerview reviewed and compared certain financial information for the Company to corresponding financial information for the following publicly traded companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company:

•	CDK Global, Inc.

•	CoreLogic, Inc.

•	Dealertrack Technologies, Inc.

•	Equifax Inc.

•	Experian plc

•	FactSet Research Systems, Inc.

•	Fair Isaac Corporation

•	Gartner Inc.

•	IHS Inc.

•	IMS Health Holdings, Inc.

•	Inovalon Holdings, Inc.

•	Markit Ltd.

•	McGraw Hill Financial, Inc.

•	Moody’s Corporation

•	MSCI Inc.

•	Nielsen Holdings plc

•	RELX plc

•	Thomson Reuters Corporation

•	Verisk Analytics, Inc.

Although none of the selected companies is directly comparable to the Company, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded companies in various information industries that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Centerview calculated and compared financial multiples for the selected companies based on publicly available information it obtained from SEC filings, FactSet (a data source containing historical and estimated financial data), Capital IQ (a data source containing market data, Wall Street research, and analytics) and other Wall Street research, and closing stock prices on September 11, 2015, the last full trading day prior to the delivery by Centerview of its opinion to the special committee (except in the case of Dealertrack Technologies, Inc., for which Centerview used the closing stock price on June 12, 2015, the trading day prior to the date of the announcement of the agreement of Dealertrack to be acquired by Cox Automotive, Inc.). With respect to each of the selected companies, Centerview calculated, among other things, enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options and other equity awards plus the book value of debt and certain liabilities less cash equivalents) as a multiple of consensus estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, adjusted to exclude non-recurring items and stock-based compensation expense (“Adjusted EBITDA”), for calendar year 2016.

The results of this analysis are summarized as follows:

Enterprise Value/ 2016E Adjusted EBITDA
25th Percentile	11.3x
Median	12.5x
75th Percentile	13.7x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of multiples of 11.5x to 13.5x, representing the median of estimated 2016 Adjusted EBITDA multiples from the selected companies, plus and minus one, to the Company’s estimated calendar year 2016 Adjusted EBITDA, as derived from the Forecasts, which resulted in an implied per share equity value range for the Shares of approximately $51.50 to $67.00. Centerview compared this range to the per share merger consideration of $55.85 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Centerview reviewed and analyzed certain information relating to selected transactions involving companies in various information industries that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the merger. These transactions were:

Date Announced	Target	Acquiror
June 2015	Dealertrack Technologies, Inc.	Cox Automotive, Inc.
August 2014	Classified Ventures, LLC (73% Unowned Stake)	Gannett Co., Inc.
January 2014	Trader Media Group (50.1% Unowned Stake)	Apax Partners LLP
December 2013	Dealer Dot Com, Inc.	Dealertrack Technologies, Inc.
November 2013	Mergermarket Limited	BC Partners Limited
October 2013	Identifix, Inc. / Service Repair Solutions, Inc. & AutoPoint, LLC	Solera Holdings, Inc.
September 2013	Mitchell International, Inc.	KKR & Co., L.P.
June 2013	R.L. Polk & Co.	IHS Inc.
December 2012	Arbitron Inc.	Nielsen Holdings N.V.
October 2012	Ancestry.com Inc.	Permira Advisers LLC; Spectrum Equity Management, L.P.
July 2012	Wood Mackenzie Ltd.	Hellman & Friedman LLC
February 2012	TransUnion Corp.	Advent International Corporation
April 2011	Explore Information Services, LLC	Solera Holdings, Inc.
September 2010	Internet Brands, Inc.	Hellman & Friedman LLC
May 2010	Interactive Data Corporation	Silver Lake Partners & Warburg Pincus LLC
March 2010	RiskMetrics Group, Inc.	MSCI Inc.

No company or transaction used in this analysis is identical or directly comparable to the Company or the merger. The companies included in the selected transactions above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transaction analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings, relevant press releases, Bloomberg, FactSet and Wall Street research, and news reports. Using publicly available information, Centerview calculated, for each selected transaction, among other things, the enterprise value (calculated as the value of common equity plus the book value of debt and certain liabilities less cash equivalents, where such information was available, and otherwise assumed to be the publicly stated transaction value) implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s last-12 months, or LTM, EBITDA for the period ended prior to the transaction announcement, adjusted for stock-based compensation where such information was available.

The results of this analysis are summarized as follows:

Enterprise Value to LTM Adjusted EBITDA
25th Percentile	11.0x
Median	13.7x
Mean	13.9x
75th Percentile	15.5x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of multiples of 12.7x to 14.7x, representing the median of the LTM EBITDA multiples derived from the precedent transactions, plus and minus one, to the Company’s LTM Adjusted EBITDA, as set forth in the Internal Data, pro forma per Company management for certain acquisitions effected by the Company during such period, which resulted in an implied per share equity value range for Shares of approximately $51.25 to $65.00. Centerview compared this range to the per share merger consideration of $55.85 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Centerview performed the discounted cash flow analysis of the Company both excluding the impact of potential future mergers and acquisitions, or M&A, activity (“Assumed Acquisitions”), and including the impact of Assumed Acquisitions, in each case based on the Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense.

Discounted Cash Flow Analysis – Excluding M&A

Centerview calculated a range of illustrative enterprise values for the Company, excluding the impact of Assumed Acquisitions, by (a) discounting to present value using discount rates ranging from 9.0% to 10.0% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully-taxed unlevered free cash flows of the Company during the period beginning on July 1, 2015 and ending on June 30, 2020 excluding the impact of Assumed Acquisitions, utilizing the Forecasts and the assumptions provided by Company management with the Forecasts related to the Assumed Acquisitions, and (ii) a range of illustrative terminal values of the Company as of June 30, 2020 calculated by Centerview applying perpetuity growth rates to the Company’s fully-taxed unlevered free cash flows for the terminal year (excluding the impact of Assumed Acquisitions) ranging from 2.5% to 3.5% and (b) subtracting from the foregoing results the Company’s estimated book value of debt and certain liabilities less cash equivalents as of June 30, 2015. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding Shares to derive an implied per share equity value range of approximately $46.50 to $74.00 per Share. Centerview compared this range to the per share merger consideration of $55.85 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Sum of the Parts Discounted Cash Flow Analysis – Including M&A

Centerview also performed its discounted cash flow analysis of the Company including the impact of Assumed Acquisitions. Centerview calculated a range of illustrative enterprise values for the Company including the impact of Assumed Acquisitions by adding (a) the illustrative enterprise values for the Company, excluding the effects of the Assumed Acquisitions, implied by the analysis described above in “Discounted Future Cash Flow Analysis – Excluding M&A,” and (b) the illustrative enterprise values for the Assumed Acquisitions, calculated by discounting to present value using discount rates ranging from 12.0% to 15.0% (reflecting Centerview’s estimate of the cost of capital associated with the Assumed Acquisitions) and the mid-year convention: (i) the forecasted fully-taxed unlevered free cash flows for a four-year period for the Assumed Acquisitions occurring in each year in the Forecasts, utilizing the Forecasts and the assumptions provided by Company management with the Forecasts related to the Assumed Acquisitions, and (ii) a range of illustrative terminal values for the Assumed Acquisitions as of the end of the four-year forecast period for the Assumed Acquisitions occurring in each year in the Forecasts, calculated by Centerview applying terminal next-twelve month EBITDA multiples ranging from 12.5x to 17.5x to the projected next twelve month EBITDA of each group of Assumed Acquisitions occurring in any particular year at the end of the forecast period for each such group of Assumed Acquisition, and subtracting from the foregoing results (c) the Company’s estimated book value of debt and certain liabilities less cash equivalents as of June 30, 2015. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding Shares to derive an implied per share equity value range of approximately $49.50 to $81.50 per share. Centerview compared this range to the per share merger consideration of $55.85 per Share to be paid to the holders of Shares (other than Excluded Shares) pursuant to the merger agreement.

Other Considerations

Centerview noted for the special committee certain additional factors solely for informational purposes, including, among other things, the following:

•	Historical closing trading prices of the Shares during the 52-week period ended August 3, 2015, prior to the subsequent increase in trading price and volume of the Shares, which reflected low and high stock closing prices for the Shares during such period of approximately $36.14 to $67.39 per Share;

•	Stock price targets for the Shares in Wall Street research analyst reports publicly available as of August 19, 2015, the day prior to the publication of media reports that the Company was in discussions with potential acquirors, which indicated low and high stock price targets for the Shares ranging from $43.00 to $55.00 per Share; and

•	An analysis of premiums paid in selected all-cash transactions in which a public U.S.-based target was acquired in a transaction valued from $4 billion–$8 billion and for which premium data was available, excluding transactions in the financial, insurance, real estate and energy industries, as well as two pharmaceutical industry transactions which Centerview judged, based on its experience and professional judgment, to be statistical outliers. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to, among other things, the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction (the “unaffected date”).

The 25th percentile and 75th percentile premiums paid for the selected transactions were as follows:

Premiums Paid – One Day
25th Percentile	17.4%
75th Percentile	52.3%

Centerview applied the 25th and 75th percentile premiums of the closing price of the target companies’ common stock on the date one day prior to the applicable unaffected dates of such transactions to the Company’s closing stock price on August 3, 2015 of $36.39, which resulted in an implied per share price range of approximately $42.75 to $55.50 per Share.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the special committee in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the special committee, the board of directors or the management of the Company with respect to the per share merger consideration or as to whether the special committee would have been willing to determine that a different consideration was fair. The per share merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the special committee and the board of directors. Centerview did not recommend any specific amount of consideration to the Company or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided any financial advisory or other services to the Company, Parent, Merger Sub or Vista Equity Partners Fund V, L.P. (“Vista”), KSISH Investments, LLC (“KSISH”) or Broad Street Principal Investments, L.L.C. (“BSPI” and, together with Vista and KSISH, the “Equity Financing Sources”) for which it received any compensation. Centerview may provide investment banking and other services to or with respect to the Company, Parent, the Equity Financing Sources or their respective affiliates (including portfolio companies, as applicable) in the future, for which it may receive compensation. In addition, in the ordinary course of Centerview’s business, it may have provided, and may be providing, financial advisory or other services to companies in which the Equity Financing Sources or their respective affiliates have non-controlling investments. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, the Equity Financing Sources or any of their respective affiliates (including portfolio companies, as applicable), or any other party that may be involved in the merger and the other transactions contemplated by the merger agreement.

The special committee selected Centerview as its financial advisor in connection with the Transaction in light of Centerview’s reputation and substantial knowledge and expertise with respect to the technology and information services industry and mergers and acquisitions transactions generally. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the special committee, the special committee has agreed to pay Centerview an aggregate fee estimated to be approximately $28.5 to $32.5 million, $2 million of which was paid upon execution of Centerview’s engagement letter, $2 million of which was paid upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse certain of Centerview’s reasonable expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Certain Unaudited Company Forecasts

Although the Company periodically may issue limited guidance to investors concerning its expected financial performance, the Company does not, as a matter of course, publicly disclose forecasts or projections. However, in connection with the special committee’s consideration of strategic alternatives, management of the Company provided certain unaudited forecasts, which we refer to as “forecasts,” to the special committee, Centerview and other parties potentially interested in a transaction with the Company, including Parent. The forecasts were used by Centerview in connection with the rendering of its fairness opinion to the special committee and performing its related financial analysis, as described in “The Merger – Opinion of Centerview Partners LLC” on page 50.

The forecasts were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, which we refer to as “GAAP” in the United States or any other jurisdiction. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the forecasts or expressed any opinion or given any form of assurance with respect thereto or their achievability. The summary of the forecasts is included solely to give stockholders of the Company access to certain financial projections that were made available to the special committee, Centerview and other parties potentially interested in a transaction with the Company, including Parent, and is not being included in this proxy statement to influence a Company stockholder’s decision whether to vote to adopt the merger agreement and approve the merger or for any other purpose.

The forecasts were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The forecasts also reflect assumptions as to certain business decisions that are subject to change. The forecasts do not take into account any circumstances or events occurring after the date they were prepared.

The forecasts also reflect assumptions as to certain business decisions that may not reflect the effects of the merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. In addition, the forecasts may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. Further, the forecasts do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the forecasts in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives considered or consider the forecasts to be predictive of actual future events, and the forecasts should not be relied upon as such. Neither the Company, Parent nor any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the forecasts, except as otherwise required by law. Neither the Company, Parent nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the forecasts or that the forecasts will be achieved. The Company has made no representation to Parent or Merger Sub, in the merger agreement or otherwise, concerning the forecasts.

The forecasts contain non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in its public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the forecasts, the Company stockholders are cautioned not to place undue reliance on the forecasts.

The following table summarizes the forecasts that were used by Centerview in connection with the rendering of its fairness opinion to the special committee and performing its related financial analysis and were also made available to parties potentially interested in a transaction with the Company, including Parent.

	Fiscal Year Ended June 30 (1)
(amounts in millions)	2016E	2017E	2018E	2019E	2020E
Revenue	$1,281	$1,469	$1,662	$1,873	$2,105
Adjusted EBITDA (2)	$493	$585	$671	$766	$873
Adjusted Net Income (3)	$208	$273	$336	$407	$481
Capital Expenditures	$70	$80	$91	$102	$115
Free Cash Flow (4)	$423	$505	$580	$664	$758

(1)	Reflects the following key assumptions regarding mergers and acquisitions activity:

•	$130 million in M&A spend per year;

•	Targets acquired at 12.5x EBITDA in 2016E growing to 15.0x EBITDA in 2020;

•	12% revenue growth per year assumed for acquisitions;

•	First year EBITDA margin of 30% assumed, with an assumed EBITDA margin of 45% on incremental revenues in future years; and

•	New acquisitions assumed to occur at mid-fiscal year (i.e., on 12/31).

Other key assumptions include:

•	Forward foreign exchange rates held constant at July 2015 spot rates;

•	Strong organic revenue growth in the projection period alongside M&A initiatives reaching revenues of approximately $2.1 billion in 2020;

•	Growing share of non-RMS business to support diversification and growth going forward;

•	Consistent increase in projected EBITDA margins from approximately 38.5% in 2016 to approximately 41.5% in 2020;

•	Probability-adjusted roll-out with approximately $55 million in digital content applications revenue in 2017 growing to approximately $160 million in 2020; and

•	Adjusted EBITDA from digital content applications margin of approximately 42% with no increase going forward.

(2)	Adjusted EBITDA is defined as GAAP net income excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses and (viii) acquisition and related costs.

(3)

Adjusted Net Income is defined as GAAP net income attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments, (vi) litigation related expenses and (vii) acquisition and related costs.

(4)	Free Cash Flow is defined as Adjusted EBITDA minus Capital Expenditures.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to:

•	pay our stockholders and holders of equity awards the amounts due to them under the merger agreement;

•	pay related fees and expenses in connection with the merger and associated transactions; and

•	repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the merger, including the purchase of the Company’s outstanding notes pursuant to the debt tender offer and change of control offer;

will be approximately $7.23 billion.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•	equity financing to be provided to Parent by VEPFV in an aggregate amount of up to $1.2 billion, or other parties to whom they assign a portion of their respective commitments;

•	common and preferred equity financing to be provided to Parent by KSISH or other parties to whom KSISH assigns a portion of its commitment or with whom Vista arranges for alternative equity financing to replace all or a portion of KSISH’s commitment in an aggregate amount of up to $1.3 billion, or common or preferred equity of Parent issued in lieu thereof;

•	preferred equity financing to be provided to Parent by BSPI and KSISH in an aggregate amount of up to $800 million, or other parties to whom BSPI or KSISH assign a portion of their respective commitments;

•	debt financing in the form of a senior secured term facility of up to $1.9 billion to be provided by the debt commitment parties, or other parties to whom the debt commitment parties assign a portion of their respective commitments;

•	the issuance of up to $2.03 billion in aggregate principal amount of senior unsecured notes, and borrowings under a senior unsecured bridge loan to be provided by the debt commitment parties, or other parties to whom the debt commitment parties assign a portion of their respective commitments, to the extent the proceeds of the issuance of senior unsecured notes are less than $2.03 billion; and

•	cash of the Company expected to be on hand and available at the closing in an amount of approximately $150 million.

We believe the amounts committed under the equity commitment letters and the debt commitment letters, each as described below, will be sufficient to complete the merger and pay related fees and expenses in connection with the merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the merger, including the purchase of the Company’s outstanding notes pursuant to the debt tender offer and change of control offer, but we cannot assure you of that. Those amounts may be insufficient if, among other things, VEPFV, KSISH and/or BSPI fail to purchase their respective committed amounts in breach of their respective equity commitment letters, the commitment parties under the debt commitment letter fail to fund the committed amounts in breach of such debt commitment letter, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Equity Commitments

1.	VEPFV Equity Commitment Letter

Parent has entered into a letter agreement, dated as of September 13, 2015, with VEPFV, pursuant to which VEPFV committed to capitalize Parent, at or immediately prior to the effective time of the merger, with an aggregate common equity contribution in an amount of up to $1.2 billion, subject to the terms and conditions set forth therein.

The obligation of VEPFV to fund the VEPFV equity financing is subject to certain conditions, including: (i) the satisfaction, or waiver by Parent and Merger Sub (with the prior written approval of Vista), at the closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger, (ii) the substantially contemporaneous funding of the equity commitments under the other equity commitment letters at the closing, (iii) the substantially contemporaneous funding of the debt financing at the closing and (iv) the contemporaneous consummation of the merger. The Company is an express third party beneficiary of the VEPFV equity commitment letter entitling the Company in certain circumstances in connection with the consummation of the merger to seek specific performance of VEPFV’s obligations to fund its commitments under the VEPFV equity commitment letter.

The Company is entitled to seek specific performance to cause Parent or Merger Sub to draw down the full proceeds of the VEPFV equity financing in the event that (i) the marketing period has ended and all conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at the closing) have been or would have been satisfied at the time when the closing would be required to occur but for the failure of the VEPFV equity financing to be funded pursuant to the terms and conditions of the VEPFV equity commitment letter, (ii) Parent and Merger Sub fail to complete the closing of the merger in accordance with the merger agreement, (iii) the debt financing (or, if alternative financing is being used pursuant to the merger agreement, pursuant to the commitments with respect thereto) and other equity has been funded or purchased, as applicable, or the providers or purchasers thereof, as applicable, have confirmed to Parent in writing that such debt financing and other equity will be funded or purchased, as applicable, at the closing of the merger if the VEPFV equity financing is funded at the closing of the merger, and (iv) the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by the merger agreement.

The obligation of VEPFV to fund the VEPFV equity financing will expire upon the earliest to occur of (i) the effective time of the merger, (ii) the expiration or termination of the merger agreement in accordance with its terms, (iii) the funding of the aggregate amounts due under the VEPFV equity commitment letter, (iv) the termination date under the merger agreement, (v) the date on which any claim is brought by the Company under, or any legal proceeding is brought by the Company with respect to, the limited guarantee, the guarantor or any guarantor affiliate thereof (other than in respect of a guaranteed obligation) and (vi) the date on which any other claim is brought under, or legal proceeding is initiated against VEPFV or any affiliate thereof in connection with, the VEPFV equity commitment letter or the limited guarantee, the merger agreement or any transaction contemplated by the VEPFV equity commitment letter or by the limited guarantee or otherwise relating thereto, except for certain claims under the guarantee or merger agreement.

2.	KSISH Equity Commitment Letter

Parent and Merger Sub have entered into the KSISH equity commitment letter pursuant to which KSISH has committed to purchase common and preferred equity of Parent in an aggregate amount of up to $1.3 billion.

The obligations of KSISH to purchase the common and preferred equity pursuant to the KSISH equity commitment letter are subject to a number of conditions, including (i) that since September 13, 2015, there has not been a Company material adverse effect, (ii) the negotiation, execution and delivery of definitive documentation with respect to the common and preferred equity consistent with the KSISH equity commitment letter and specified documentation standards, (iii) the material accuracy of certain specified representations and warranties, (iv) substantially simultaneous consummation of the merger in accordance with the merger agreement (without giving effect to any modifications, amendments to the merger agreement or any waivers or consents thereof that are materially adverse to KSISH without its waiver or consent), (v) delivery of certain customary closing documents (including, among others, a customary solvency certificate) and certain Company financial statements, (vi) payment of applicable costs, fees and expenses, (vii) the receipt of any required clearances under applicable antitrust laws and (viii) the issuance of the debt financing on terms substantially consistent with the terms set forth in the debt commitment letter and the issuance of the preferred equity on terms substantially consistent with the terms set forth in the preferred equity commitment letter. The obligation of KSISH to purchase the common and preferred equity under the KSISH equity commitment letter will automatically terminate upon termination of the merger agreement in accordance with its terms unless KSISH, in its discretion, agrees to an extension. KSISH may also terminate its obligations under the KSISH equity commitment letter if KSISH has not been required to purchase common or preferred equity pursuant to the KSISH equity commitment letter on or before (i) 11:59 p.m., New York City time, on March 22, 2016 or (ii) the termination of the debt commitment letter in accordance with its terms.

3.	Preferred Equity Commitment Letter

Parent and Merger Sub have entered into the preferred equity commitment letter pursuant to which KSISH and BSPI have committed to purchase preferred equity of Parent in an aggregate amount of up to $800 million, including warrants convertible into shares of common equity.

The several, but not joint, obligations of BSPI and KSISH to purchase the preferred equity pursuant to the preferred equity commitment letter are subject to certain conditions, including: (i) Parent must have executed and delivered definitive documentation in form and substance consistent with the preferred equity commitment letter, (ii) the merger must have been or, substantially concurrently with the purchase of the preferred equity shall be, consummated in accordance with the terms of the merger agreement, (iii) the accuracy of certain specified representations, (iv) an additional equity contribution in an amount equal to at least $2.0 billion must have been, or substantially concurrently with the purchase of the preferred equity shall be, consummated in at least the amount specified in the preferred equity commitment letter, (v) the issuance of the senior debt shall have been, or substantially concurrently with the purchase of the preferred equity shall be, consummated on terms substantially the same as those set forth in the debt commitment letter, (vi) the issuance of shares of capital stock under the KSISH equity commitment letter (if any) on the same economic terms, and substantially the same other terms (which other terms are not materially adverse to BSPI and KSISH), as set forth in the KSISH equity commitment letter, (vii) since September 13, 2015, there must not have been a Company material adverse effect, (viii) all necessary waiting periods or any necessary clearances or approvals under applicable antitrust laws, as described in “The Merger – Regulatory Approvals,” must have expired or terminated or have been received and (ix) BSPI and KSISH must have received certain financial information from the Company.

In the event that (a) the purchase of the preferred equity does not occur on or before the earlier of (i) March 22, 2016 and (ii) the date on which the debt commitment letter terminates in accordance with the terms thereof or (b) the merger agreement is terminated in accordance with its terms, then the preferred equity commitment letter will automatically terminate unless BSPI and KSISH, in their discretion, agree to an extension.

Debt Commitments

Parent and Merger Sub have entered into the debt commitment letter, dated as of September 17, 2015, with the debt commitment parties pursuant to which the debt commitment parties have committed to provide debt financing in the form of a senior secured term facility and a senior unsecured bridge facility (which would be utilized in the event that Merger Sub does not issue and sell the full amount of the senior notes referred to below at or prior to the closing of the Merger) debt of up to $3.93 billion to Parent and Merger Sub, the proceeds of which will be used on the closing date of the merger (i) to finance, in part, the payment of amounts payable under the merger agreement, the refinancing of certain of the Company’s indebtedness pursuant to tender offers and/or change of control offers, as applicable, and the payment of related fees and expenses, (ii) to provide for ongoing working capital and (iii) for other general corporate purposes of the Company and its subsidiaries. It is also expected that, at or prior to the closing of the merger, Merger Sub will issue senior unsecured notes in an amount to be determined in an offering conducted under Rule 144A of the Securities Act of 1933, as amended. The debt financing sources have also committed to provide a $300 million senior secured revolving credit facility. The aggregate principal amount of the senior secured term facility and the bridge facility (or the senior notes, as the case may be) may be increased to fund certain original issue discount or upfront fees in connection with the debt financing.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (i) that since September 13, 2015, there has not been a Company material adverse effect, (ii) the negotiation, execution and delivery of definitive documentation with respect to the common and preferred equity consistent with the debt commitment letter and specified documentation standards, (iii) the material accuracy of certain specified representations and warranties, (iv) substantially simultaneous consummation of the merger in accordance with the merger agreement (without giving effect to any modifications, amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders without their waiver or consent), (v) delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral and certain Company financial statements, (vi) delivery of a customary offering memorandum, comfort letters, certain audited, unaudited and pro forma financial statements, (vii) payment of applicable costs, fees and expenses, (viii) the agents have been afforded a period of at least 15 consecutive business days (subject to certain blackout dates) following the receipt of portions of a customary offering memoranda and certain financial statements, and (ix) the making of an equity contribution in an amount of no less than $2,000 million and the issuance of the preferred equity on terms substantially consistent with the terms set forth in the preferred equity commitment letter.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify the Company and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to replace such unavailable debt financing) from the same or other sources on terms and conditions no less favorable to Parent than such unavailable debt financing (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter). As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The obligation of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earlier of (i) 11:59 p.m., New York City time, on March 22, 2016 and (ii) the termination of the merger agreement in accordance with its terms.

Limited Guarantee

Pursuant to the limited guarantee, dated September 13, 2015, delivered by VEPFV in favor of Parent, which we refer to as the “limited guarantee,” VEPFV has agreed to guarantee the due, punctual and complete payment by Parent to the Company of an amount equal to the Parent termination fee plus certain cost and expense reimbursement obligations specified in the merger agreement, subject to an aggregate cap of $238.75 million.

Subject to certain exceptions, the limited guarantee will terminate upon the earliest of: (a) the effective time of the merger, (b) the occurrence of certain specified merger agreement termination events, (c) the payment by VEPFV of all obligations under the limited guarantee and (d) if the Company seeking to impose liability upon VEPFV under the limited guarantee in excess of the aggregate cap or otherwise challenges any limit on VEPFV’s liability under the limited guarantee or under the VEPFV equity commitment letter.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place on the later of the (i) third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 95) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) first business day after the final day of the marketing period (described below), or such earlier date as may be specified by Parent on no less than three business days’ prior notice the Company.

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each holder of record of a certificate representing shares of our common stock (other than holders of excluded Company shares) will be sent a letter of transmittal describing how such holder may exchange its shares of our common stock for per the share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are a holder of record of our common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by the certificate formerly representing such shares (or an affidavit of loss in lieu thereof accompanied by a bond if requested by Parent) and all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the board of directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include:

•	each outstanding option to acquire our common stock, whether vested or unvested, will, as of the effective time of the merger, be canceled and converted into the right to receive a cash amount equal to the product of (1) the per share merger consideration minus the applicable exercise price and (2) the number of shares subject to such option, less any required withholdings or deductions, and will be paid within 10 business days after the effective time of the merger; provided, that each performance option for which the performance period has not completed as of immediately prior to the effective time of the merger will be converted into the right to receive a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such performance options;

•	any vesting conditions applicable to each outstanding RSU that will accelerate in full and each RSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such RSU, less any required withholdings or deductions, and will be paid, without interest, within 10 business days after the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the tax code;

•	each outstanding PSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such PSU, less any required withholdings or deductions, and will be paid within 10 business days after the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the tax code following the effective time; provided, however, that each PSU for which the performance period has not completed as of immediately prior to the effective time of the merger will accelerate and vest and entitle the holder to receive a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such PSU, or in the event the applicable agreement, plan or arrangement does not contain such change in control-related vesting provisions, the number of shares that will be subject to such PSU as of the effective time of the merger will be based on the higher of target and actual performance through the effective time, as reasonably determined by the compensation committee of the board of directors;

•	entitlement to receive a cash retention and transaction bonus upon the consummation of the merger and, in the case of Mr. Aquila, in August 2016 if the merger does not occur;

•	certain severance payments and benefits under our executive officers’ executive employment agreements payable upon certain types of termination of employment following the closing date;

•	the potential for the special committee to receive compensation for their services in connection with the transaction, which, as of the date hereof, has not been determined;

•	a grant of restricted cash or RSUs to our non-employee directors pursuant to our Non-Employee Director Compensation Program, which vest upon completion of the merger; and

•	the entitlement to the indemnification benefits in favor of our directors and executive officers, as described in more detail under the heading “– Indemnification and Insurance” beginning on page 94 of this proxy statement.

Treatment of Company Stock Plans

Upon completion of the merger, outstanding Company stock options, RSUs and PSUs held by our directors and named executive officers, which we refer to collectively as “equity-based awards”, in each case, whether vested or unvested, will be canceled. In connection with the merger:

•	At the effective time of the merger, each outstanding option to acquire Company common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash amount equal to the product of (1) the per share merger consideration minus the applicable exercise price and (2) the number of shares subject to such option, less any required withholdings or deductions. Notwithstanding the foregoing, each performance option for which the performance period has not completed as of immediately prior to the effective time of the merger will be converted into the right to receive a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such performance option. Any option (including any performance option) that is outstanding immediately prior to the effective time of the merger that has an exercise price which is greater than the per share merger consideration will terminate without consideration upon the effective time of the merger. The payments in respect of options (including performance options) will be paid as promptly as practicable, but no later than 10 business days, following the effective time of the merger, without interest and less any applicable withholding taxes.

•

At the effective time of the merger, any vesting conditions applicable to each outstanding RSU will accelerate in full and each RSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such RSU, less any required withholdings or deductions. The payments in respect of such RSUs will be paid, without interest, as promptly as practicable, but no later than 10 business days, following the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the tax code following the effective time of the merger;

•	At the effective time of the merger, each outstanding PSU will be canceled, with the holder receiving a cash amount equal to the product of (1) the per share merger consideration and (2) the number of shares subject to such PSU, less any required withholdings or deductions. Notwithstanding the foregoing, each PSU for which the performance period has not completed as of immediately prior to the effective time of the merger will accelerate and vest and entitle the holder to a cash amount only to the extent provided by the change in control-related vesting provisions in the agreement, plan or arrangement covering such PSU, or in the event the applicable agreement, plan or arrangement does not contain such change in control-related vesting provisions, the number of shares that will be subject to such PSU as of the effective time of the merger will be based on the higher of target and actual performance through the effective time, as reasonably determined by the compensation committee of the board of directors. Each PSU whose performance criteria has not been satisfied or whose vesting has not been accelerated as of the effective time of the merger (including pursuant to the treatment provided above) will terminate without consideration. The payments in respect of such PSUs will be paid, without interest, as promptly as practicable, but no later than 10 business days, following the effective time of the merger or, if applicable, at the earliest date permitted by Section 409A of the tax code following the effective time.

The table below sets forth, for each of our executive officers and directors, (i) the number of outstanding unvested Company stock options with exercise prices below the per share merger consideration, (ii) the number of RSUs outstanding and (iii) the number of PSUs outstanding, for which the applicable performance period is complete (but that remain subject to service-based vesting) and the number of PSUs outstanding, for which the applicable performance period is not complete, assuming performance conditions are satisfied at target performance, in each case, that was held by such executive officer and director as of October 1, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement. The amounts shown do not include equity-based awards that will vest in accordance with their terms between October 1, 2015 and January 4, 2016, the assumed closing date of the merger, and do not attempt to forecast any grants, additional issuances, dividends or forfeitures of equity-based awards following the date of this proxy statement/prospectus. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

The table below also sets forth the total amount, based on the number of equity-based awards determined as described above, per individual, payable in respect of such equity-based awards on the closing date, which we assume to be January 4, 2016 for these purposes, with such amounts calculated by multiplying the number of Company stock options by the excess of the per share merger consideration over the exercise price per share of our common stock, and by multiplying the number of shares of RSUs and PSUs (at target, as applicable) by the per share merger consideration, or $55.85 per share.

Our executive officers also hold shares of our common stock and vested stock options, which, in the case of such stock options that remain unexercised on the closing date, will be canceled in exchange for the excess, if any, of the per share merger consideration over the exercise price per share of common stock, as described above. The number and value of vested Company stock options and shares of our common stock held by our executive officers is not included in the table below. As noted above and further discussed below, we may grant additional

RSUs to our non-employee directors in lieu of restricted cash awards pursuant to our Non-Employee Director Compensation Program; such RSUs are not included in the table below.

	Equity Awards
Name	Unvested Stock Options (#)	RSUs(#)	PSUs(#)	Amount ($)
Named Executive Officers (1)
Tony Aquila	59,953	70,413	0	4,791,692
Renato Giger	19,548	12,984	29,394	2,646,934
Jason Brady	16,599	8,982	18,705	1,784,183
Directors (2)
Stuart Yarbrough (3)	0	0	0	0
Thomas Wajnert (4)	0	0	0	0
Tom Dattilo (5)	0	1,270	0	70,930
Kurt Lauk	0	920	0	51,382
Arthur Kingsbury	0	0	0	0
Patrick D. Campbell (6)	0	2,677	0	149,566
Michael E. Lehman (6)	0	2,677	0	149,566

(1)	Amounts shown in the table do not include the following equity awards held by our executive officers as of October 1, 2015 that will vest in accordance with their terms prior to January 4, 2016, the assumed closing date of the merger: Mr. Aquila 19,984 options and 2,227 RSUs with an aggregate value of $410,749; Mr. Giger 6,516 options and 2,001 RSUs with an aggregate value of $205,130; Mr. Brady 5,532 options and 1,514 RSUs with an aggregate value of $163,831.

(2)	Amounts shown in the table do not include 1033 RSU awards held by each of our directors (equal, in each case, to $57,693 based on the merger consideration) that will vest in accordance with their terms prior to January 4, 2016, the assumed closing date of the merger.

(3)	All RSUs held by such individual have vested but 16,780 RSUs are subject to deferral conditions previously elected by such individual, which deferral conditions will lapse upon the closing of the merger.

(4)	All RSUs held by such individual have vested but 3,779 RSUs are subject to deferral conditions previously elected by such individual, which deferral conditions will lapse upon the closing of the merger.

(5)	1,270 RSUs that are subject to deferral conditions previously elected by the individual are unvested, and these RSUs will vest and all of the deferral conditions will lapse upon the closing of the merger. The remaining 12,925 RSUs held by such individual have vested but are subject to deferral conditions previously elected by such individual, which deferral conditions will lapse upon the closing of the merger.

(6)	2,677 RSUs that are subject to deferral conditions previously elected by the individual are unvested, and these RSUs will vest and all of the deferral conditions will lapse upon the closing of the merger. The remaining 6,139 RSUs held by such individual have vested but are subject to deferral conditions previously elected by such individual, which deferral conditions will lapse upon the closing of the merger.

Individual Employment Arrangements

Each of our executive officers is party to an employment agreement with the Company, which we refer to collectively as the “executive agreements.” The executive agreements provide enhanced severance and other separation benefits in the event an executive officer experiences a qualifying termination of employment in conjunction with the completion of a transaction such as the merger.

In accordance with the terms of Mr. Aquila’s executive employment agreement, if Mr. Aquila’s employment is terminated by the Company or an acquirer without “cause” or is terminated by Mr. Aquila for “good reason” within 24 months following the completion of a transaction, such as the merger, then he is entitled to receive (i) a lump sum payment equal to two times his then-applicable annual base salary and an amount equal to two times his then-applicable annual target bonus opportunity payable within 60 days following termination, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the 100% of the awards, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months.

In accordance with the terms of the executive agreement for each of Mr. Giger and Mr. Brady, if such executive’s employment is terminated by the Company or an acquirer without “cause” or is terminated by Mr. Giger or Mr. Brady for “good reason” within 24 months following a transaction, such as the merger, then each executive is entitled to receive (i) a lump sum payment equal to 1.5 times such executive’s then-applicable annual base salary and an amount equal to 1.5 times such executive’s then-applicable annual target bonus opportunity payable within 60 days following termination, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the 100% of the awards, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months.

For purposes of the executive agreements, “cause” is generally defined as the occurrence of any of the following events: (i) the conviction or plea of guilty or no contest for or indictment on a felony or a crime involving moral turpitude or the commission of any other act or omission involving misappropriation, embezzlement or fraud, which involves a material matter with respect to the Company or any subsidiary or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office such executive holds as reasonably directed by the President and Chief Executive Officer (or the board of directors in the case of Mr. Aquila) after notice from the President and Chief Executive Officer or the board of directors, as applicable, and a reasonable opportunity to respond to such notice, (iii) gross negligence or willful misconduct with respect to the Company or any subsidiary that is or could reasonably be expected to be harmful to the Company or any subsidiary in any material respect after notice from the President and Chief Executive Officer or the board of directors, as applicable, and a reasonable opportunity to respond to such notice, (iv) conduct tending to bring the Company or any subsidiary into substantial public disgrace or disrepute after notice from the board of directors and a reasonable opportunity to respond to such notice and (v) any breach by such executive of any of the restrictive covenants contained within the executive agreement.

For purposes of the executive agreements, “good reason” is generally defined as: (i) a reduction in annual base salary of more than 5%; (ii) a material diminution in duties or responsibilities inconsistent with such executive’s position (excluding, in the case of Mr. Aquila, failure to be chairman of the board of directors); (iii) change in principal office location by more than 25 miles; or (iv) failure of a successor corporation to assume the employment agreement.

Each of the executive officers is subject to a reduction of their payments under the executive agreements if such payments are subject to the golden parachute excise tax under Section 4999 of the tax code to the extent such reduction would result in the executive retaining a greater after-tax amount of such payments. Each of the executive officers is subject to post-termination non-competition and non-solicitation covenants. Pursuant to the executive agreements, in order to receive severance benefits following a termination of employment, each executive officer must execute a general release of claims in favor of the Company.

Retention Awards

Each of the executive officers has been granted an award pursuant to the Company’s retention and transaction success award program, which we refer to as the “retention program,” which will become payable the consummation of the merger and, in the case of Mr. Aquila, in August 2016 if the merger does not occur. The retention program was adopted by the board of directors on August 23, 2015 and provides for cash retention awards for key employees, including the executive officers. Such retention awards generally become payable only if the merger is consummated. However, 50% of Mr. Aquila’s award is payable on the earlier of the consummation of the merger and August 22, 2016. The retention awards are subject to the recipient’s continued employment through the consummation of the merger (or, in the case of Mr. Aquila, 50% of the award will be subject to his continued employment through the earlier of the consummation of the merger or August 22, 2016) or termination of the recipient’s employment without “cause,” due to the recipient’s death or disability or by the recipient for “good reason” prior to such time. The table below sets forth the total amount each executive officer will receive pursuant to the retention program upon the consummation of the merger.

Name	Retention Award Amount ($)
Named Executive Officers
Tony Aquila	$18,000,000
Renato Giger	815,000
Jason Brady	3,500,000

Director Grants

Under our Non-Employee Director Compensation Program, each non-employee director who is re-elected to our board of directors automatically receives a grant of RSUs, as of the date of the annual meeting of shareholders, with respect to a number of shares of our common stock determined by dividing (A) $225,000 by (B) the fair market value of a share of our common stock on the date of the annual meeting (rounded down to the nearest whole share). In the event that our fiscal 2016 annual meeting occurs prior to the closing of the merger, non-employee directors will, in lieu of such RSUs, receive restricted cash awards, provided that such restricted cash awards will be subject to the same terms and conditions as set forth in the Non-Employee Director Compensation Program (including, accelerated vesting and payment upon the closing of the merger). Notwithstanding the foregoing, subject to the written consent of Parent, grants made to our non-employee directors following the 2016 annual meeting may be made in the form of RSUs, which, pursuant to the terms of the Company’s Non-Employee Director Compensation Program, will be treated as described above under the heading “– Treatment of Company Stock Plans”.

New Management Arrangements

As of the date of this proxy statement, no new employment, reinvestment, participation, equity contribution or other agreements, arrangements or understandings between any executive officer or director, on the one hand, and the Company, Vista, Parent, Merger Sub or their respective affiliates, on the other hand, have been entered into. The merger is not conditioned upon any executive officer or director of the Company entering into any such agreement. Although it is possible that the Company’s executive officers will enter into arrangements with Vista, Parent, Merger Sub or their affiliates regarding employment and severance arrangements with, and the right to purchase or participate in the equity of, the surviving corporation, there can be no assurance that any parties will reach an agreement.

Special Committee Compensation

In consideration of the time and efforts required of the members of the special committee in overseeing a review of the Company’s strategic alternatives, the board of directors approved a one-time retainer of $240,000 for the chairman of the special committee and a one-time retainer of $190,000 for each other member of the special committee, and a meeting fee of $2,000 per meeting for each member of the special committee. Such fees are payable whether or not the merger is completed. Each member of the special committee will also be reimbursed for out of pocket expenses in connection with the performance of their duties.

Golden Parachute Compensation

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to our executive officers (each of whom we refer to as a “named executive officer”), which compensation is subject to an advisory vote of our stockholders, as described below under the heading “Advisory Vote on Merger-Related Compensation for the Company Named Executive Officers” beginning on page 101 of this proxy statement. The table assumes the consummation of the merger occurred on January 4, 2016 and the employment of the named executive officer was terminated without “cause” or for “good reason” on such date.

The calculations in the table below do not include amounts that our executive officers were already entitled to receive or will be vested in as of January 4, 2016, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($) (1)	Equity ($) (2)	Welfare Benefits ($) (3)	Other ($) (4)	Total ($) (5)
Named Executive Officers
Tony Aquila	3,700,000	4,791,692	28,591	18,000,000	26,520,283
Renato Giger	1,223,100	2,646,934	28,591	815,000	4,713,625
Jason Brady	1,136,700	1,784,183	28,591	3,500,000	6,449,474

(1)	As described above under the heading “– Individual Employment Arrangements,” the cash payments to Mr. Aquila consist of a lump sum payment equal to two times his then-applicable annual base salary and an amount equal to two times his then-applicable annual target bonus opportunity payable within 60 days of termination and the cash payments to Messrs. Giger and Brady consist of a lump sum payment equal to 1.5 times such executive’s then-applicable annual base salary and an amount equal to 1.5 times such executive’s then-applicable annual target bonus opportunity payable over within 60 days of termination.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the completion of the merger, as described above. The amounts shown in this column are based on the compensation and benefit levels in effect on October 1, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Name	Multiple of Base Salary ($)	Multiple of Annual Incentive Award ($)	Total ($)
Named Executive Officers
Tony Aquila	1,800,000	1,900,000	3,700,000
Renato Giger	679,500	543,600	1,223,100
Jason Brady	631,500	505,200	1,136,700

Each named executive officer is also subject to a 15-month post-termination non-competition covenant, one-year post-termination non-solicitation of employees and customers covenant and one-year post-termination employee no-hire covenant. In order to receive severance benefits following a termination of employment, each executive officer must execute a general release of claims in favor of the Company.

(2)

As described above under the heading “– Treatment of Company Stock Plans” the equity amounts consist of the accelerated vesting and payment of unvested Company stock options, RSUs and PSUs (including the number of PSUs outstanding, for which the applicable performance period is complete but that remain subject to service-based vesting and the number of PSUs outstanding, for which the applicable performance period is not complete, assuming performance conditions are satisfied at target performance). The amounts shown are based on the number of such equity-based awards held by each named executive officer as of October 1, 2015, the latest practicable date to determine such amounts before the filing of this proxy statement. Amounts shown in the table do not include the following equity awards held by our executive officers as of October 1, 2015 that will vest in accordance with their terms prior to January 4, 2016, the assumed closing date of the merger: Mr. Aquila 19,984 options and 2,227 RSUs with an aggregate value of $410,749; Mr. Giger 6,516 options and 2,001 RSUs with an aggregate value of $205,130; Mr. Brady 5,532 options and 1,514 RSUs with an aggregate value of $163,831. The amounts shown do not attempt to forecast any grants, additional issuances, dividends or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the closing date occurs, certain equity-based awards may vest in accordance with their terms.

The above payments are “single-trigger” in nature as they will become payable immediately upon the closing date, whether or not employment is terminated.

The equity payments described in this column (2) include the following components:

	Company Equity Awards
Name	Unvested Stock Options ($)	RSUs ($)	PSUs ($)	Total ($)
Named Executive Officers
Tony Aquila	859,126	3,932,566	0	4,791,692
Renato Giger	280,123	725,156	1,641,655	2,646,934
Jason Brady	237,864	501,645	1,044,674	1,784,183

(3)	As described above under the heading “– Individual Employment Arrangements,” the welfare benefits to the named executive officers consist of health and welfare benefits continuation for 18 months.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or for good reason following the completion of the merger. The amounts reflected in the column above reflect health and benefits rates in effect for 2015; therefore if benefits levels change between the date of this proxy statement and the closing of the merger, such amounts will change.

(4)	As described above under the heading “– Retention Awards,” each executive officer has been granted a retention award pursuant to our retention program, which provides for a cash payment upon the consummation of the merger, and , in the case of Mr. Aquila, a cash payment in August, 2016, if the merger is not consummated before such time.

The above payments are “single-trigger” in nature as they will become payable immediately upon the closing date, whether or not employment is terminated.

(5)	The amounts in this column represent the total of all compensation in columns (1), (2), (3) and (4).

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
Named Executive Officers
Tony Aquila	$22,791,592	3,785,591
Renato Giger	3,461,934	1,251,691
Jason Brady	5,284,183	1,165,291

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the tax code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Indemnification and Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law in return for an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of the Company and its subsidiaries, which we refer to as the “indemnified parties,” against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director, officer or employee of the Company or its subsidiaries or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, including the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification.

Prior to the effective time of the merger, the Company will, and, if the Company is unable to, the surviving corporation as of the effective time of the merger will, obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the transactions contemplated by the merger agreement). However, in no event will Parent or the surviving corporation be required to pay an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. In the event that premiums exceed this threshold, Parent must obtain the policy with the greatest coverage available for a cost not exceeding such threshold.

From and after the effective time until the sixth anniversary of the effective time, the organizational documents of the surviving corporation and its subsidiaries may not contain provisions less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the effective time, directors, officers or employees of the Company, a subsidiary of the Company or any of their predecessor entities, than presently exist, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

The present and former directors, officers and employees of the Company and its subsidiaries will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of phantom stock units, or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws, or any aspect of the federal Medicare tax on passive income.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “– Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss; provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 20% under current law. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of phantom stock or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust authorities. Under the terms of the merger agreement, the merger cannot be completed until:

•	the waiting period to the consummation of the merger under the HSR Act has expired or been terminated;

•	approval of the transactions contemplated by the merger agreement is received from the European Commission pursuant to Council Regulation (EC) No. 139/2004 (EU) No.139/2004 of 20th January 2004 on the control of concentrations between undertakings (as amended) and, in the event that all or any aspect of such transactions is referred to the competent authorities of any European Union member state pursuant to Article 9 of such regulation, approval by the competent antitrust and competition authorities in that member state;

•	approval is received under the Russian Law on Protection of Competition, as amended, which we refer to as the “Russian Law on Protection of Competition”;

•	approval is received or the waiting period has expired under the Protection of Economic Competition Act of 11 January 2001, the Anti-Monopoly Committee of Ukraine Act of 26 November 1993, and implementing regulations and resolutions, which we refer to collectively as the “Anti-Monopoly Committee of Ukraine Act”; and

•	Merger Sub and Parent have received written notice from the UK Financial Conduct Authority in accordance with the applicable provisions of the UK Financial Services and Markets Act 2000 (as amended) granting the UK Financial Conduct Authority’s approval (whether or not conditional) for Merger Sub and Parent (and any other person who will acquire control of the relevant subsidiary, HPI Limited, for the purposes of Part XII of UK Financial Services and Markets Act 2000 (as amended) pursuant to the merger agreement) to acquire control (within the meaning of the UK Financial Services and Markets Act 2000 (as amended)) of HPI Limited or the UK Financial Conduct Authority is deemed, in the absence of such written notice, to have granted such approval under Section 189(6) of the UK Financial Services and Markets Act 2000 (as amended).

Additionally, the obligation of KSISH to fund the bridge equity financing is subject to the following conditions:

•	approval is received, or the waiting period has expired, under the Austrian Cartel Act 2005, as amended, which we refer to as the “Austrian Cartel Act”;

•	approval is received under Brazil’s Law No. 12,529 of 2011 (as amended) and implementing resolutions, which we refer to collectively as “Brazil’s Law No. 12,529”, and fifteen days has passed from the publication in the Official Gazette of such decision or the resolution of any appeals thereof;

•	approval is received, or the waiting period has expired, under Germany’s Chapter VII of the Act against Restraints of Competition, of 1958, as amended, which we refer to as “Germany’s Act Against Restraints of Competition”; and

•	approval is received, or the waiting period has expired, under Israel’s Restrictive Trade Practices Law, 5748-1988, as amended, which we refer to as “Israel’s Restrictive Trade Practices Law”.

On September 24, 2015, the Company and Parent filed notification of the proposed merger with the FTC and the DOJ under the HSR Act. On October 9, 2015, the FTC terminated the waiting period for the notification filed under the HSR Act.

In addition, filings were made on September 24, 2015, pursuant to Israel’s Restrictive Trade Practices Law, on October 2, 2015, pursuant to the Austrian Cartel Act, Brazil’s Law No. 12,529 and Germany’s Act Against Restraints of Competition, on October 12, 2015, pursuant to the Russian Law on Protection of Competition, and on October 15, 2015, pursuant to the Anti-Monopoly Committee of Ukraine Act. On October 9, 2015, approval was received under Germany’s Act Against Restraints of Competition, on October 20, 2015, approval was received under Israel’s Restrictive Trade Practices Law and on October 23, 2015, approval was received under Brazil’s Law No. 12,529, which approval triggers a 15 calendar day waiting period that is scheduled to expire on November 9, 2015. The waiting period under the Austrian Cartel Act is scheduled to expire on October 30, 2015.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied on a timely basis or at all.

A failure to obtain any of these approvals could result in the failure of the merger to be completed. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals and there may be a substantial period of time between the adoption of the merger agreement by the Company’s stockholders and the completion of the merger.

Litigation Relating to the Merger

On September 21, 2015, an alleged stockholder of the Company filed an action in the Court of Chancery of the State of Delaware on behalf of a putative class of the Company’s stockholders against the Company and its directors, Vista, Parent and Merger Sub. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by approving the merger agreement at an inadequate price and following an inadequate sale process, and that the Company, Vista, Parent and Merger Sub aided and abetted these alleged breaches of duty. The complainant seeks, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as an award of plaintiff’s attorneys’ fees and costs in the action. On October 13, 2015, the defendants moved to dismiss the complaint for failure to state a claim. On October 21, 2015, the plaintiff filed an amended complaint that added allegations contending that the Company’s disclosure contained in the preliminary version of this proxy statement misstated or failed to disclose certain allegedly material information to Company stockholders. On October 22, 2015, the plaintiff filed a motion for a preliminary injunction seeking to enjoin the holding of the special meeting based upon the claim that the Company’s public disclosures were inadequate, as well as a motion seeking expedited proceedings. The defendants deny any wrongdoing in connection with the merger and plan to defend vigorously against the claims set forth in the amended complaint and any injunction motion.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger, including approval of the proposal to adopt the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about the Company or Parent. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 110 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company and Parent contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that the Company and Parent each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.

Effects of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, which we refer to as the “effective time,” Merger Sub, a Delaware corporation and newly formed indirect wholly-owned subsidiary of Parent, will merge with and into the Company. At the effective time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the merger as an indirect wholly-owned subsidiary of Parent.

Unless the parties agree otherwise, the closing of the merger will take place on the third business day after the satisfaction or waiver of the last to be satisfied of the closing conditions set forth in the merger agreement, other than those conditions that, by their terms, are to be satisfied at or immediately prior to the closing of the merger (but subject to the fulfillment or waiver of those conditions); provided that if such conditions have been satisfied or waived, but Parent’s marketing period (described below under the heading “– Marketing Period”) has not ended, the closing will occur at the earlier of (i) a date during the marketing period specified by Parent with no less than three business days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the financing of the transactions by Parent and Merger Sub contemplated by the merger agreement and, if such financings are not completed for any reason at any such time, such notice will automatically be deemed withdrawn) and (ii) the first business day following the end of the marketing period.

The merger will be effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation and each outstanding Company share (other than Company shares (i) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties, and (ii) held by stockholders who have properly exercised and perfected appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, which we refer to as “excluded Company shares”) will be converted into the right to receive an amount equal to $55.85 in cash, without interest.

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law.

The bylaws of the surviving corporation will be amended at the effective time to be the bylaws of Merger Sub as in effect immediately prior to the effective time until thereafter changed or amended as provided therein or by applicable law.

Adjustments to Prevent Dilution

The per share merger consideration will be equitably adjusted to reflect the effect of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issue tender offer or exchange offer, or other similar transaction.

Treatment of Company Stock Plans

Company Stock Options

At the effective time, each outstanding option to purchase shares of our common stock, which we refer to as “Company stock options,” whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive, as soon as reasonably practicable (but in any event within ten business days) following the effective time, an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the number of shares of our common stock subject to such option, multiplied by (ii) the excess, if any, of the per share merger consideration over the exercise price of the option, except that any Company stock option that has an exercise price per share of our common stock that is greater than or equal to $55.85 will be canceled for no consideration.

However, each outstanding Company stock option that is subject to performance-vesting conditions for which the applicable performance period has not completed as of immediately prior to the effective time, which we refer to as “performance options,” will be subject to the following rules:

•	each agreement, plan or arrangement covering performance options with change in control-related vesting provisions will be enforced;

•	other than pursuant to the agreements, plans or arrangements referred to in the immediately preceding bullet point, there will be no further acceleration and/or eligibility to vest performance options triggered by, or resulting from, the merger; and

•	each Company performance stock option whose (i) performance criteria has not been satisfied prior to the effective time and/or (ii) vesting has not been accelerated as a result of the agreements referred to in the first preceding bullet point will terminate without consideration immediately prior to the effective time.

Company Restricted Stock Units

At the effective time, any vesting conditions applicable to each outstanding Company restricted stock unit will accelerate in full, and each Company restricted stock unit will be cancelled and the holder thereof will be entitled to receive, as soon as reasonably practicable (but in any event within ten business days) following the effective time or, if applicable, at the earliest date permitted by Section 409A of the Internal Revenue Code following the effective time, an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the total number of shares subject to such Company restricted stock unit immediately prior to the effective time multiplied by (ii) the per share merger consideration.

Company Performance Share Units

At the effective time, each outstanding Company performance share unit will be cancelled and the holder thereof will be entitled to receive, as soon as reasonably practicable (but in any event within ten business days) following the effective time or, if applicable, at the earliest date permitted by Section 409A of the Internal Revenue Code following the effective time, an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the total number of shares subject to such performance share unit based on the achievement of the performance goals attributable to such performance share unit immediately prior to the effective time multiplied by (ii) the per share merger consideration.

However, each outstanding Company performance share unit for which the applicable performance period has not completed as of immediately prior to the effective time will be subject to the following rules:

•	each agreement, plan or arrangement covering Company performance share units with change in control-related vesting provisions will be enforced;

•	with respect to Company performance share units for which no applicable agreement, plan or arrangement contains change in control-related vesting provisions, the number of shares of our common stock subject to such Company performance share unit immediately prior to the effective time will be based on the higher of target and actual performance through the effective time, as reasonably determined by the compensation committee of the Company board; and

•	each performance share unit whose (i) performance criteria has not been satisfied prior to the effective time and/or (ii) vesting has not been accelerated as a result of the agreements referred to in the first bullet above or the determination of the compensation committee referred to in the immediately preceding bullet point will terminate without consideration immediately prior to the effective time.

Employee Stock Purchase Plan

Each individual participating in the offering period (as defined in the Company’s 2007 Employee Stock Purchase Plan, which we refer to as the “ESPP”) in progress on the date of the merger agreement will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that offering period commenced or (ii) make separate non-payroll contributions to the ESPP on or following the date of the merger agreement, except as may be required by applicable law. No individual who was not participating in the ESPP as of the date of the merger agreement will be allowed to commence participation in the ESPP thereafter.

Prior to the effective time, the Company will take all action that may be necessary to:

•	cause any offering period under the ESPP that would otherwise be outstanding at the effective time to be terminated no later than ten days prior to the date on which the effective time occurs;

•	make any pro rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes pursuant to the ESPP;

•	cause the exercise (as of no later than five business days prior to the date on which the effective time occurs) of each outstanding purchase right pursuant to the ESPP; and

•	provide that no further offering period or purchase period will commence pursuant to the ESPP after the date of the merger agreement.

On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company common stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the effective time (but subject to the consummation of the merger), the Company will terminate the ESPP.

Exchange and Payment Procedures

Prior to the closing date, Parent will select, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), a nationally recognized financial institution to make payments of the per share merger consideration to Company stockholders, which we refer to as the “paying agent.”

Immediately prior to the effective time, Parent will deposit with the paying agent an amount in cash sufficient to pay the aggregate per share merger consideration to which Company stockholders will become entitled. Promptly after the effective time (and in any event within two business days thereafter), the paying agent will mail to each holder of record of a certificate representing shares of our common stock (other than holders of excluded Company shares) a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration.

Upon surrender of a certificate (or affidavit of loss in lieu thereof) to the paying agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive an amount equal to the per share merger consideration multiplied by the number of shares represented by such certificate (or affidavit). Parent will cause the paying agent, upon receipt by the paying agent of an “agent’s message” in customary form, to pay and deliver as promptly as reasonably practicable after the effective time, the per share merger consideration in respect of each share of our common stock held in book-entry form.

No Transfers Following the Effective Time

From and after the effective time, there will be no transfers on the stock transfer books of the Company of the shares of our common stock that were outstanding immediately prior to the effective time.

Termination of Exchange Fund

If any cash deposited with the paying agent is not claimed by the date that is 180 days after the effective time, such cash will be delivered to the surviving corporation, and any holders of shares of our common stock who have not complied with the exchange procedures in the merger agreement must thereafter look only to the surviving corporation for payment of the per share merger consideration (after giving effect to any required tax withholdings) upon due surrender of their certificates (or affidavits of loss in lieu thereof) or book-entry shares of our common stock, without any interest thereon. None of Parent, the Company, the surviving corporation or the paying agent will be liable to any former Company stockholder for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

If a Company share certificate has been lost, stolen or destroyed, then, before a Company stockholder will be entitled to receive the per share merger consideration, such stockholder will need to deliver an affidavit of that fact and, if required by Parent, post a bond (in such amount as Parent may reasonably direct) as indemnity against any claim that may be made in respect of such lost certificate.

Appraisal Rights

The merger agreement provides that Company stockholders of record have appraisal rights under the DGCL in connection with the merger. Company stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of our common stock held by a Company stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares of our common stock in accordance with the DGCL will not be converted into a right to receive the per share merger consideration, unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal under the DGCL. If, after the effective time of the merger, such holder of shares of our common stock fails to perfect or withdraws or otherwise loses his, her or its appraisal rights, each such shares of our common stock will be treated as if it had been converted as of the effective time of the merger into a right to receive the per share merger consideration, without interest thereon, less any withholding taxes.

Under the merger agreement, the Company must give Parent (i) prompt notice of any demands for appraisal, withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal under the DGCL, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, waive any failure to timely delivery a written demand for appraisal rights or commit to any payment or settlement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

Withholding Taxes

Each of the Company, Parent, Merger Sub, the surviving corporation or the paying agent will be entitled to deduct and withhold applicable taxes from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of our common stock, Company stock options, Company restricted stock units or Company performance share units, and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be treated for all purposes of the merger agreement as having been paid to such holders.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and by Parent and Merger Sub to the Company. Certain of the representations and warranties in the merger agreement are subject to materiality or Company material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a Company material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The merger agreement provides that a “Company material adverse effect” means any change, event, effect or circumstance, each of which we refer to as an “effect,” that, individually or taken together with all other effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Company material adverse effect, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a Company material adverse effect has occurred:

•	any changes in global, national or regional economic conditions;

•	any changes in conditions generally affecting the industries in which the Company and its subsidiaries operate;

•	any decline in the market price or trading volume of the Company shares on the NYSE (although changes, effects or developments underlying such decline may be taken into consideration);

•	any change in the credit ratings of the Company or any of its subsidiaries (although changes, effects or developments underlying such change may be taken into consideration);

•	any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in the United States or any foreign jurisdiction, including changes in interest rates or exchange rates for the currencies of any country;

•	any failure, in and of itself, by the Company or any of its subsidiaries to meet any internal or published plans, projections forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (although changes, effects or developments underlying such failure may be taken into consideration);

•	the execution and delivery of, performance of obligations under or public announcement of the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with its employees or with its suppliers or customers;

•	any actions, suits, claims, investigations or other proceedings arising from or relating to the transactions contemplated by the merger agreement, commenced or threatened (i) against the Company, any subsidiary, the Company board or any committee thereof or (ii) against the Company, any of its executive officers or other employees or any Company board member or member of a committee thereof by current or former Company stockholders;

•	changes in GAAP or laws applicable to the Company or any subsidiary or their repeal, enforcement or interpretation;

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such actions threatened or underway;

•	any change resulting from or arising out of a hurricane, earthquake, flood, or other natural disaster;

•	any action required to be taken after signing pursuant to the merger agreement, or taken at Parent’s instruction;

•	any change arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates; or

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub,

except, with respect to the first, second, fifth, ninth, tenth and eleventh bullet points above, to the extent that any such changes, events, effects or circumstances have a disproportionate adverse effect on the Company and its subsidiaries relative to other companies in the same industry as the Company and its subsidiaries (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company material adverse effect).

In the merger agreement, the Company has made representations and warranties regarding, among other things:

•	organization, valid existence, good standing and qualification;

•	capitalization, including the number of shares of our common stock, shares of Company preferred stock, Company stock options, Company restricted stock units, Company performance share units and other Company equity-based awards outstanding;

•	ownership of subsidiaries;

•	corporate power and authority to execute and deliver, to perform the Company’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against the Company;

•	the determination of the fairness, the approval and declaration of the advisability of, and the resolution to recommend the adoption of, the merger agreement by the Company board, which we refer to as the “Company recommendation”;

•	the receipt of an opinion from Centerview regarding the fairness, from a financial point of view, of the consideration to be paid to holders of shares of our common stock in the merger;

•	the governmental consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of, or conflicts with, organizational documents, certain contracts or applicable law as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the proper filing of documents with the SEC since July 1, 2012 and the accuracy of the information contained in such documents;

•	compliance with applicable listing and corporate governance rules and regulations of the NYSE;

•	the conformity with GAAP of the Company financial statements filed with the SEC since July 1, 2012 and compliance with the applicable provisions of the Sarbanes-Oxley Act;

•	disclosure controls and procedures and internal controls over financial reporting and compliance with the certification requirements of the Sarbanes-Oxley Act by the Company’s principal executive officer and principal financial officer since June 30, 2012;

•	the conduct of the Company’s and its subsidiaries’ respective businesses and the absence of a Company material adverse effect since June 30, 2015;

•	the absence of certain litigation and governmental orders;

•	the absence of undisclosed liabilities required to be disclosed by GAAP;

•	employee benefits matters, including matters related to employee benefit plans;

•	compliance with applicable federal, state, local and foreign laws and permits;

•	the absence of any pending or threatened government investigation;

•	compliance with certain material contracts;

•	matters relating to the Company’s owned and leased property;

•	the absence of takeover statutes applicable to the shares of our common stock;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	compliance with anti-corruption laws;

•	compliance with economic sanctions laws and regulations;

•	compliance with United States export and re-export control laws;

•	insurance coverage;

•	the proper filing, compliance and accuracy of this proxy statement; and

•	fees payable to brokers and financial advisors in connection with the merger.

In the merger agreement, Parent and Merger Sub have made representations and warranties regarding, among other things:

•	organization, good standing and qualification;

•	limited liability company and corporate power and authority to execute and deliver, to perform their respective obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Parent and Merger Sub;

•	the governmental consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of, or conflicts with, organizational documents, certain contracts or applicable law as a result of Parent and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain litigation and governmental orders;

•	the receipt of executed equity and debt commitment letters;

•	compliance with the equity and debt commitment letters and the enforceability of such letters against Parent and Merger Sub;

•	solvency;

•	the delivery by Parent to the Company of the limited guarantee;

•	capitalization of Merger Sub;

•	fees payable to brokers and financial advisors in connection with the merger;

•	ownership of Company capital stock;

•	interests in competitors of the Company and its subsidiaries;

•	the absence of takeover statutes applicable to Parent or Merger Sub;

•	the accuracy of the information supplied by Parent and Merger Sub for inclusion in this proxy statement; and

•	the non-reliance on Company forecasts and business plans.

Conduct of Business Prior to Effective Time

The merger agreement provides that, except as (i) approved in writing by Parent (which approval will not be unreasonably withheld, delayed or conditioned), (ii) expressly contemplated or permitted by the merger agreement, or (iii) required by applicable law, during the period of time between the date of the signing of the merger agreement and the effective time, the Company and its subsidiaries must:

•	conduct their business in all material respects in the ordinary course of business; and

•	use their respective commercially reasonable efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with governmental entities, customers and suppliers having significant business dealings with them and keep available the services of their key employees.

In addition, the Company has agreed that, except as (i) otherwise contemplated or permitted by the merger agreement, (ii) approved in writing by Parent (which approval may not be unreasonably withheld, delayed or conditioned), (iii) required by applicable law or any governmental entity, or (iv) disclosed in the confidential disclosure letter to the merger agreement, during the period of time between the date of the signing of the merger agreement and the effective time of the merger, the Company will not, and will not permit its subsidiaries to:

•	amend its governing documents;

•	merge or consolidate with any other person, except for any such transactions among wholly-owned subsidiaries of the Company;

•	acquire any business or any assets, other than acquisitions of assets acquired from the Company’s vendors in the ordinary course of its business;

•	issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than (i) in respect of Company options, restricted stock units and performance share units outstanding as of the date of the date of the merger agreement in accordance with their terms or (ii) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);

•	make any loans, advances or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned United States subsidiary of the Company);

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (except for (i) dividends paid by any direct or indirect wholly-owned subsidiary of the Company to the Company or to any other direct or indirect wholly-owned subsidiary of the Company and (ii) the Company’s regular quarterly dividends, provided that no such regular quarterly dividend exceeds $0.225 per share) or enter into any agreement with respect to the voting of its capital stock;

•	except for transactions among the Company and its wholly-owned subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any shares of our common stock tendered by current or former employees or directors in order to pay the exercise price of any Company options or taxes in connection with the exercise or vesting of Company options, restricted stock units or performance share units);

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly-owned subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, other than indebtedness incurred in the ordinary course of business up to $5 million in aggregate principal amount at any one time;

•	make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

•

subject to certain exceptions, settle any litigation or other proceedings before a governmental entity if such settlement (i) involves the payment of monetary damages that exceed $2 million individually or $10 million in the aggregate during any calendar year, net of any amount covered by insurance or indemnification or (ii) imposes or requires actions that would have a material effect on the continuing operations of the Company or its subsidiaries;

•	(i) make or change any material tax election; (ii) settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund; (iii) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; (iv) file an amended tax return; (v) enter into a closing agreement with any governmental entity regarding any material tax; or (vi) change any method of tax accounting;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses, including capital stock of any of the Company’s subsidiaries, other than certain permitted indebtedness or (i) transactions solely among the Company and/or its wholly-owned subsidiaries that would not result in a material increase in the tax liability of the Company and its subsidiaries, (ii) licenses to customers and resellers in the ordinary course of business with respect to any intellectual property, (iii) transactions involving the sales, leases, licenses or other dispositions of assets (other than pursuant to clause (ii)) with a fair market value not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (iv) pursuant to certain contracts in effect as of the date of the merger agreement;

•	other than as required pursuant to the terms of any benefit plan in effect on the date of the merger agreement, as required by applicable law or in the ordinary course of business consistent with past practice for employees of the Company or its subsidiaries who hold a position of vice president or below and have an annual base salary below $200,000:

•	enter into or amend any agreement providing compensation or benefits to any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries, each of whom we refer to as a “service provider,” except for amendments that do not materially increase compensation or benefits;

•	enter into, adopt, amend, modify or terminate any compensation or benefit plans (other than routine amendments or renewals to health and welfare plans (other than severance plans) that do not materially increase benefits or result in materially increased costs); or

•	increase the benefits or compensation provided to any current or former service provider, except for salary and/or target bonus opportunity increases granted in connection with and corresponding to any promotion or job change (to the extent that such increases are in the ordinary course of business and consistent with past practice);

•	other than as required by applicable law or as required pursuant to the terms of any benefit plan in effect on the date hereof:

•	discretionarily accelerate the vesting or payment of any cash or equity award held by any former or current service provider;

•	hire or engage the services of any “management employee” (an individual who is expected to hold a position of vice president or above and have an annual base salary equal to or above $200,000) other than any individual replacing a former employee who was a management employee (but who is not an executive officer);

•	take any action to fund or secure the payment of any amounts under any benefit plan;

•	change any assumptions used to calculate funding or contribution obligations under any benefit plan, or increase or accelerate the funding rate in respect of any benefit plan, other than as required by GAAP;

•	loan or advance any money or other property to any service provider, other than routine advances for business expenses in the ordinary course of business; or

•	pay any severance in excess of what is legally required;

•	adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the merger or any other transaction consummated with Parent after giving effect to Parent’s rights under the go-shop period more fully described below;

•	enter into any contract which would limit (i) the incurrence of indebtedness or (2) the declaration and payment of the dividends in respect of the shares of the Company’s common stock, restricted stock units and performance share units by the Company or its subsidiaries;

•	except as required by applicable law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any material change in any of its accounting principles or practices;

•	(i) incur or commit to incur any capital expenditures other than (1) capital expenditures up to $35 million in the aggregate during any six month period from July 1, 2015 to closing; or (2) pursuant to certain material contracts up to $5 million individually; (ii) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract; (iii) maintain insurance inconsistent with past practice; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (v) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (vi) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (vii) waive or release any material claim other than in the ordinary course of business;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	agree, authorize or commit to do any of the above.

Subsequent to the execution of the merger agreement, and from time to time, at the Company’s request, Parent has granted consent to the taking by the Company of certain actions in categories enumerated above, including the authorization of the establishment of certain terms, including performance measures, increases to certain discretionary multipliers and maximum award levels, of the Company’s FY16 Annual Business Incentive Plan.

Go-Shop Period

During the go-shop period, the Company and its subsidiaries and their respective directors, officers and other representatives will have the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposals or offers from Party B that constitute, or could reasonably be expected to lead to, an acquisition proposal (as defined below) and to otherwise facilitate any effort or attempt by Party B to make an acquisition proposal, including by way of providing access to non-public information to Party B pursuant to an acceptable confidentiality agreement (but the Company must promptly (and in any event within twenty-four hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company provides to Party B that was not previously made available to Parent or Merger Sub);

•	initiate, engage in, continue or otherwise participate in any discussions or negotiations with Party B regarding any acquisition proposal; or

•	otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, or any effort or attempt to make any acquisition proposal by, Party B.

The go-shop period expired at 11:59 p.m. (New York City time) on October 11, 2015 without the receipt of any proposals or offers from Party B during the go-shop period.

No Solicitation or Negotiation of Takeover Proposals

Except as may relate to Party B during the go-shop period described above or after such period if the Company has received from Party B during such period a written acquisition proposal that the Company board or the special committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would reasonably be expected to lead to a superior proposal, neither the Company nor any of its subsidiaries nor any of their respective directors and officers may, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions (other than informing any person of the non-solicitation provisions of the merger agreement) or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	approve, endorse, recommend, or enter into any contract relating to an acquisition proposal (other than an acceptable confidentiality agreement (as defined below)).

Exceptions

At any time prior to the time the requisite Company vote is obtained, the Company and its representatives may:

•	provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal if the Company has not materially violated the non-solicitation provisions described above and receives from such person an executed confidentiality agreement (on terms that, taken as a whole, are not materially less restrictive to such person than those contained in the confidentiality agreement between the Company and Vista), which we refer to as an “acceptable confidentiality agreement,” and promptly (and in any event within twenty-four hours thereafter) makes available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company provides to any such person that was not previously made available to Parent or Merger Sub;

•	engage or participate in any discussions or negotiations with any person who has made such a bona fide written acquisition proposal; or

•	authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal,

if and only to the extent that,

•	prior to taking any action described in each of the immediately preceding three bullet points, the Company board or the special committee determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•	prior to taking any action described in each of the immediately preceding three bullet points, the Company board or the special committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal; and

•	in the case referred to in the third preceding bullet point, the Company board or the special committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal and then only to the extent the Company complies with the provisions described under the heading “– No Change in Recommendation or Alternative Acquisition Agreement – Fiduciary Exception.”

Notice

The Company must promptly (and, in any event, within twenty-four hours) notify Parent if any proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested from, or any discussions or negotiations regarding an acquisition proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer) and thereafter must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

Under the merger agreement, an “acquisition proposal” means, other than the merger:

•	any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its significant subsidiaries; or

•	any direct or indirect acquisition by any person resulting in, or proposal or offer which if consummated would result in, any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of the Company.

Under the merger agreement, a “superior proposal” means a bona fide acquisition proposal that does not arise out of or result from a material violation by the Company of the non-solicitation provisions described above and would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company board or the special committee has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated under the heading “– No Change in Recommendation or Alternative Acquisition Agreement – Fiduciary Exception”) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial (including as to financing) aspects of the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders (in their capacities as such) from a financial point of view than the merger (after taking into account any revisions to the merger agreement made or proposed to by Parent in writing prior to the time of such determination).

Under the merger agreement, an “alternative acquisition agreement” means any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar contract relating to an acquisition proposal (other than an acceptable confidentiality agreement).

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, the Company board and each committee of the Company board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company recommendation with respect to the merger;

•	fail to include the Company recommendation in the proxy statement;

•	recommend (publicly or otherwise) an acquisition proposal;

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer; or

•	cause or permit the Company or any subsidiary of the Company to enter into an alternative acquisition agreement (other than certain confidentiality agreements) relating to any acquisition proposal.

We refer to each of the first four preceding bullet points as a “change in recommendation.”

Fiduciary Exception

At any time prior to the time the requisite Company vote is obtained, the board of directors and the special committee may each make a change in recommendation (i) in connection with a superior proposal or (ii) in response to an event, occurrence, development or state of facts or circumstances occurring after the date of the merger agreement that was neither known to, nor reasonably foreseeable by, the board of directors or the special committee prior to such date, in either case, if the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (iii) may also terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal; so long as:

•	the Company has provided prior written notice to Parent at least 72 hours in advance of taking any action described in the paragraph immediately above, describing such proposed action and the circumstances giving rise to such proposed action, including, if applicable, certain details with respect to any superior proposal (and has provided 48 hours’ written notice of any material revisions to the terms of such superior proposal);

•	the Company and its advisors have negotiated with Parent and its representatives in good faith (to the extent Parent desires to negotiate) during the applicable notice periods to make such adjustments in the terms and conditions of the merger agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law;

•	following the end of any notice period, the board of directors or the special committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable law (taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination); and

•	in the event of a termination of the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, the Company has validly terminated the merger agreement and paid the Company termination fee.

We refer to the 72-hour period (and, in the case of material revisions to a superior proposal, the 48-hour period) described in the first preceding bullet point as the “notice period.”

Certain Permitted Disclosure

Nothing in the merger agreement will prevent the Company from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, except that the Company must nevertheless comply with its obligations under the merger agreement with respect to adverse recommendation changes to the extent complying with such disclosure obligations would result in a change in recommendation.

Existing Discussions

Other than with respect to Party B, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal, request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished pursuant to a confidentiality agreement and cease providing any further information in to any such person and terminate all access granted to any physical or electronic data room to any such person.

Limits on Release of Standstill Provisions

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, the Company may not release any third party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any confidentiality agreement in connection with an acquisition proposal to which the Company is a party that remains in effect following the execution of the merger agreement. However, if the Company board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, the Company may waive any such standstill provision to the extent necessary to permit a third party to make an acquisition proposal.

Company Stockholders Meeting

The Company must take, in accordance with applicable law and its organizational documents, all action necessary to convene a meeting of Company stockholders, which we refer to as the “Company stockholders meeting,” as promptly as reasonably practicable to consider and vote upon the adoption of the merger agreement.

Proxy Statement

The Company must prepare and file with the SEC, as promptly as practicable after the date of the merger agreement (and in any event no later than 15 business days thereafter), a preliminary proxy statement relating to the Company stockholders meeting, which proxy statement must include the Company recommendation. Each of Parent and the Company must provide the other with the information it requires to file the proxy statement and any other required filing and must otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the proxy statement and the resolution of any comments in respect thereof received from the SEC.

Efforts to Complete the Merger; Regulatory Approvals

Parent and the Company have each agreed to take the following actions:

•	the prompt provision to each court and governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws any non-privileged information and documents requested by any such entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement;

•	the prompt use of its reasonable best efforts to avoid the entry of any injunction or other order that would delay or otherwise prevent consummation of the transactions contemplated by the merger agreement, including, without limitation, the defense through litigation on the merits of any claim or other proceeding seeking to delay or prevent consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its affiliates or Parent (and the entry into agreements with, and submission to orders of, the relevant government antitrust entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened commencement of any proceeding in any forum, or issuance of any order or law that would delay or otherwise prevent consummation of the transactions contemplated by the merger agreement; and

•

the prompt use of its reasonable best efforts to take, in the event that any injunction, other order or law is entered, issued or enacted, or becomes reasonably foreseeable, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by the merger agreement unlawful or that would delay or prevent consummation of the transactions contemplated by the merger agreement, any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, other order or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement.

However, Parent will not be obligated to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, or effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein of the direct or indirect portfolio companies of investment funds advised or managed by affiliates of Parent (other than the Company and its subsidiaries and other than certain wholly-owned portfolio companies of Parent’s affiliates).

In addition, HPI Limited, a wholly-owned subsidiary of the Company, must promptly and adequately provide all information within its control and such other assistance (including access to personnel) as may be reasonably requested by Parent or Merger Sub in connection with the application(s) by Parent and Merger Sub to the UK Financial Conduct Authority, which we refer to as the “FCA,” for the purposes of seeking the FCA’s approval for Parent and Merger Sub acquiring control of HPI Limited. Parent and Merger Sub must each use their respective reasonable best efforts to provide for the filing of such application(s) as promptly as reasonably practicable and thereafter to use their respective reasonable best efforts to procure FCA approval.

Notwithstanding anything to the contrary set forth in the merger agreement, neither the Company nor any of its subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or, subject to certain exceptions, the provision of additional security (including a guaranty), in connection with the merger, including in connection with obtaining any consent pursuant to any material contract.

Employee Benefits

From the effective time until the first anniversary of the closing of the merger, Parent has agreed to provide each employee of the Company and its subsidiaries who continues in the employ of Parent with:

•	base salary or base wages that are no less than those provided by the Company and its subsidiaries to such employee prior to the effective time;

•	target annual cash bonus opportunities that are no less than those provided to such employee by the Company and its subsidiaries prior to the effective time;

•	employee benefits (other than equity-based benefits) that, taken as a whole, are no less favorable in the aggregate to those provided by the Company and its subsidiaries prior to the effective time; and

•	severance benefits that are no less favorable than the severance benefits generally paid by the Company and its subsidiaries prior to the effective time.

The parties have agreed that for purposes of vesting, determination of benefit level (including with respect to any severance, vacation and sick time credit, but excluding any benefit accrual or benefit levels under any defined benefit pension plan or any plan providing for post-retirement medical benefits) and eligibility to participate under any benefit plan, program or policy in which Company employees are eligible to participate after the closing date of the merger, Parent will give each employee full credit for prior service with the Company or its subsidiaries to the extent such service would have been recognized under analogous benefit plans prior to the effective time of the merger; provided that such service need not be recognized to the extent it would result in a duplication of benefits for the same period of service.

As of the effective time of the merger, Parent has agreed to waive any limitations, exclusions, and waiting periods under its welfare benefit plans, and for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements, will also credit employees for eligible expenses incurred under benefit plans, programs and policies of the Company or its subsidiaries during the portion of the plan year prior to the effective time of the merger.

Marketing Period

Under the merger agreement, the Company has agreed to allow Parent a period of 18 consecutive business days to market the debt financing, which we refer to as the “marketing period.” This marketing period will begin after the later of:

•	the Company notifying Parent of whether any adjustments to the debt financing will be necessary to comply with the indebtedness limitations under the Company’s existing outstanding indebtedness;

•	the fifth business day after the mailing of the definitive proxy statement to shareholders; and

•	the date on which required regulatory approvals are obtained or would reasonably be expected to be obtained on or prior to the date of the Company stockholders meeting.

Throughout the marketing period: (i) Parent will have received certain financial information from the Company necessary to market the debt financing; (ii) certain conditions to the consummation of the merger will have been satisfied; and (iii) the required regulatory approvals will have been reasonably capable of being satisfied prior to or during the last five consecutive business days of the marketing period (provided, that the marketing period will not commence if the condition described in this clause (iii) has not been satisfied and, after the beginning of the marketing period, if the required regulatory approvals are no longer reasonably capable of being satisfied prior to or during the last five consecutive business days of such period, then the period will be tolled).

The marketing period will be deemed not to have commenced if after the date of the merger agreement and prior to the completion of the marketing period:

•	the auditors withdraw an audit opinion with respect to the financial statements of the Company necessary to market the debt financing;

•	financial statements of the Company necessary to market the debt financing are required to be updated under Rule 3-12 of Regulation S-X; and

•	the Company announces an intention to restate its financial statements.

Although the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition, the merger agreement provides that, without Parent’s agreement, the closing of the merger will not occur earlier than the first business day after the expiration of the marketing period.

Cooperation with the Financing

In addition to the Company’s commitment to furnish Parent and Merger Sub with certain financial information necessary to market the debt financing, the Company has also agreed to use its reasonable best efforts to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in the arrangement of the third party financing, including participating in meetings, assisting with presentations and taking corporate and other actions reasonably requested by Parent. Upon request, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses incurred in connection with the Company’s cooperation with consummating the third party financing.

Tender Offer of the Company’s Existing Senior Notes

With respect to the Company’s existing and outstanding 6.00% Senior Notes due 2021 and 6.125% Senior Notes due 2023, which we refer to together as the “existing indebtedness,” the merger agreement provides that the Company will:

•	commence a tender offer to purchase the existing indebtedness, the closing of which will be conditioned on the simultaneous closing of the merger, which we refer to as the “debt tender offer”;

•	commence a consent solicitation to amend certain provisions of each of the indentures relating to the existing indebtedness, which we refer to together as the “existing indentures,” including, but not limited to, provisions relating to change of control and limitations on secured indebtedness, which we refer to as the “consent solicitation”; and

•	commence a change of control offer to purchase the existing indebtedness as required by the existing indentures, the closing of which will be conditioned on the simultaneous closing of the merger, which we refer to as the “change of control offer”.

Parent will be responsible for the costs and expenses related to the execution and consummation of the debt tender offer, consent solicitation and change of control offer.

Indemnification and Insurance

From and after the effective time of the merger, each of Parent and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law in return for an undertaking to repay such advances if it is ultimately determined that they were not owed), each present and former director, officer and employee of the Company and its subsidiaries (which we refer to, collectively, as the “indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director, officer or employee of the Company or its subsidiaries or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time of the merger.

Prior to the effective time of the merger, the Company will, and, if the Company is unable to, the surviving corporation as of the effective time of the merger will, through the Company’s insurance broker, obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the transactions contemplated by the merger agreement). However, in no event will Parent or the surviving corporation be required to pay an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. In the event that premiums exceed this threshold, Parent must obtain the policy with the greatest coverage available for a cost not exceeding such threshold.

From and after the effective time of the merger until the sixth anniversary thereof, the organizational documents of the surviving corporation and its subsidiaries may not contain provisions less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the effective time of the merger, directors, officers or employees of the Company, a subsidiary of the Company or any of their predecessor entities, than presently exist in the organizational documents of the Company, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	the Company affording Parent reasonable access to the Company’s employees, books, contracts and records and other information reasonably requested;

•	cooperation between the parties to de-list the Company’s securities from the NYSE and de-register the Company’s securities under the Exchange Act as promptly as practicable after the effective time of the merger;

•	cooperation between the parties in connection with public announcements;

•	the obligation, subject to certain exceptions described below, of each party to pay the fees and expenses incurred by such party in connection with the merger;

•	causing any dispositions of Company common stock, options, restricted stock units and performance share units resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

•	from the date of the merger agreement to the effective time of the merger, Merger Sub not engaging in any activity of any nature except for activities related to or in furtherance of the merger, and neither Parent nor Merger Sub (nor any of their respective affiliates) taking any action reasonably likely to prevent or delay the consummation of the transactions contemplated by the merger agreement;

•	Parent causing Merger Sub and the surviving corporation, as applicable, to fully comply with all of their respective obligations under the merger agreement;

•	Parent, in its capacity as the parent of Merger Sub, adopting the merger agreement and approving the transactions contemplated by the merger agreement;

•	the Company providing Parent with the opportunity to participate in (but not control) the defense of any litigation arising from or otherwise relating to the merger (other than negotiations and proceedings with respect for any demand for appraisal under the DGCL, for which the Company shall give parent the opportunity to participate in and direct), subject to certain conditions;

•	cooperation between the parties to schedule the repatriation of Company cash prior to the closing; and

•	the Company and its subsidiaries complying with any requirements with respect to works council, economic committees or similar bodies.

Conditions to Completion of the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction, or waiver, of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Company stockholders meeting, which we refer to as the “Company requisite vote”;

•	the waiting period (or any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated and certain other regulatory approvals having been obtained, including:

•	approval of the transactions contemplated by the merger agreement is received from the European Commission pursuant to Council Regulation (EC) No. 139/2004 (EU) No.139/2004 of 20th January 2004 on the control of concentrations between undertakings (as amended) and, in the event that all or any aspect of such transactions is referred to the competent authorities of any European Union member state pursuant to Article 9 of such regulation, approval by the competent antitrust and competition authorities in that member state;

•	approval under the Russian Law on Protection of Competition;

•	approval, or expiration of the waiting period, under the Anti-Monopoly Committee of Ukraine Act;

•	Merger Sub and Parent having received written notice from the UK Financial Conduct Authority in accordance with the applicable provisions of the UK Financial Services and Markets Act 2000 (as amended) granting the UK Financial Conduct Authority’s approval (whether or not conditional) for Merger Sub and Parent (and any other person who will acquire control of the relevant subsidiary, HPI Limited, for the purposes of Part XII of UK Financial Services and Markets Act 2000 (as amended) pursuant to the merger agreement) to acquire control (within the meaning of the UK Financial Services and Markets Act 2000 (as amended)) of HPI Limited or the UK Financial Conduct Authority having been deemed, in the absence of such written notice, to have granted such approval under Section 189(6) of the UK Financial Services and Markets Act 2000 (as amended);

•	with respect to the KSISH bridge equity financing:

•	approval, or expiration of the waiting period, under the Austrian Cartel Act;

•	approval under Brazil’s Law No. 12,529, and fifteen days has passed from the publication in the Official Gazette of such decision or the resolution of any appeals thereof;

•	approval, or expiration of the waiting period, under Germany’s Act Against Restraints of Competition; and

•	approval, or expiration of the waiting period, under Israel’s Restrictive Trade Practices Law; and

•	the absence of any law, regulation or order that restrains, enjoins or otherwise prohibits the closing of the merger.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction, or waiver, of the following additional conditions:

•	the representations and warranties of the Company relating to the authorized capital stock of the Company, shares of our common stock reserved for issuance, outstanding Company options, Company restricted stock units, Company performance share units and other rights outstanding in respect of the equity securities of the Company and its subsidiaries being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case any such representation and warranty must be so true and correct as of such earlier date) (except for such inaccuracies as would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, that is more than $3 million);

•	the representations and warranties of the Company relating to the absence of a Company material adverse effect since June 30, 2015 and brokers and other advisors being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case any such representation and warranty must be so true and correct as of such earlier date);

•	all of the other representations and warranties of the Company being true and correct as of the date of the merger agreement (without giving effect to any materiality or Company material adverse effect qualifications set forth therein) and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case any such representation and warranty must have been true and correct as of such earlier date) (which requirement will be deemed to have been satisfied unless the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect);

•	receipt by Parent at the closing of a certificate executed by a senior executive officer of the Company certifying as to the satisfaction of the conditions described in the three immediately preceding bullet points;

•	the Company having performed or complied with, in all material respects, its obligations under the merger agreement to be performed or complied with at or prior to the closing date and the receipt by Parent at the closing of a certificate executed by a senior executive officer of the Company certifying as to such performance and compliance; and

•	the absence of a Company material adverse effect or effect that would reasonably be expected to have a Company material adverse effect since the date of the merger agreement.

In addition, the obligations of the Company to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been so true and correct as of such earlier date), and the receipt by the Company at the closing of a certificate executed by a senior executive officer of Parent and Merger Sub certifying as to such accuracy; and

•	Parent and Merger Sub having performed, in all material respects, their respective obligations under the merger agreement required to be performed at or prior to the closing of the merger and the receipt by the Company at the closing of a certificate executed by a senior executive officer of Parent and Merger Sub certifying as to such performance.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of the Company and Parent; or

•	by either Parent or the Company if:

•	the merger is not consummated by March 15, 2016, which we refer to as the “termination date”; provided, however, that this right to terminate the merger agreement will not be available to any party if the failure of the merger to be consummated on or before such date is attributable to the failure of such party to perform any of its obligations under the merger agreement, which we refer to as an “outside date termination”;

•	the Company stockholders fail to adopt the merger agreement at the Company stockholders meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder no-vote termination”; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable; or

•	by the Company:

•	at any time prior to the time the requisite Company vote is obtained, if the Company board or the special committee authorizes the Company to enter into, and the Company so enters into, an alternative acquisition agreement with respect to a superior proposal and the Company pays to Parent the Company termination fee, which we refer to as a “superior proposal termination”;

•

at any time prior to the effective time of the merger, if Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement, such that the conditions to the obligation of the Company to close would not be satisfied, except if such breach or untruth is capable of being cured by the termination date and has been cured prior to the earlier of (i) 30 days after delivery of written notice from the Company of such breach or untruth to Parent and (ii) two business days prior to the termination date; provided, that the Company is not then in material breach of the merger agreement so as to cause any of the conditions to closing not to be capable of being satisfied, which we refer to as a “Parent breach termination”; or

•	at any time prior to the effective time of the merger, if:

•	all of the conditions to the parties’ mutual obligation to close and to Parent’s obligation to close have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing);

•	Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within three business days following the date on which the closing should have occurred; and

•	the Company stood ready and willing to consummate such transactions, which we refer to as a “failure to close termination”; or

•	by Parent if:

•	the Company board or the special committee has made and not withdrawn a change in recommendation, which we refer to as a “change in recommendation termination”; or

•	the Company breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to Parent’s obligations to close would not be satisfied, except if such breach or untruth is capable of being cured by the termination date and has been cured prior to the earlier of (i) 30 days after delivery of written notice from Parent of such breach or untruth to the Company and (ii) two business days prior to the termination date; provided, that Parent is not then in material breach of the merger agreement so as to cause any of the conditions to closing not to be capable of being satisfied, which we refer to as a “Company breach termination.”

Termination Fees and Expenses

The Company must pay Parent, prior to or currently with such termination, a termination fee of $38.15 million (plus payment by the Company to Parent of all reasonable and documented out-of-pocket expenses, which shall not be greater than $5 million) if the Company effects a superior proposal termination to enter into an alternative acquisition agreement with Party B prior to the end of the go-shop period.

The Company must pay Parent a termination fee of $114.4 million (less any expenses previously paid to Parent) if:

•	Each of the following occurs:

•	an acquisition proposal has been made or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal, in each case after the date of the merger agreement and that has not been publicly withdrawn;

•	Parent or the Company effects an outside date termination or a stockholder no-vote termination or Parent effects a Company breach termination; and

•	within 12 months of termination, the Company consummates, or enters into an alternative acquisition agreement with respect to, an acquisition proposal (which may be consummated at a later date and for which 50% should be substituted for 15% in the definition of “acquisition proposal”);

•	Parent effects a change in recommendation termination; or

•	the Company effects a superior proposal termination to enter into an alternative acquisition agreement with a person (other than Party B in the circumstances described above).

If the Company termination fee is payable under the circumstances described in the first bullet point above, the Company termination fee must be paid promptly following, but in no event later than five days after, the consummation of such acquisition proposal. If the Company termination fee is payable under the circumstances described in the second bullet point above, the Company termination fee must be paid promptly following, but in no event later than five days after, the date of such termination. If the Company termination fee is payable under the circumstances described in the third bullet point above, the termination fee must be paid prior to or concurrently with such termination.

The Company must reimburse Parent, within two business days of any termination described below, for all reasonable and documented out-of-pocket expenses incurred by Parent, Merger Sub, VEPFV or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, which we refer to as the “Parent expenses,” up to a cap of $5 million, if:

•	Parent or the Company effects a stockholder no-vote termination;

•	(i) an acquisition proposal is made or publicly announced and not publicly withdrawn and (ii) Parent effects a Company breach termination; or

•	the Company effects a superior proposal termination prior to the end of the go-shop period to enter into an alternative acquisition agreement with Party B.

Parent must pay the Company, promptly, but in no event later than five days after the date of such termination, a termination fee of $228.75 million, which we refer to as the “Parent termination fee,” in the following circumstances:

•	Parent effects an outside date termination and the Company would have been entitled to effect a Parent breach termination or a failure to close termination;

•	the Company effects a Parent breach termination; or

•	the Company effects a failure to close termination.

Expenses

Subject to certain exceptions, including the obligation of the Company to pay the Parent expenses up to a certain amount if the merger agreement is terminated under certain circumstances as described above, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

If the Company or Parent, as the case may be, fails to promptly pay any of the fees or expenses described above, and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of such fees or expenses, such paying party must pay to the other party or parties, as applicable, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment.

Modification or Amendment

Subject to the provisions of applicable law, the merger agreement may be amended by the parties at any time prior to the effective time of the merger. However, no amendment to the amendment provision, the provisions related to financing sources, the provisions acknowledging the importance of the termination fee provisions, the parent liability limitation provision, the survival provision, the provision related to governing law and venue, the waiver of jury trials and specific performance, the provision related to third party beneficiaries and the provision related to severability will be effective except with prior written consent of the third party financing sources materially and adversely affected by such amendments.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. In addition, the parties have agreed that prior to the closing, the Company will be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the common equity financing and to cause Parent or Merger Sub to consummate the merger if, and only if:

•	the marketing period has ended and all mutual conditions to closing and conditions to the obligations of Parent and Merger Sub to close (other than those conditions that by their nature are to be satisfied at the closing) have been or will have been satisfied at the time when the closing would be required to occur but for the failure of the common equity financing to be funded pursuant to the terms and conditions of the equity commitment letters;

•	Parent and Merger Sub fail to complete the closing in accordance with the merger agreement;

•	the third party financing (or, if alternative financing with respect thereto) has been funded or the third party financing sources have confirmed to Parent in writing that the third party financing will be funded at the closing if the common equity financings are funded at the closing; and

•	the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by the merger agreement.

If any party brings an action to enforce specifically the terms of the merger agreement, the termination date will automatically be extended to the twentieth business day following the resolution of such action or any other time period established by the court presiding over such action.

No Third Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable remedies, except for:

•	the indemnification rights of the directors, officers and employees of the Company and its subsidiaries;

•	the right of Company stockholders, after the effective time, to receive the aggregate consideration payable; and

•	certain rights of the financing sources as set forth in the merger agreement.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger.

The compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger is summarized and included under the heading “The Merger – Interests of Certain Persons in the Merger – Golden Parachute Compensation” beginning on page 71 of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company that is based on or otherwise relate to the merger.

The board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board of directors recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger – Interests of Certain Persons in the Merger – Golden Parachute Compensation” are hereby APPROVED.”

The affirmative vote of holders of a majority of the shares of Company common stock present, in person or represented by proxy, at the special meeting and entitled to vote on such proposal is required to approve the advisory proposal concerning merger-related compensation arrangements for our named executive officers. The vote on the advisory proposal concerning merger-related compensation arrangements for our named executive officers is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve the advisory proposal concerning merger-related compensation arrangements for our named executive officers and vote to adopt the merger agreement. Because the vote on the advisory proposal concerning merger-related compensation arrangements for our named executive officers is advisory only, it will not be binding on either the Company or Vista. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “SLH.” The table below shows the closing price range of our common stock, for the periods indicated, as reported by Bloomberg, L.P.

	Common Stock Price
	High	Low
FY 2014
Quarter ended September 30, 2013	$59.82	$50.39
Quarter ended December 31, 2013	71.00	52.34
Quarter ended March 31, 2014	71.15	62.33
Quarter ended June 30, 2014	68.50	60.91

FY 2015
Quarter ended September 30, 2014	$69.60	$56.00
Quarter ended December 31, 2014	58.43	45.69
Quarter ended March 31, 2015	56.73	48.54
Quarter ended June 30, 2015	53.67	44.28

FY 2016
Quarter ended September 30, 2015	$55.71	$36.39
Quarter ended December 31, 2015 (through October 29, 2015)	54.44	53.77

The closing price of our common stock on the NYSE on September 11, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $49.45 per share of common stock, each share of which is entitled to one vote. On October 29, 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $54.17 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

We began paying quarterly cash dividends to holders of our outstanding of common stock and restricted stock units in the quarter ended September 30, 2009. On August 25, 2015, we announced that our board of directors approved the payment of a quarterly cash dividend of $0.225 per outstanding share of common stock and per outstanding restricted stock unit. The dividends were paid on September 22, 2015 to stockholders and restricted stock unit holders of record at the close of business on September 8, 2015. The terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, establish a record date for or pay any dividends on shares of our common stock without the consent of Parent, except that we may continue to pay regular quarterly cash dividends that do not exceed $0.225 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the record date, by each person known by us to own more than 5% of our common stock, each director and each of the named executive officers and by all of our directors and named executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 67,241,204 shares of common stock outstanding as of the record date, including (1) shares for which options will vest or will be exercisable within 60 days of the record date and (2) shares underlying restricted stock units that may vest and deliver shares within 60 days of the record date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13F, Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of our common stock of Common Stock Beneficially Owned
	Number	Percent
Stockholders owning 5% or more:
Janus Capital Management LLC (1)	6,580,657	9.8%
TimesSquare Capital Management, LLC (2)	4,825,357	7.2%
The Vanguard Group, Inc. (3)	4,523,033	6.7%
BlackRock Institutional Trust Company, NA (4)	4,248,661	6.3%
Directors, Named Executive Officers:
Tony Aquila (5)	1,538,499	2.3%
Renato Giger (6)	257,456	*
Jason Brady (7)	225,985	*
Stuart J. Yarbrough (8)(9)(10)	36,375	*
Arthur F. Kingsbury (8)	27,242	*
Thomas A. Dattilo (8)(10)	11,893	*
Thomas C. Wajnert (8)(10)	10,946	*
Dr. Kurt J. Lauk (8)	10,836	*
Patrick D. Campbell (8)(10)	5,106	*
Michael E. Lehman (8)(10)	5,106	*
All directors and executive officers as a group (ten persons) (5)(6)(7)(8)(9)(10)(11)	2,129,444	3.2%

*	Less than one percent.
(1)	The address for Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado, 80206.
(2)	The address for TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, New York, 10036.
(3)	The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA. 19355.
(4)	The address for BlackRock Institutional Trust Company, NA is 40 East 52nd Street, New York, New York, 10022.
(5)	Includes options to purchase 1,138,241 shares of common stock that are exercisable and 0 restricted stock units that will vest within 60 days of October 26, 2015.
(6)	Includes options to purchase 206,213 shares of common stock that are exercisable and 0 restricted stock units that will vest within 60 days of October 26, 2015.
(7)	Includes options to purchase 202,871 shares of common stock that are exercisable and 0 restricted stock units that will vest within 60 days of October 26, 2015.
(8)	Includes 0 restricted stock units that will vest within 60 days of October 26, 2015.

(9)	Includes 16,450 shares of common stock held by the Stuart J. Yarbrough Family Trust UAD January 20, 2012. Mr. Yarbrough does not exercise any voting or investment control over the shares of common stock held by the Stuart J. Yarbrough Family Trust UAD January 20, 2012.
(10)	Includes the following numbers of deferred share units, which we refer to as “DSUs”, for the benefit of the following directors: Mr. Yarbrough (15,748); Mr. Dattilo (11,893); Mr. Wajnert (3,779); Mr. Campbell (5,106); and Mr. Lehman (5,106). All of these DSUs are fully vested, but are subject to a deferral condition previously elected by each director, which deferral condition shall lapse as set forth in the applicable DSU award agreement.
(11)	Includes options to purchase 1,547,325 shares of common stock that are exercisable and 0 restricted stock units that will vest within 60 days of October 26, 2015.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $55.85 per share, without interest thereon, less any applicable withholding taxes, that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as “Section 262,” in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Solera Holdings, Inc., Attention: Secretary, 7 Village Circle, Suite 100, Westlake, Texas 76262, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $55.85 per share in cash, without interest thereon, less any applicable withholding taxes, for his, her or its shares of our common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

If the merger is completed prior to our next annual meeting of stockholders, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed prior to our next annual meeting of stockholders, the following deadlines will apply to the submission of stockholder proposals to be considered at our next annual meeting of stockholders.

If you intend for your proposal to be included in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act, the proposal must have been received by us no later than June 7, 2015. However, if the date of our next annual meeting of stockholders is changed by more than 30 days from November 13, 2015, then the deadline for submission will be a reasonable time before the Company begins to print and mail its proxy materials for the annual meeting. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the SEC.

In addition, our bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the board of directors. Any stockholder who wishes to submit a proposal to be acted upon at the next annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals must have been timely submitted in writing to our Secretary and received no earlier than July 16, 2015 and no later than August 15, 2015. However, in the event the next annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after November 13, 2015, such proposals must be received by the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, which occurs first.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.solerainc.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (filed with the SEC on August 31, 2015), as amended on October 28, 2015; and

•	Current Reports on Form 8-K filed with the SEC on July 13, 2015 (accepted at 09:35:05), July 14, 2015, July 17, 2015, August 25, 2015 (accepted at 15:40:45), August 31, 2015, September 14, 2015, September 15, 2015, September 16, 2015 and October 13, 2015.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Solera Holdings, Inc., Attention: Investor Relations, 7 Village Circle, Suite 100, Westlake, Texas 76262, Telephone (817) 961-2097, on the Investor Center page of our corporate website at www.solerainc.com; or Georgeson Inc., our proxy solicitor, by calling toll-free at (866) 482-4931 or via email at SoleraProxy@georgeson.com., or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 30, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

SOLERA HOLDINGS, INC.,

SUMMERTIME HOLDING CORP.

and

SUMMERTIME ACQUISITION CORP.

Dated as of September 13, 2015

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1	The Certificate of Incorporation	A-2
2.2	The Bylaws	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1	Directors	A-2
3.2	Officers	A-2

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1	Effect on Capital Stock	A-3
4.2	Exchange of Shares	A-3
4.3	Treatment of Stock Plans	A-6
4.4	Adjustments to Prevent Dilution	A-7

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	A-8
5.2	Representations and Warranties of Parent and Merger Sub	A-23

ARTICLE VI

Covenants

6.1	Interim Operations	A-30
6.2	Acquisition Proposals	A-33
6.3	Proxy Filing	A-37
6.4	Stockholders Meeting	A-37
6.5	Filings; Other Actions; Notification	A-37
6.6	Access and Reports	A-40
6.7	Stock Exchange De-listing	A-40
6.8	Publicity	A-40
6.9	Employee Benefits	A-40
6.10	Expenses	A-41
6.11	Financing and Cooperation	A-42
6.12	Indemnification; Directors’ and Officers’ Insurance	A-47
6.13	Section 16 Matters	A-48

-i-

6.14	Agreements Concerning Parent and Merger Sub	A-48
6.15	Transaction Litigation	A-49
6.16	Existing Company Notes	A-49
6.17	Repatriation	A-51
6.18	Works Councils	A-51

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-51
7.2	Conditions to Obligations of Parent and Merger Sub	A-51
7.3	Conditions to Obligations of the Company	A-52

ARTICLE VIII

Termination

8.1	Termination by Mutual Consent	A-52
8.2	Termination by Either Parent or the Company	A-52
8.3	Termination by the Company	A-53
8.4	Termination by Parent	A-53
8.5	Effect of Termination and Abandonment	A-54
8.6	Expenses	A-57
8.7	Payments; Non Recourse Parties	A-57
ARTICLE IX

Miscellaneous and General

9.1	Survival	A-58
9.2	Modification or Amendment	A-58
9.3	Waiver of Conditions	A-58
9.4	Counterparts	A-58
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-58
9.6	Notices	A-61
9.7	Entire Agreement	A-62
9.8	No Third Party Beneficiaries	A-62
9.9	Obligations of Parent and of the Company	A-62
9.10	Definitions	A-63
9.11	Severability	A-63
9.12	Interpretation; Construction	A-63
9.13	Assignment	A-63

Annex A Defined Terms		Ann. A-1

Exhibit A FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION		Ex. A-1

-ii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2015 (hereinafter called this “Agreement”), by and among Solera Holdings, Inc., a Delaware corporation (the “Company”), Summertime Holding Corp., a Delaware corporation (“Parent”), and Summertime Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations,” and the Constituent Corporations, together with Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee consisting of only independent and disinterested directors previously appointed by the Company Board (the “Special Committee”), has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that this Agreement be adopted by the Company’s stockholders;

WHEREAS, each of the boards of directors of Parent and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vista Equity Partners Fund V, L.P. (the “Guarantor”) is entering into a limited guarantee, dated as of the date hereof, in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, in its capacity as sole stockholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, that in the event that the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent in writing on no fewer than three business days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the financing of the transactions by Parent and Merger Sub contemplated by this Agreement and, if such financings are not completed for any reason at any such time, such notice shall automatically be deemed withdrawn) and (y) the first (1st) business day following the end of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For purposes of this Agreement, except as otherwise provided herein, the term “business day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law (as defined in Section 5.1(i)) or executive order to be closed in New York City.

1.3 Effective Time. At the Closing, the Company and Parent will cause a certificate of merger complying with the requirements of the DGCL (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

2.2 The Bylaws. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1 Directors. The Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, immediately following the Effective Time, be the only directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the Company’s common stock, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties and (ii) Shares (“Dissenting Shares”) that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) of this Section 4.1(a) being an “Excluded Share” and, collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to $55.85 per Share (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Certificate formerly representing Shares, and each Book-Entry Share, owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f).

(b) Treatment of Excluded Shares. Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f). Each Share that is an Excluded Share pursuant to clause (i) of Section 4.1(a) shall remain outstanding and shall be unaffected by the Merger.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Exchange of Shares.

(a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a nationally recognized financial institution selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the Company’s stockholders, a cash amount in immediately available funds necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the Shares represented thereby. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company and Parent. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the aggregate Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Company’s stockholders 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Dissenting Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record owner thereof and, if required by Parent, the posting by such record owner of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to the rights of appraisal of the Company’s stockholders and (ii) the opportunity to participate in and right to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL in respect of the Dissenting Shares, or agree to do any of the foregoing. If any Dissenting Stockholder shall have effectively waived, withdrawn or lost its rights under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though they had been converted into the aggregate Per Share Merger Consideration pursuant to this Article IV.

(g) Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, RSUs and PSUs (each as defined in Section 4.3) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) (or the vesting of any RSU or PSU), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation, Merger Sub or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as the case may be.

4.3 Treatment of Stock Plans.

(a) Company Options. At the Effective Time, each outstanding option to purchase Shares (each, a “Company Option”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest) an amount in cash (less applicable withholdings) equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of such Company Option, and (ii) the number of Shares underlying such Company Option, which amount shall be paid by Parent or the Company as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time. Notwithstanding the foregoing, for purposes of this Section 4.3(a), the following rules shall apply with respect to any Company Option subject to performance-vesting conditions for which the applicable performance period has not completed as of immediately prior to the Effective Time (each such Company Option, a “Performance Option”), which are identified in Section 5.1(b) of the Company Disclosure Letter: (1) each agreement, plan or arrangement covering Performance Options with change in control-related vesting provisions shall be enforced; (2) other than pursuant to the agreements, plans or arrangements referred to in clause (1), there shall be no further acceleration and/or eligibility to vest triggered by, or resulting from, the Merger; and (3) each Performance Option whose (x) performance criteria has not been satisfied prior to the Effective Time and/or (y) vesting has not been accelerated as a result of the agreements referred to in clause (1) shall terminate without consideration immediately prior to the Effective Time. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (each, an “RSU”) under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than ten (10) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration; provided, that, with respect to any RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c) PSUs. At the Effective Time, each outstanding performance share unit (each, a “PSU”) under the Stock Plans, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such PSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than ten business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such PSU based on the achievement of the performance goals attributable to such PSU multiplied by (y) the Per Share Merger Consideration; provided, that, with respect to any PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, for purposes of this Section 4.3(c) the following rules shall apply with respect to PSUs for which the applicable performance period has not completed as of immediately prior to the Effective Time, which are identified in Section 5.1(b) of the Company Disclosure Letter: (1) each agreement, plan or arrangement covering PSUs with change in control-related vesting provisions shall be enforced; (2) with respect to

PSUs for which no applicable agreement, plan or arrangement contains change in control-related vesting provisions, the number of Shares subject to such PSU immediately prior to the Effective Time shall be based on the higher of target and actual performance through the Effective Time as reasonably determined by the compensation committee of the Company Board; and (3) each Company PSU whose (x) performance criteria has not been satisfied prior to the Effective Time and/or (y) vesting has not been accelerated as a result of the agreements referred to in clause (1) or the determination of the compensation committee referred to in clause (2) shall terminate without consideration immediately prior to the Effective Time.

(d) Any payment to which a holder of Company Options, RSUs or PSUs becomes entitled pursuant to this Section 4.3 shall be made through the Surviving Corporation’s payroll no later than ten (10) business days following the Effective Time in accordance with Section 4.3(a), Section 4.3(b) and Section 4.3(c). Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence. All such payments will be less any applicable withholding Taxes.

(e) Employee Stock Purchase Plan. With respect to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions or take other actions as may be required to provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable law. No individual who is not participating in the ESPP as of the date of this Agreement will be allowed to commence participation in the ESPP following the date of this Agreement. Prior to the Effective Time, the Company will take all action that may be necessary to (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to be terminated no later than ten days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than five business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (D) provide that no further Offering Period or purchase period will commence pursuant to the ESPP after the date of this Agreement. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), Section 4.3(b), Section 4.3(c) and Section 4.3(e). All Company Options, RSUs and PSUs, and all Stock Plans, will terminate as of the Effective Time, and the provisions in any other Benefit Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company shall take all necessary actions to ensure that following the Effective Time no participant in any Stock Plan or other Benefit Plan will have any right thereunder to acquire any equity securities of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) prior to the date hereof or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection (other than the representations and warranties in Section 5.1(b) or the second sentence of Section 5.1(f)(i)) to which the relevance of such item is reasonably apparent on the face of such disclosure and (ii) nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1(b) or the second sentence of Section 5.1(f)(i)), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to be so organized or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws (which bylaws, in the case of the Company, shall have been amended by the Company Board to include a forum selection bylaw on or prior to the date hereof) or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in effect on the date of this Agreement.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (iii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Company Material Adverse Effect, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred:

(A) any changes in global, national or regional economic conditions, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(B) any changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(C) any decline in the market price or trading volume of the Shares on the New York Stock Exchange (the “NYSE”) (provided, that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(D) any change in the credit ratings of the Company or any of its Subsidiaries (provided, that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(E) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, including changes in interest rates or exchange rates for the currencies of any country, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(F) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published plans, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(G) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees or with its suppliers or customers (other than for purposes of the representation and warranty contained in Section 5.1(d)(ii)(B));

(H) any Transaction Litigation (as defined in Section 6.15) or other civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding threatened, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board or any committee thereof arising out of the Merger or any other transaction contemplated by this Agreement;

(I) changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or in Laws applicable to the Company or any of its Subsidiaries or the repeal, enforcement or interpretation thereof, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(K) any change resulting from or arising out of a hurricane, earthquake, flood or other natural disaster, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(L) any action required to be taken pursuant to or in accordance with this Agreement, or taken at the request or instruction, or with the consent, of Parent or Merger Sub after the date hereof;

(M) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; or

(N) the availability or cost of equity, debt or other financing to Parent or Merger Sub.

(b) Capital Structure. The authorized capital stock of the Company consists of (i) 150,000,000 Shares, par value $0.01 per share, of which 67,042,381 Shares were outstanding as of the close of business on September 8, 2015 and (ii) 15,000,000 preferred shares, par value $0.01 per share, of which none were outstanding as of the close of business on September 8, 2015, and from September 8, 2015 through the date of this Agreement, the Company has not issued any Shares or preferred shares, other than Shares issued in connection with the exercise of Company Options outstanding prior to the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. No Shares are held by any Subsidiary of the Company. As of September 8, 2015, other than 3,694,741 Shares reserved for issuance under the 2007 Long-Term Equity Incentive Plan and the 2008 Omnibus Incentive Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Letter sets forth (x) the total number of outstanding Company Options, RSUs and PSUs (assuming maximum performance vesting of PSUs for which the applicable performance period has not completed as of the date of this Agreement) as of September 8, 2015 and (y) a correct and complete list of all outstanding Company Options (by grant date) as of September 8, 2015 and the exercise price, if applicable, with respect to each such Company Option, and from September 8, 2015 through the date of this Agreement, the Company has not granted any other Company Options, RSUs or PSUs. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as is not reasonably likely to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than any restrictions on transfer imposed by applicable securities Laws (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. All grants of Company Options, RSUs and PSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Stock Plan and applicable Law, including the applicable requirements of the New York Stock Exchange. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company’s stockholders on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and any other transaction contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) (A) The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger and (iii) resolved to recommend that this Agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose (the “Company Recommendation”) and (B) the Special Committee received the opinion of Centerview Partners LLC that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Per Share Merger Consideration to be paid to the holders of Shares (other than Excluded Shares and Shares held by any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Special Committee and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than the filings, reports, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR

Act”) and as set forth on Section 5.1(d) of the Company Disclosure Letter, (C) under the Exchange Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or foreign or state securities or “blue sky” laws, including the filing and dissemination of the Proxy Statement, (D) under stock exchange rules and (E) listed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets, rights or properties of the Company or any of its Significant Subsidiaries pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety (90) days’ or less notice (each, a “Contract”) binding upon the Company or any of its Significant Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Significant Subsidiaries is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(ii), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since July 1, 2012 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished by the Company since the Applicable Date and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, or, in the case of Company Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the Company’s consolidated statements of income (loss), consolidated cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, in all material respects, or, in the case of Company Reports filed after the date hereof, will present fairly, in all material respects, the consolidated results of its operations, its consolidated cash flows and changes in stockholders’ equity, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments), in the case of each of clause (A) and clause (B), in accordance with GAAP applied on a consistent basis during the periods included, except as may be noted therein. The Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(iv) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2015, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of June 30, 2015. Since June 30, 2015 and through the date of this Agreement, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending June 30, 2015, and conclude, after such assessment, that such system was effective and did not identify (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since June 30, 2012, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(v) Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(f) Absence of Certain Changes.

(i) Other than in connection with the transactions contemplated by this Agreement, since June 30, 2015 and through the date of this Agreement the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses. Since June 30, 2015 and through the date of this Agreement, there has not been any Company Material Adverse Effect or any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(ii) Since June 30, 2015 through the date of this Agreement, the Company has not taken any action that would be prohibited by clauses (i)-(iii), (v)-(xii), (xiv)-(xvi) and (xviii)-(xix) of Section 6.1(a) if taken or proposed to be taken after the date of this Agreement.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries (including cease and desist letters and invitations to take a patent license) that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since June 30, 2015, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (D) in connection with any Permitted Lien (as defined in Section 5.1(k)) or (E) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

The term “Company’s Knowledge” shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

As used in this Agreement, the term “ordinary course of business” shall include the taking of commercially reasonable actions with respect to the matters set forth in Section 6.1(a) of the Company Disclosure Letter.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means all benefit and compensation plans, contracts, policies or arrangements (whether or not in writing) covering any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (each, a “Service Provider”) maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company has any liability (contingent or otherwise), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, termination, stock option, stock purchase, stock appreciation rights, stock-based, incentive, retention, change in control, retirement, profit sharing, fringe benefit and welfare plans, contracts, policies or arrangements. True and complete copies of all Benefit Plans (other than any Benefit Plan mandated by applicable Law) listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent. To the extent applicable, with respect to each material Benefit Plan (other than any Benefit Plan that is maintained primarily for Service Providers working outside of the United States (each a “Non-U.S. Benefit Plan”)), the Company has made available to Parent true, correct and complete copies of (1) the most recent annual report on Form 5500 required to have been filed with the Department of Labor for each Benefit Plan, including all schedules thereto; (2) the most recent determination letter, if any, from the Internal Revenue Service (“IRS”) for any Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (3) the most recent summary plan descriptions provided to participants; (4) any current related trust agreements or insurance contracts; and (5) any notices since the Applicable Date to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Entity relating to any material compliance issues in respect of any such Benefit Plan. Not later than ten (10) calendar days after the date hereof, with respect to each material Non-U.S. Benefit Plan, to the extent applicable, the Company will provide Parent with (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan; and (2) any document issued by a Governmental Entity relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(ii) Each Benefit Plan, other than Non-U.S. Benefit Plans, has been established, maintained and administered in compliance with its terms and ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents, has engaged in a transaction with respect to any ERISA Plan that is reasonably likely to subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) Each material Non-U.S. Benefit Plan has been established, maintained and administered in compliance with its terms and with the requirements prescribed by any applicable Laws except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. With respect to each Non-U.S. Benefit Plan intended to qualify for special tax treatment, to the Company’s Knowledge, nothing has occurred that would adversely affect the special tax qualification of such plan.

(iv) Neither the Company nor any ERISA Affiliate has any current or contingent liability or obligation in respect of a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(v) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” (as defined in Section 4063 or Section 4063 of ERISA).

(vi) No Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(vii) As of the date hereof, there is no material pending or, to the Company’s Knowledge, threatened proceedings or litigation relating to the Benefit Plans, other than routine claims for benefits.

(viii) None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (A) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Benefit Plan (other than severance pay required by any Law); (B) materially increase any benefits otherwise payable under any Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan or (D) limit or restrict the right of Parent, the Company, the Surviving Corporation or any of their Subsidiaries to merge, amend or terminate any Benefit Plan on or after the Effective Time. No payment or benefit that will be made by the Company or any Subsidiary will be characterized as a parachute payment within the meaning of Section 280G of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) or of any agreements or policies with respect to customer, user, private or personal data, or data or system privacy or security, except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to or incorporated by reference into the Company Reports, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract:

(A) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that purports to materially limit or otherwise materially restrict the ability of the Company or its Subsidiaries to compete in any business or geographic area (or that, following the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries);

(C) under which the Company or its Subsidiaries has (i) licensed or been granted rights in any Intellectual Property (as defined in Section 5.1(p)(vi)) from a third party that is material to the continued operation of the business of the Company or its Subsidiaries, other than Contracts with respect to software that is generally available on a commercial basis from third parties; or (ii) licensed or granted rights to any material Company Intellectual Property, other than non-exclusive Contracts entered into in the ordinary course of business;

(D) containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or to contribute capital;

(E) that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger;

(F) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(G) any Contract (other than the Existing Indentures) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiaries of the Company or that prohibits the incurrence of indebtedness for borrowed money or guarantees by the Company or any Subsidiary of the Company;

(H) (A) providing for the disposition or acquisition of assets or equity by the Company or any of its Subsidiaries other than with respect to acquisitions of assets acquired from the Company’s vendors in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(I) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other indebtedness, in each case in excess of $10,000,000, other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Existing Indentures; (C) loans to Subsidiaries of the Company in the ordinary course of business; (D) Company guarantees of contingent earn-out payment obligations of its Subsidiaries, existing as of the date of this Agreement; and (E) extensions of credit to customers in the ordinary course of business;

(J) any Contract providing for the payment, increase or vesting of any material benefits or compensation that would be triggered solely as a result of the Merger (other than Contracts evidencing RSUs, PSUs or Company Options);

(K) any Contract providing for cash severance payments in excess of $500,000 (other than those pursuant to which such severance payment is required by applicable Law);

(L) any Contract that provides for the establishment or governance of a joint venture, limited liability company or partnership with any third Person;

(M) any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries that generates revenue in excess of $5,000,000 on an annual basis, other than those Contracts that may be cancelled by the Company without material liability to the Company or any of its Subsidiaries upon notice of ninety (90) days or less; or

(N) that is between the Company or its Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares.

Each such Contract described in clauses (A) through (N) above of this Section 5.1(j)(i) is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts (and those Contracts that would be Material Contracts but for the exception of being filed as exhibits to the Company Reports) is valid and binding on the Company or its Subsidiaries and, to the Company’s Knowledge, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, are not reasonably likely to have a Company Material Adverse Effect. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any other party is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, are not reasonably likely to have a Company Material Adverse Effect.

(k) Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

For the purpose of this Agreement, “Permitted Liens” shall mean (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or which may hereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP (where required by GAAP), (ii) landlords’, warehousemens’, mechanics’, materialmens’, repairmans’, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, (v) the interests of the lessors and sublessors of any leased properties, (vi) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto and (vii) Liens incurred in the ordinary course of business since June 30, 2015 that do not materially and adversely affect the use or operation of the property subject thereto.

(l) Takeover Statutes. To the Company’s Knowledge, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger and the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable Environmental Laws since the Applicable Date; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years which has not been resolved; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Company’s Knowledge, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

(n) Taxes.

(i) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes due and payable or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, creditor, customer, shareholder or third party, except with respect to matters contested in good faith by appropriate proceedings for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP (where required by GAAP); and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency. The most recent financial statements contained in the Company Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(ii) There are not pending or, to the Company’s Knowledge, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party.

(iii) There are no unresolved written claims by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two years.

(v) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any customary commercial agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) is or has been a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; or (C) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, or otherwise by operation of law.

(vii) The Company has made available to Parent correct and complete copies of (A) all income and other Tax Returns of the Company and each of its Subsidiaries for the three preceding taxable years and (B) any audit report issued within the last three (3) years relating to Taxes of the Company or its Subsidiaries.

(viii) No private letter rulings, technical advice memoranda or similar rulings or agreements (“Rulings”) have been issued or entered into by any Tax authority in the last three (3) years with respect to the Company or any of its Subsidiaries except as set forth on Section 5.1(n) of the

Company Disclosure Letter. The Company and its Subsidiaries as applicable have complied in all respects with the requirements of any such Rulings and any such Rulings are valid and will be respected by the applicable Tax authority.

(ix) Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in Section 5.1(h) and this Section 5.1(n) constitute the sole representations and warranties of the Company relating to any Tax, Tax Return or Tax matter.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other Taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes (including amendments or attachments thereto).

(o) Labor Matters.

(i) Section 5.1(o) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (each, a “Collective Bargaining Agreement”). To the Company’s Knowledge, as of the date of this Agreement there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such activities or proceedings have occurred within the past three (3) years. As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, dispute, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened directly against the Company or any of its Subsidiaries, and no such labor disputes have occurred since the Applicable Date.

(ii) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining.

(iii) The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any labor union, works council or other labor organization to any information, consent, bargaining or other rights with respect to the transactions contemplated by this Agreement.

(iv) The Company and each of its Subsidiaries is, and has been since June 30, 2013, in material compliance with the United States Worker Adjustment and Retraining Notification Act (“WARN”) and any similar or comparable applicable foreign, state, or local law pertaining to facility closings and mass layoffs and has no material liabilities thereunder. Neither the Company nor any of its Subsidiaries has engaged in any plant closings or mass layoffs (as defined in WARN) or similar actions under applicable foreign, state or local law that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation at or following the Effective Time based solely on the actions of the Company or any of its Subsidiaries prior to the Closing Date.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter lists all material (A) Patents included in the Company Intellectual Property, (B) Trademarks and (C) Copyrights included in the Company Intellectual Property, in each case, that are the subject of a registration or a pending application for registration (collectively, the “Registered Intellectual Property”). To the Company’s Knowledge, the Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company or one of its Subsidiaries own the Company Intellectual Property, free and clear of all liens other than Permitted Liens.

(ii) To the Company’s Knowledge, (A) since the Applicable Date, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, and (B) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property rights, except, in each case, as would not have a Company Material Adverse Effect.

(iii) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets and other material confidential information included in the Company Intellectual Property and, to the Company’s Knowledge, such trade secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements, except as would not have a Company Material Adverse Effect.

(iv) Except as would not have a Company Material Adverse Effect, the software, solutions, products or services of the Company and its Subsidiaries, (a) substantially conform to all documentation and written specifications for their use and operate in compliance with all service level agreements, (b) are fully operational, functional and substantially free of material bugs, defects, errors, viruses and other contaminants, (c) have not been subject to a recall or material customer complaints, and (d) do not use or incorporate and are not derived from any shareware, freeware or software subject to an “open source,” “copyleft” or other similar license that requires the licensing, offer or provision of source code owned by the Company or any of its Subsidiaries to others if the applicable software is licensed, made available, distributed or conveyed to others.

(v) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws and all industry standards and best practices with respect to the integrity, operation, redundancy, disaster recovery and security of their information technology assets and systems, and since the Applicable Date there have been no material (actual or attempted) breaches, outages, corruptions, interruptions or violations of (or deletions or damages to) same.

(vi) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all (A) trademarks, service marks, trade names, Internet domain names, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents (including utility and design patents) and the applications for the same, including any divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (C) trade secrets, know-how, inventions and other proprietary confidential information; and (D) copyrights, including copyrights in all published and unpublished works of authorship, rights in software and any registrations and applications, and renewals, extensions, restorations and reversions thereof (“Copyrights”).

(q) Anti-Corruption Compliance.

(i) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other person acting on behalf of any of the foregoing has, since September 13, 2010, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”) or the UK Bribery Act 2010.

(ii) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other person acting on behalf of the foregoing has, since September 13, 2010, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any officer, employee, agent, or any other person acting in an official capacity for any Governmental Entity (each, a “Government Official”), or to any other person under circumstances where the Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity; (b) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (c) securing any improper advantage; or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist the Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any person.

(iii) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other person acting on behalf of any of the foregoing has, since September 13, 2010, made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption laws.

(r) Economic Sanctions Compliance.

(i) The Company and each of its Subsidiaries are and, since September 13, 2010, have been in compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).

(ii) Except as set forth in Section 5.1(r) of the Company Disclosure Letter, none of the Company or its Subsidiaries is now knowingly engaging in, nor since September 13, 2010 has engaged in, any dealings or transactions with (a) any person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC, or (b) any person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine.

(iii) Without limiting the foregoing, since September 13, 2010, there have been no claims or investigations, nor are there any pending, or to the Company’s Knowledge, any threatened claims or investigations, by any governmental agency or regulatory authority of potential violations against the Company or any of its Subsidiaries with respect to compliance with economic sanctions laws or regulations.

(s) Export Controls Compliance.

(i) The Company and each of its Subsidiaries has, since September 13, 2010, conducted its export transactions in material accordance with all applicable United States export and re-export control laws, economic sanctions laws, and all other applicable export control laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”).

(ii) To the Company’s Knowledge, as of the date of this Agreement, there are no pending or threatened legal or regulatory enforcement proceedings against the Company or any of its Subsidiaries alleging a violation of any of the Export Control Laws.

(iii) No licenses or approvals pursuant to any Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Company Material Adverse Effect.

(t) Insurance. All material errors and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, except as would not have a Company Material Adverse Effect.

(u) Proxy Statement; Other Information. The Proxy Statement (as defined Section 6.3) will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

(v) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, other than Centerview Partners LLC and Rothschild Inc.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter” and, together with the Company Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation or certificate of formation and bylaws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Authority. No vote of the holders of capital stock of Parent is necessary pursuant to applicable Law, the certificate of incorporation or bylaws of Parent or otherwise to approve this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority and has taken all liability company or corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and any other transaction contemplated by this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption shall occur immediately following the execution of this

Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Other than the filings, reports, approvals and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, the Securities Act or foreign or state securities or “blue sky” laws, (D) under stock exchange rules and (E) the filings, approvals and/or notices listed in Section 5.2(c)(i) of the Parent Disclosure Letter (together with the approvals set forth in Section 7.1(b) of the Company Disclosure Letter, the “Antitrust Laws”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the operating agreement or certificate of incorporation or bylaws of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any material Contract binding upon Parent or Merger Sub; or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) or (C) of this Section 5.2(c)(ii), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or are reasonably likely to have the effect of preventing, making illegal, or otherwise interfering with the Merger and any of the other transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent or Merger Sub which, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing Ability.

(i) Parent has received and accepted as of the date of this Agreement (A) an executed equity commitment letter from Vista Equity Partners Fund V, L.P. (the “Common Equity Commitment Letter”) to provide, subject to the terms and conditions therein, cash in an amount up to the aggregate amount set forth therein (the “Common Equity Financing”), which Common Equity Commitment Letter provides that the Company is a third party beneficiary thereto on the terms set forth therein, (B) a redacted executed bridge equity commitment letter (the “Bridge Equity

Commitment Letter”) from KSISH Investments, LLC to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (the “Bridge Equity Financing”, (C) a redacted executed preferred equity commitment letter from Broad Street Principal Investments, L.L.C. and KSISH Investments, LLC the “Series A Preferred Equity Commitment Letter” and, together with the Bridge Equity Commitment Letter, the “Preferred Equity Commitment Letters”; and, together with the Common Equity Commitment Letter, the “Equity Commitment Letters”) to provide, subject to the terms and conditions therein, preferred equity financing in the aggregate amount set forth therein (the “Series A Preferred Equity Financing” and, together with Bridge Equity Financing, the “Preferred Equity Financing” and, together with the Common Equity Financing, the “Equity Financing” ) (which Preferred Equity Commitment Letters have been redacted to remove fee and closing payment information; provided, that in accordance with customary practice, such redacted terms are confidential and do not affect the conditionality of the Preferred Equity Financing) and (D) an executed debt financing commitment letter, including all exhibits and schedules thereto, and the related fee letter (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided, that in accordance with customary practice, such redacted terms are confidential and do not affect the conditionality of or the amount of cash proceeds available to Parent and Merger Sub from the Debt Financing (the “Fee Letter”) from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Preferred Equity Commitment Letters, the “Third Party Financing Commitment Letters” and, together with the Common Equity Commitment Letter, collectively, the “Commitment Letters” ) pursuant to which such financial institutions (the “Lenders”) have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing” and, together with the Preferred Equity Financing, the “Third Party Financing” and together with the Common Equity Financing, collectively referred to as the “Financing”). Except for the redactions described above, Parent has delivered to the Company true, correct and complete copies of the executed Commitment Letters and the Fee Letter.

(ii) As of the date of this Agreement, none of the Commitment Letters has been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, amended, modified or rescinded in any respect. Parent has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Commitment Letters and otherwise in connection with the Financing that are payable on or prior to the date of this Agreement and will pay all additional fees thereunder as they become due. The funding of the Financing is not subject to any conditions precedent or other similar contingencies other than as expressly set forth in the Commitment Letters and, as of the date of this Agreement, the Commitment Letters are (x) in full force and effect and no breach of any term of, or default under, any such Commitment Letters exists and (y) the legal, valid, binding and enforceable obligations of Parent and Merger Sub and, to the Knowledge of Parent, each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would or could reasonably be expected to constitute a default or breach thereunder on the part of Parent or Merger Sub, or a modification to, or a withdrawal, termination or rescission of, the Commitment Letters. The aggregate proceeds contemplated by the Commitment Letters (including any Replacement Equity Commitment), when funded in accordance therewith, are sufficient to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (x) the payments described in Section 4.1(a), (y) effecting the repayment or refinancing of all existing indebtedness of the Company and its Subsidiaries as of the Closing Date and (z) paying all fees and expenses related to the Financing and the other transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Commitment Letters prior to the expiration thereof nor does Parent have knowledge that any of the other parties to the Commitment Letters will not perform their respective obligations thereunder.

(iii) None of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person (x) awarding any Person any financial advisory role on an exclusive basis or (y) prohibiting or seeking to prohibit such Person from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

As used in this Agreement, the term “Marketing Period” means the first period of eighteen (18) consecutive business days commencing after the later of (I) the Shortfall Notice Date, (II) the fifth (5th) business day after the date on which the definitive Proxy Statement has been mailed to the holders of Shares and (III) the date on which the condition set forth in Section 7.1(b) is satisfied or would reasonably be expected to be satisfied on or prior to the date of the Company Stockholders Meeting, and throughout and at the end of which (a) Parent has the Required Information from the Company; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and not later than 5:00 p.m. (New York City Time) five (5) business days following the date of the delivery of such notice by the Company delivers a written notice to the Company to that effect (stating which Required Information has not been delivered) and (b)(i) the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than Section 7.1(a) and Section 7.1(b) and except for those conditions that by their nature are to be satisfied at the Closing), (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.1(a) and Section 7.1(b)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive business day period and (iii) the condition set forth in Section 7.1(b) is reasonably capable of being satisfied prior to or during the last five (5) consecutive business days during such eighteen (18) consecutive business day period; it being understood that (x) the Marketing Period shall not commence if the condition set forth in this clause (iii) is not satisfied on what would otherwise be the first day of the Marketing Period and (y) if the Marketing Period does commence, the Marketing Period will be tolled by each business day following such eighteen (18) consecutive business day period during which the condition set forth in Section 7.1(b) has not been satisfied or waived; provided that (w) if the Marketing Period has not ended on or prior to November 24, 2015 and would otherwise include November 25, 2015, November 26, 2015 or November 27, 2015, it shall not be required to be consecutive solely to the extent it would include November 25, 2015, November 26, 2015 or November 27, 2015 and the Marketing Period will be extended by the number of days in such period that would otherwise be included in the Marketing Period, (x) if the Marketing Period has not ended on or prior to December 18, 2015, the Marketing Period shall not be deemed to have commenced prior to January 5, 2016 for any purpose hereunder, (y) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, including Company Reports filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another independent accounting firm reasonably acceptable to Parent, (B) the financial statements included in the Required Information that is available to Parent on the first day of any such 18 consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such eighteen (18) consecutive business day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such eighteen (18) consecutive business day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new eighteen (18) consecutive business day period or (C) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, and (z) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. As used in this definition, the term “Shortfall Notice Date” means the date on which the Company notifies Parent as to whether there will be a Shortfall Amount, and if so, its reasonable best estimate of the amount of such Shortfall Amount, together with the supporting documentation for the determination of such Shortfall Amount), which date shall be no later than the later of (i) twenty (20) business days following the commencement of the Debt Tender Offers and (ii) thirty-one (31) days following the commencement of the Change of Control Offers, and the term “Shortfall Amount” means such amount, as determined in accordance with each of the Existing Indentures, as may be required to be deducted from the aggregate principal amount of the term loan facility in respect of the Debt Financing in order that the aggregate principal amount of such term loan facility, if fully funded on the Closing Date, together with the aggregate principal amount of any other secured indebtedness of the Company and its subsidiaries, would not, as of such date, determined in accordance with each of the Existing Indentures (1) exceed the amount of indebtedness permitted to be secured pursuant to Section 4.08 of each of the Existing Indentures or (2) require any of the Existing Notes to be equally and ratably secured with any secured indebtedness of the Borrowers pursuant to Section 4.08 of each of the Existing Indentures.

As used in this Agreement, the term “Required Information” means (i) the financial statements required under paragraphs 8 and 9 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement), (ii) all other financial statements and financial and other data and information regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, and of the type and form and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act (it being understood none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A), to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made and (iii) all other financial data that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters (including “negative assurance” comfort) from the independent accountants of the Company in connection with the offering of the Notes (and drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort)), which such accountants are prepared to issue upon completion of customary procedures, in form and substance customary for private placements of high yield debt securities; provided, that with respect to the pro forma and summary financial data required to be delivered pursuant to this definition, such pro forma and summary financial data shall not be considered a part of the Required Information unless Parent has provided to the Company reasonably in advance of when the Marketing Period otherwise would begin if the Required Information did not include such pro forma and summary financial data (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by Parent to be reflected in such pro forma and summary financial data and (b) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent (excluding the preliminary allocation of purchase price).

(f) Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and (ii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent were prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, then immediately after the Effective Time and giving effect to the consummation of the transactions contemplated by this Agreement (including the debt and equity financings being entered into in connection therewith), each of Parent and Merger Sub is Solvent as of the date of this Agreement, and each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternative Financing, payment of the Per Share Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 5.2(f), the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.2(f), “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(g) Limited Guarantee. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the Limited Guarantee duly executed by the Guarantor in favor of the Company. The Limited Guarantee has been duly executed and delivered by the Guarantor and is a valid and binding agreement of the Limited Guarantee, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would result in a default by the Guarantor under the Limited Guarantee.

(h) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and at no time prior to the Effective Time will have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(i) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(j) Ownership of Company Capital Stock. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members owns any Shares.

(k) Interest in Competitors. Except as set forth on Section 5.2(k) of the Parent Disclosure Letter, none of Parent, Merger Sub or the Guarantor owns a 5% or greater equity interest, nor to the Knowledge of Parent and Merger Sub do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent, Merger Sub or the Guarantor under the HSR Act, in any Person that would reasonably be deemed to be competitive with the business of the Company and its Subsidiaries. For purposes of the Agreement, “Knowledge of Parent and Merger Sub” means the actual knowledge of Robert Smith, David Breach, Christian Sowul and Andrew Tate.

(l) Takeover Statutes. No Takeover Statute or anti-takeover provision in the certificate of incorporation or bylaws of Parent or Merger Sub is applicable to Parent or Merger Sub, the Merger and the other transactions contemplated by this Agreement.

(m) Information Supplied. The statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein will not, at the time the Proxy Statement is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(n) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(o) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-

related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with Governmental Entities, customers and suppliers having significant business dealings with them and keep available the services of their key employees; provided that any action specifically permitted by clauses (i)-(xix) of this Section 6.1(a) shall be deemed in compliance with this sentence. In furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (w) as otherwise contemplated or permitted by this Agreement, (x) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (y) as is required by applicable Law or any Governmental Entity or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing documents;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company;

(iii) make any acquisition of any business or any assets, other than acquisitions of assets acquired from the Company’s vendors in the ordinary course of business of the Company and its Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than (A) in respect of Company Options, RSUs and PSUs outstanding as of the date of this Agreement in accordance with their terms or (B) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned United States Subsidiary of the Company;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company and (B) regular quarterly dividends declared and paid at such time and in such amounts as is reasonably consistent with the Company’s historical practice; provided that in no event shall such regular quarterly dividend exceed $0.225 per Share) or enter into any agreement with respect to the voting of its capital stock;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay the exercise price of any Company Options or Taxes in connection with the exercise or vesting of Company Options, RSUs or PSUs);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 outstanding at any time that may be repaid at any time without penalty;

(ix) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(x) except as with respect to Transaction Litigation, which shall be governed by Section 6.15, and appraisal litigation which shall be governed by Section 4.2(f), settle any litigation or other proceedings before a Governmental Entity if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $2,000,000 individually or $10,000,000 in the aggregate during any calendar year, net of any amount covered by insurance or indemnification or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would have a material effect on the continuing operations of the Company or its Subsidiaries;

(xi) (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return; (E) enter into a closing agreement with any Governmental Entity regarding any material Tax; or (F) change any method of tax accounting;

(xii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than Permitted Liens or (A) transactions solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries, (B) licenses to customers and resellers in the ordinary course of business with respect to any Intellectual Property, (C) transactions involving the sales, leases, licenses or other dispositions of assets (other than pursuant to clause (B)) with a fair market value not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (D) pursuant to Contracts in effect as of the date of this Agreement;

(xiii) (A) other than as required pursuant to the terms of any Benefit Plan in effect on the date hereof, as required by applicable Law or in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who hold a position of vice president or below and have an annual base salary below $200,000 (“Non-Management Employees”): (1) enter into or amend any agreement providing compensation or benefits to any Service Provider, except for amendments that do not materially increase compensation or benefits, (2) enter into, adopt, amend, modify or terminate any compensation or benefit plans (other than routine amendments or renewals to health and welfare plans (other than severance plans) that do not materially increase benefits or result in materially increased costs), (3) increase the benefits or compensation provided to any current or former Service Provider except for salary and/or target bonus opportunity increases granted in connection with and corresponding to any promotion or job change (to the extent that such increases are in the ordinary course of business and consistent with past practice) and (B) other than as required by applicable Law or as required pursuant to the terms of any Benefit Plan in effect on the date hereof: (1) discretionarily accelerate the vesting or payment of any cash or equity award held by any former or current Service Provider; (2) hire or engage the services of any individual who is expected to hold a position of vice president or above and have an annual base salary equal to or above $200,000 (each, a “Management Employee”) other than any individual replacing a former employee who was a Management Employee (but who is not an executive officer); (3) take any action to fund or secure the payment of any amounts under any Benefit Plan; (4) change any assumptions used to calculate funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding rate in respect of any Benefit Plan, other than as required by GAAP; (5) loan or advance any money or other property to any Service Provider, other than routine advances for business expenses in the ordinary course of business or (6) pay any severance in excess of what is legally required (it being understood that any exceptions under this Section 6.1(a)(xiii) will not apply to any actions otherwise prohibited by Section 6.1(a)(iv);

(xiv) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated with Parent after giving effect to Parent’s rights under Section 6.2(g);

(xv) enter into any Contract which would limit (i) the incurrence of indebtedness or (ii) the declaration and payment of the dividends in respect of the Shares, RSUs and PSUs pursuant to Section 6.1(a)(vi) by the Company or its Subsidiaries;

(xvi) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices;

(xvii) (A) incur or commit to incur any capital expenditures other than (1) capital expenditures not to exceed $35,000,000 in the aggregate during any six month period from July 1, 2015 to Closing; or (2) pursuant to obligations imposed by Material Contracts, in the case of this clause (2), to the extent that such capital expenditures do not exceed $5,000,000 individually; (B) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any Material Contract; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (G) waive or release any material claim other than in the ordinary course of business;

(xviii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Acquisition Proposals.

(a) Go Shop. Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the twenty-eighth (28th) calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall have the right to:

(i) initiate, solicit and encourage any inquiry or the making of any proposals or offers from a single Person who is not an investment fund or a financial sponsor and who has made a written Acquisition Proposal prior to the date hereof (the “Excluded Person” ) that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and to otherwise facilitate any effort or attempt by the Excluded Person to make an Acquisition Proposal, including by way of providing access to non-public information to the Excluded Person pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to the Excluded Person that was not previously made available to Parent or Merger Sub;

(ii) initiate, engage in, continue or otherwise participate in any discussions or negotiations with the Excluded Person regarding any Acquisition Proposal; or

(iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, or any effort or attempt to make any Acquisition Proposal by, the Excluded Person.

(b) No Solicitation. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as may relate to the Excluded Person (x) prior to the twenty-ninth (29th) calendar day after the date of this Agreement (the “Cut-Off Date”) and (y) after the Cut-Off Date if the Company has received from the Excluded Person during the Go-Shop Period a written Acquisition Proposal that the Company Board or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would reasonably be expected to lead to a Superior Proposal, and except as permitted by this Section 6.2, neither the Company nor any of its Subsidiaries nor any of the directors and officers of it or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 6.2(b)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).

For the avoidance of doubt, notwithstanding the occurrence of the Cut-Off Date, if the Company has received from the Excluded Person during the Go-Shop Period a written Acquisition Proposal that the Company Board or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would reasonably be expected to lead to a Superior Proposal, the Company may continue to engage in the activities described in Section 6.2(a) with respect to the Excluded Person, including with respect to any amended proposal submitted by the Excluded Person following the Cut-Off Date, and the restrictions set forth in this Section 6.2(b) shall not apply with respect thereto.

(c) Exceptions. Notwithstanding anything to the contrary in this Agreement, including the occurrence of the Cut-Off Date, at any time prior to the time, but not after, the Requisite Company Vote is obtained, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal if the Company did not materially violate Section 6.2(b) in respect of such Person and receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal (any confidentiality agreement satisfying the criteria of this clause (A) being an “Acceptable Confidentiality Agreement”)), and promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any such Person that was not previously made available to Parent or Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(g), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A), (B) or (C), the Company Board or the Special Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (z) in the case referred to in clause (C) above, the Company Board or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(d) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(e) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its Significant Subsidiaries or (ii) any direct or indirect acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in the case of each of clause (i) and clause (ii), other than the Merger.

“Superior Proposal” means a bona fide Acquisition Proposal that does not arise out of or result from a material violation by the Company of Section 6.2(b) and would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board or the Special Committee has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial (including as to financing) aspects of the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders (in their capacities as such) from a financial point of view than the Merger (after taking into account any revisions to this Agreement made or proposed to by Parent in writing prior to the time of such determination).

(f) No Change of Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board (including the Special Committee) shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) fail to include the Company Recommendation in the Proxy Statement, (C) recommend (publicly or otherwise) an Acquisition Proposal or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.2(h)(ii), or the failure by the Company Board or the Special Committee to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) business day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Subsidiary of the Company to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.2(c)) relating to any Acquisition Proposal.

(g) Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board or the Special Committee may make a Change of Recommendation in connection with a Superior Proposal or in response to an event, occurrence, development or state of facts or circumstances occurring after the date hereof that was neither known to, nor reasonably foreseeable by, the Company Board or the Special Committee prior to the date hereof, in either case, if the Company Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and may also terminate this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, however, that the Company Board or the Special Committee shall not take such action unless:

(i) the Company shall have complied in all material respects with its obligations under this Section 6.2(g);

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least 72 hours in advance (the “Notice Period”) to the effect that the Company Board or the Special Committee intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 6.2(d) with respect to such Superior Proposal;

(iii) the Company shall have, and shall have caused its financial and legal advisors to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that in the event of any material revisions to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.2(g)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby, except that the Notice Period commencing upon the delivery of such new Determination Notice shall be reduced to 48 hours;

(iv) at or following the end of such Notice Period, the Company Board or the Special Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above); and

(v) in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.3(a) and paid the Company Termination Fee in accordance with Section 8.5(b)(iii).

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board or the Special Committee shall not make or resolve to make a Change of Recommendation except in accordance with Section 6.2(g).

(i) Existing Discussions. Other than with respect to the Excluded Person, the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time and shall cease providing any further information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(j) Standstill Provisions. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any confidentiality agreement in connection with an Acquisition Proposal to which the Company is a party that remains in effect following the execution of this Agreement; provided, that, notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision to the extent necessary to permit a third party to make an Acquisition Proposal.

(k) Breach By Representatives. The Company agrees that any material breach of this Section 6.2 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

6.3 Proxy Filing. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event no later than 15 business days), a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 6.2, shall include the Company Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 6.5(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 6.3, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

6.4 Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Following the distribution of the Proxy Statement pursuant to Section 6.3, the date of the Stockholders Meeting may not be changed without the consent of Parent (not to be unreasonably withheld, conditioned or delayed). Subject to Section 6.2 hereof, the Company Board shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement.

6.5 Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (and in any event no later than five (5) business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten (10) days of the date hereof) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Entity, with the exception of material responsive to a request for additional information from the DOJ or FTC.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless, to the extent practicable, (i) it consults with the other Party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(e) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of Section 6.5(e)(i) and Section 6.5(e)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Affiliates or Parent (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Government Antitrust Entity (it being understood that, no such action will be binding on the Company, Parent or any of their respective Affiliates unless it is contingent upon the occurrence of the Closing); and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, Parent shall have no obligation to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, or effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein of the direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent (other than the Company and its Subsidiaries and other than portfolio companies of the Guarantor entirely owned by the Guarantor as to whom this Section 6.5 shall apply).

(g) Without prejudice to the other provisions of this Section 6.5, (i) the Company shall ensure that HPI Limited shall, promptly and adequately provide, or procure the provision of, all such information within its control and such other assistance (including access to personnel) as may be reasonably requested by Parent or Merger Sub in connection with application(s) by Parent and Merger Sub to the UK Financial Conduct Authority (“FCA”) for the purposes of seeking the FCA’s approval for Parent and the Merger Sub acquiring control (within the meaning of the UK Financial Services and Markets Act 2000 (as amended) (“FSMA”) of HPI Limited and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to provide for the filing of such application(s) as promptly as reasonably practicable and thereafter to use their respective reasonable best efforts to procure the grant of the FCA approval described in Section 7.1(b) of the Company Disclosure Letter. For the purposes of this Section 6.5(g), references to the Parent or the Merger Sub shall be deemed to include any other person who will acquire control of HPI Limited pursuant to this Agreement for the purposes of Part XII of FSMA (it being understood that any direct or indirect parent of Parent or Merger Sub (other than Parent) shall only be required to use commercially reasonable efforts).

(h) Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or, other than to the extent required by Section 6.11(c), the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.6 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) unreasonably interfere with the Company’s business operations or (B) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for access or information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9 Employee Benefits.

(a) As of the Effective Time, the Surviving Corporation or one of its Subsidiaries will continue the employment of the individuals employed by the Company and its Subsidiaries immediately prior to Effective Time (the “Continuing Employees”). Parent agrees that during the one-year period immediately following the Effective Time (or, if shorter, during a Continuing Employee’s period of employment), Parent shall provide, or shall cause to be provided, to each Continuing Employee (1) base salary or base wages that are no less than the base salary or base wages provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunities provided to each Continuing Employee that are no less than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (3) employee benefits (other than equity-based benefits) that, taken as a whole, are no less favorable in the aggregate to the employee benefits (other than equity-based benefits) provided to such Continuing Employee immediately prior to the Effective Time, and (4) severance benefits that are no less favorable than the severance benefits set forth on Section 6.9(a) of the Company Disclosure Letter.

(b) For purposes of vesting, determination of benefit level (including, without limitation, with respect to severance, vacation and sick time credit, but excluding benefit accrual or benefit levels under any defined benefit pension plan or retiree welfare plan) and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, cause any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) Parent hereby acknowledges that a “Change in Control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Effective Time.

(d) Not later than ten (10) calendar days after the date hereof, the Company will provide Parent with a correct and complete list of all outstanding Company Options (including exercise price), RSUs and PSUs (assuming maximum performance vesting of PSUs for which the applicable performance period has not completed as of the date of this Agreement) as of the date of this Agreement.

(e) The provisions of this Section 6.9 are solely for the benefit of the Parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement, (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (iv) guarantee employment for any period of time for, or preclude the ability of Parent, the Company or any of their respective Subsidiaries to terminate any Continuing Employee for any reason.

6.10 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 6.11(h), Section 6.16(a), Section 6.16(b) and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

6.11 Financing and Cooperation.

(a) Parent shall take, or cause to be taken, all actions, all things necessary, proper or advisable to obtain the proceeds of the Common Equity Financing on the terms and conditions described herein and in the Common Equity Commitment Letter prior to the Termination Date, including using reasonable best efforts to cause the other parties thereunder to maintain in effect the Common Equity Commitment Letter. Subject to Section 6.11(c)(ii) below, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Third Party Financing on the terms and conditions described herein and in the applicable Third Party Financing Commitment Letter prior to the Termination Date, including (i) maintaining in effect the applicable Third Party Financing Commitment Letter, (ii) negotiating definitive agreements or other relevant documentation with respect to the Third Party Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the applicable Third Party Financing Commitment Letter (including, in respect of the Debt Commitment Letter, as necessary, the “flex” provisions contained in any related fee letter to such Debt Commitment Letter) or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries in the Third Party Financing Commitment Letters and the Definitive Agreements that are within its control and complying with its obligations thereunder. In the event that all conditions contained in any Third Party Financing Commitment Letter (other than, the availability of the Common Equity Financing) have been satisfied (or upon funding will be satisfied), Parent shall use its reasonable best efforts to cause the parties thereto to comply with their respective obligations, including to fund the Third Party Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Parent shall comply with its obligations, and use reasonable best efforts to enforce its rights, under the Third Party Financing Commitment Letters and the Definitive Agreements, in each case in a timely and diligent manner. In furtherance of and not in limitation of the foregoing, in the event that (w) the Marketing Period is completed, (x) any portion of the high yield bond financing contemplated by the Debt Commitment Letter is unavailable, (y) all closing conditions contained in Section 7.1 and Section 7.2 shall be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day, and other than those conditions the failure of which to be satisfied is a result of a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement) and (z) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.11) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then each of Parent and Merger Sub shall cause the proceeds of such bridge financing to be used in accordance with this Agreement in lieu of such portion of the high yield bond financing.

(b) Parent shall not, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (w) adds new conditions (or modifies any existing conditions in a manner adverse to Parent or the Company or the transactions contemplated hereby) to the consummation of all or any portion of the Financing, (x) reduces the aggregate amount of the Financing, (y) adversely affects the ability of Parent to enforce its rights against other parties to the Third Party Financing Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Third Party Financing Commitment Letters as in effect on the date hereof or in the Definitive Agreements or (z) taking into account the expected timing of the Marketing Period, could otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (provided, that, for the avoidance of doubt, Parent may amend any Third Party Financing Commitment Letter to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed any Third Party Financing Commitment Letter as of the date of this Agreement; provided further, that, no such addition shall relieve the original Financing Sources of their obligations under the Commitment Letters prior to the initial funding of the Financing, except as set forth in the Commitment Letters); or (B) terminate any Commitment Letter unless such Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Commitment Letter, would satisfy the requirements of the foregoing clause (A). Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.

(c) (i) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (A) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the Equity Financing and the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous to Parent than the conditions set forth in the Debt Financing and are otherwise on terms that are not less favorable to Parent than such unavailable Debt Financing (including the “flex” provisions of the related fee letter) (the “Alternative Financing”) and (B) promptly notify the Company of such unavailability and, to the knowledge of Parent, the reason therefor. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and “Debt Financing” shall be deemed to include the debt pursuant to such commitment letter with respect to such alternative financing. Parent shall provide the Company with prompt oral and written notice of (1) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent gains knowledge or any termination of any of the Commitment Letters and (2) the receipt of any written notice or other written communication from any Lender, Guarantor, or other Financing Source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements of any provision thereof; provided, however, that in no event will Parent be under any obligation to disclose any information pursuant to clauses (A) or (B) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. In the event that Parent does not provide access or information in reliance on the preceding sentence, Parent shall provide notice to the Company that such access or information is being withheld and Parent shall use its reasonable best efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent with this Section 6.11 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(ii) Parent may, at its option, choose to arrange for alternative equity financing to replace all or any portion of the Bridge Equity Financing (any such replacement equity financing, “Replacement Equity Financing” and any commitment with respect thereto, a “Replacement Equity Commitment”), provided that the terms of such Replacement Equity Financing shall not impose any new or additional condition to the receipt of the proceeds relating thereof other than those that were applicable to the Bridge Equity Financing to the extent any such condition would adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated herein. For the purposes of this Agreement, the term “Common Equity Commitment Letter” shall be deemed to include any Replacement Equity Commitment and “Common Equity Financing” shall be deemed to include any Replacement Equity Financing.

(d) Prior to the Closing, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, provide and cause its Representatives to use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Third Party Financing and any Replacement Equity Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including:

(i) in respect of the Debt Financing, preparing and furnishing Parent, Merger Sub and their Debt Financing Sources as promptly as reasonably practicable all Required Information and all other financial and pertinent information and disclosures regarding the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent or Merger Sub to assist in the preparation of the Offering Documents and all supplements thereto and assist in the preparation of the pro forma financial statements referred to in paragraphs 8, 9 and 14 of Exhibit D to the Debt Commitment Letter (it being understood and agreed that Parent and Merger Sub may share any and all of the foregoing with the other Third Party Financing Sources);

(ii) in respect of the Debt Financing and any Replacement Equity Financing, participating in a reasonable number of meetings (including meetings with potential investors), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing or offering of notes in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents reasonably required in connection with the Debt Financing or offering of notes in connection with the Debt Financing or in connection with the Replacement Equity Financing, including cooperating with Parent’s Representatives in preparing a customary quality of earnings report;

(iii) assisting reasonably in the preparation of one or more credit agreements, indentures, note purchase agreement, purchase agreement, certificate of designation or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and shall be effective no earlier than the Closing;

(iv) in respect of the Third Party Financing, assisting Parent in connection with the preparation and registration of (but not executing) any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments) in connection with such Third Party Financing or other certificates or documents as may reasonably be requested by Parent and reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Third Party Financing;

(v) cooperating reasonably with the Third Party Financing Sources’ (including any Replacement Equity Financing) due diligence, to the extent customary and reasonable, in connection with the Third Party Financing and any Replacement Equity Financing;

(vi) using reasonable best efforts to obtain (x) drafts of customary “comfort” letters of independent accountants of the Company (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period, which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act upon completion of customary procedures, (y) surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing, and (z) legal opinions of in-house or “local counsel, payoff letters and/or lien terminations customary for financings similar to the applicable Financing;

(vii) in respect of the Debt Financing, reasonably assisting Parent (including any potential investors in any Replacement Equity Financing) in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower or issuer under the Debt Financing and public ratings for the Debt Financing or notes to be offered in connection with the Debt Financing;

(viii) in respect of the Debt Financing, (A) permitting the prospective Debt Financing Sources to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries in connection with the foregoing, in each case to the extent customary and reasonable;

(ix) obtaining a certificate of the chief financial officer of the Company in substantially the form set forth on the applicable annex of each Third Party Financing Commitment Letter (including any Replacement Equity Financing Letter) with respect to solvency matters,

(x) in respect of the Debt Financing, obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing; and

(xi) at least four (4) business days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by any of the Third Party Financing Sources and any investors in connection with any Replacement Equity Financing or that any of the Third Party Financing Sources and any investors in connection with any Replacement Equity Financing reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least nine (9) business days prior to Closing;

it being understood that the Company shall have satisfied its obligations set forth in clauses (i) through (xi) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided.

As used in this Agreement, the term “Debt Financing Sources” means the Persons (if any) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns, the term “Preferred Equity Financing Sources” means the persons (if any) that have committed to provide or otherwise entered into agreements in connection with any of the Preferred Equity Financing in connection with the Merger, including the parties to any of the Preferred Equity Commitment Letters and any joinder agreement entered into pursuant thereto or relating thereto and any purchasers, arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in any of the Preferred Equity Financing and their successors and assigns, the term “Equity Financing Sources” means the Persons (if any) that have committed to provide or otherwise entered into agreements in connection with the Equity Financing in connection with the Merger, including the parties to the Equity Commitment Letters and any joinder agreements entered into pursuant thereto or relating thereto and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in the Equity Financing and their successors and assigns, the term “Third Party Financing Sources” means, collectively, the Debt Financing Sources and the Preferred Equity Financing Sources, the term “Financing Sources” means, collectively, the Third Party Financing Sources and the Equity Financing Sources, and the term “Offering Documents” means reasonable and customary offering and syndication documents and materials in connection with the Debt Financing, including private placement memoranda, information memoranda and packages, lender presentations, rating agency materials and presentations, and similar documents and materials in connection with the Debt Financing (including any customary authorization letters relating thereto).

(e) Nothing in this Section 6.11(e) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Notwithstanding the foregoing, (i) prior to the Closing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or become subject to any other liability or obligation in connection with the Debt Financing; (ii) none of the Company, its Subsidiaries or their Representatives shall be required to (A) authorize, execute or enter into or perform any agreement or take any action or commit to take any action with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary authorization letters relating to any Offering Document), (B) enter into any resolution, consent, approval or similar corporate action, including any relating to approving the Debt Financing or any guarantee or pledge of assets in connection therewith or (C) make any representation, warranty or certification as to which the Company has determined such representation, warranty or certification is not true; and (iii) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Law or loss of any privilege.

(f) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub shall be permitted to disclose Confidential Information to potential debt and equity financing sources for the transactions contemplated by this Agreement and their Representatives without the prior written consent of the Company if such potential debt and equity financing sources and their Representatives who receive such information are subject to a confidentiality agreement no less restrictive than the Confidentiality Agreement with respect to such information or as provided in the applicable Third Party Financing Commitment Letter.

(h) Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their directors, officers, employees and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under Section 6.11(d) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with cooperation provided pursuant to this Section 6.11.

(i) In no event will either Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(j) The Company will use its reasonable best efforts to, and will cause its Subsidiaries to use reasonable best efforts to, upon request of Parent, update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with the Debt Financing or offering of notes in connection with the Debt Financing to the extent that such Required Information would, when taken as a whole in the absence of such an update, contain untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.12.

(b) Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, through the Company’s insurance brokerage, obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger or any other transactions contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(f) From and after the Effective Time until the sixth (6th) anniversary thereof, the organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Effective Time, directors, officers or employees of the Company, a Subsidiary of the Company or any of their predecessor entities, than are presently set forth in the organizational documents of the Company and its applicable Subsidiary, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

6.13 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, RSUs and PSUs pursuant to the transactions contemplated by this Agreement by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Agreements Concerning Parent and Merger Sub.

(a) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger. Neither Parent nor Merger Sub shall take or permit any of their respective Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Subject to Section 8.7, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub and the Surviving Corporation of, and the compliance by Merger Sub and the Surviving Corporation with, all of their respective covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub and the Surviving Corporation hereunder. Parent shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

6.15 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent of all (i) notices and other communications received by the Company or its Subsidiaries from any Governmental Entity in connection with the Merger or any other transaction contemplated by this Agreement or from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, its Subsidiaries or Parent and (ii) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the Company Board, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 6.15, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision making power or other authority over such Transaction Litigation; provided, that no settlement shall be offered or entered into or payment made without the consent of Parent (not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary in the foregoing, any litigation relating to Dissenting Stockholders shall be governed by Section 4.2(f).

6.16 Existing Company Notes.

(a) Prior to the Closing, the Company shall, in accordance with (a) the indenture dated as of July 2, 2013 (as supplemented from time to time, the “2021 Senior Notes Indenture”) governing the terms of the 6.0% Senior Notes of Audatex North America, Inc. (“Audatex”) due 2021 (the “2021 Notes”) and (b) the indenture dated as of November 5, 2013 (as supplemented from time to time, the “2023 Senior Notes Indenture” and, together with the 2021 Senior Notes Indenture, the “Existing Indentures”) governing the terms of the 6.125% Senior Notes of Audatex due 2023 (the “2023 Notes” and, together with the 2021 Notes, the “Existing Notes”), commence the Audatex Consent Solicitations and tender offers for all of the outstanding Existing Notes (together with the Audatex Consent Solicitations, the “Debt Tender Offers”) on the terms set forth on Section 6.16(a) of the Company Disclosure Letter, and Parent and Merger Sub shall provide such assistance as may be reasonably requested by the Company in connection therewith. The Company shall promptly prepare all necessary and appropriate documentation in connection with the Debt Tender Offers, including the offer to purchase, related letters of transmittal and other related documents (collectively, the “Debt Tender Offer Documents”). Parent and the Company shall cooperate, and shall use reasonable best efforts to cause their respective advisors and representatives to cooperate, with each other in the preparation of the Debt Tender Offer Documents. All mailings to the holders of the Existing Notes in connection with the Debt Tender Offers shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them. The Company, Parent and Merger Sub shall cooperate in connection with the Debt Tender Offers in order to cause the initial settlement of the Debt Tender Offers to occur simultaneously with the Closing. Upon the receipt of the Audatex Requested Consents with respect to the Existing Indentures, the Company shall cause Audatex to enter into a supplemental indenture reflecting the amendments to such indenture approved by such Audatex Requested Consents and will use its reasonable best efforts to cause the Existing Indentures trustees to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become effective upon signing, but not operative until the acceptance of the Existing Notes tendered representing a majority in principal amount of the Existing Notes. The closing of the Debt Tender Offers shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of the Debt Tender Offers, Parent shall provide to the Company the funds necessary to consummate the Debt Tender Offers (including the payment of all applicable premiums, consent fees, professional adviser fees, fees related to preparation of the Debt Tender Offer Documents and all other related fees and expenses); provided, that solely in the event this Agreement is terminated by the Company pursuant to Sections 8.3(b) or 8.3(c), Parent shall be responsible for any such costs, fees and expenses related to the execution and consummation of the Debt Tender Offers incurred by the Company. Notwithstanding any provision hereof to the contrary, in connection with the Debt Tender Offers, the Company may enter into one or more dealer manager agreements with such Persons as shall be determined by Parent. Upon request by Parent, the Company will waive any condition to consummation of the Debt Tender Offers other than satisfaction of the minimum tender and consent condition by holders of a majority in principal amount of the Existing Notes and the condition that the Company have proceeds sufficient to pay the tender offer consideration, consent payment and all costs and expenses related thereto. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion waive any condition to consummation of the Debt Tender Offers other than the minimum tender and consent conditions thereto. Notwithstanding any provision hereof to the contrary, (i) Parent may, by written notice to the Company, require the Company to extend the tender period and consent period applicable to the Debt Tender Offers to a date selected by Parent not later than the Closing Date and (ii) Parent may by providing written notice to the Company at any time prior to the date that is eleven (11) business days after the commencement of the Debt Tender Offers cause the Company to abandon the Debt Tender Offers and upon delivery of such notice to the Company the Company shall have no further obligation pursuant to this Agreement with respect to the Debt Tender Offers.

As used in this Section 6.16(a), the term “Audatex Consent Solicitations” means the solicitations of the Audatex Requested Consents from the holders of the Existing Notes and the term “Audatex Requested Consents” means the consents of holders of a majority in principal amount of the Existing Notes to the amendments to the Existing Indentures described in Section 6.16(a) of the Company Disclosure Letter.

(b) The Company shall (or shall cause Audatex to), to the extent permitted by and in accordance with the Existing Notes and the Existing Indentures, prior to the Effective Time, issue conditional change of control offers (the “Change of Control Offers”) in respect of the Existing Notes in accordance with the change of control provisions of the Existing Indentures, and take such other actions reasonably requested by Parent in writing to facilitate the Change of Control Offers pursuant to the change of control provisions of the Existing Indentures; provided, that, prior to or simultaneously with the Company being required to accept for payment any notes pursuant to any such Change of Control Offers, Parent shall have, or shall have caused to be, deposited with the trustee under the Existing Indentures sufficient funds to effect such Change of Control Offers (including the payment of all applicable premiums, professional adviser fees, document preparation fees and all other related fees and expenses); provided, that solely in the event this Agreement is terminated by the Company pursuant to Sections 8.3(b) or 8.3(c), Parent shall be responsible for any such costs, fees and expenses related to the execution and consummation of the Change of Control Offers incurred by the Company. The closing of the Change of Control Offers shall be conditioned on the simultaneous occurrence of the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Offers. All documentation related to the Change of Control Offers and notices delivered by the Company or its Representatives to the trustee under the Existing Indentures or to the holders of the Existing Notes will be subject to the prior approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned).

6.17 Repatriation. The Company and Parent shall cooperate in good faith to agree, promptly following the date hereof and in no event later than 14 days prior to the Closing, on a schedule for the repatriation of cash (to the extent permitted by applicable Law) in a commercially reasonable manner and the Company shall use reasonable best efforts to take the actions set forth on such schedule prior to the Closing.

6.18 Works Councils. The Company and its Subsidiaries shall comply in all material respects with all notification, consultation and other processes necessary to effectuate the transactions contemplated by this Agreement, which shall include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the Parties are permitted to effect the Closing without such opinion or acknowledgment.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Regulatory Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, and the approvals set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first, fourth, fifth and seventh sentences of Section 5.1(b) (Capital Structure), the second sentence of Section 5.1(f)(i) (Absence of Certain Changes), read without giving effect to any matters disclosed in the Company Disclosure Letter, and Section 5.1(v) (Brokers and Finders) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case any such representation and warranty shall be so true and correct as of such earlier date), except, in the case of representations and warranties of the Company set forth in the first, fourth, fifth and seventh sentences of Section 5.1(b) (Capital Structure), for such inaccuracies as would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $3,000,000, (ii) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case any such representation and warranty shall have been true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this

Section 7.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.2(b) has been satisfied.

(c) Company Material Adverse Effect. Since the date of this Agreement, (i) no Company Material Adverse Effect shall have occurred that is continuing and (ii) no Effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been so true and correct as of such earlier date), and the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of the Company. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.3(b) has been satisfied.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Company’s stockholders referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have occurred by March 15, 2016 (the “Termination Date”); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) if the failure of the Merger to occur by the Termination Date is attributable to a failure of such Party to perform any of its covenants or other agreements under this Agreement;

(b) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the receipt of the Requisite Company Vote).

8.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board or the Special Committee authorizes the Company, subject to complying in all material respects with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.5(b)(iii); or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, except if such breach or untruth is capable of being cured by the Termination Date, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) prior to the delivery by the Company to Parent of written notice of such breach or untruth, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(b) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.3(b) if such breach or untruth has been cured prior to the earlier of (i) such thirtieth (30th) calendar day after such notice is given or (ii) two (2) business days prior to the Termination Date; provided, further, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied; or

(c) at any time prior to the Effective Time, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three (3) business days following the date on which the Closing should have occurred pursuant to Section 1.2 and (iii) the Company stood ready and willing to consummate the transactions contemplated by this Agreement on such date and through the end of such three (3) business day period.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Company Board or the Special Committee shall have made and not withdrawn a Change of Recommendation; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, except if such breach or untruth is capable of being cured by the Termination Date, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) prior to the delivery by Parent to the Company of written notice of such breach or untruth, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.4(b) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.4(b) if such breach or untruth has been cured prior to the earlier of (i) such 30th calendar day after such notice is given or (ii) two (2) business days prior to the Termination Date; provided, further, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied.

8.5 Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b) and (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) except as otherwise provided in Section 8.5(d) and Section 8.7, no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or willful or intentional breach of this Agreement, and (ii) the provisions set forth in (w) Section 6.10, (x) (1) Section 6.11(h) and (2) solely to the extent set forth therein with respect to Parent, Section 6.16(a) and Section 6.16(b) relating to costs, fees and expenses incurred by the Company related to the execution and consummation of the Debt Tender Offers and the Change of Control Offers (the provisions set forth in this clause (x), collectively, the “Parent Reimbursement Obligations”), (y) this Section 8.5 and (z) the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, in each case after the date of this Agreement (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and thereafter this Agreement is terminated (x) by either Parent or the Company pursuant to (A) Section 8.2(a) and, at the time of such termination, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(a)) and Section 7.3 have been satisfied or are capable of being satisfied or (B) Section 8.2(b), or (y) by Parent pursuant to Section 8.4(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly, but in no event later than five days after the date of such termination, pay Parent the Company Termination Fee less any Parent Expenses previously paid to Parent (or its designees) pursuant to Section 8.6 (provided, however, that the Company Termination Fee to be paid pursuant to clause (iii) of this paragraph (b) shall be paid prior to or concurrently with such termination), payable by wire transfer of immediately available funds; provided, however, that (x) the Company Termination Fee shall not be payable to Parent pursuant to clause (i)(x) or clause (i)(y) of this paragraph (b) unless and until, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have (A) consummated an Acquisition Proposal (substituting “50%” for “15%” in the definition of “Acquisition Proposal”) or (B) entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and such Acquisition Proposal shall be consummated at any time (in each case substituting “50%” for “15%” in the definition of “Acquisition Proposal”) and (y) the Company Termination Fee payable to Parent pursuant to clause (i)(x) or clause (i)(y) of this paragraph (b) shall be payable promptly after the consummation of such Acquisition Proposal (but in no event later than five (5) days after such consummation) to an account designated by Parent. For the avoidance of doubt, in no event shall the Company be required to pay Parent the Company Termination Fee on more than one occasion. “Company Termination Fee” means an amount equal to $114,400,000, except that in the event that the

Company terminates this Agreement prior to the Cut-Off Date pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with the Excluded Person with respect to a Superior Proposal, “Company Termination Fee” shall mean an amount equal to $38,150,000.

(c) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.2(a) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.3(b) or Section 8.3(c) or (ii) by the Company pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than five (5) days after the date of such termination, pay the Company an amount equal to $228,750,000 (the “Parent Termination Fee”). For the avoidance of doubt, in no event shall Parent be required to pay the Company the Parent Termination Fee on more than one occasion.

(d) (i) The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.6 and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) and in Section 8.6, or any portion thereof, the Company shall pay Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment. Upon termination of this Agreement by Parent pursuant to Section 8.4(a) and payment by the Company of the Company Termination Fee, Parent’s right, if any, to receive the Company Termination Fee from the Company pursuant to Section 8.5(b) and/or the Parent Expenses pursuant to Section 8.6 and the amounts described in the first sentence of this Section 8.5(d)(i) shall be the sole and exclusive remedies of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents, other Representatives or the Third Party Financing Sources under the Third Party Financing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents, other Representatives or the Third Party Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event will Parent or Merger Sub be entitled to both the payment of the Company Termination Fee or the Parent Expenses (except in the circumstance where Parent or Merger Sub is first entitled to the Parent Expenses and subsequently becomes entitled to the Company Termination Fee, net of Parent Expenses) (or monetary damages), on the one hand, and specific performance of this Agreement to consummate the Merger, on the other hand. Each of Parent and Merger Sub expressly acknowledges and agrees that: in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement by Parent pursuant to Section 8.4(a) and payment by the Company of the Company Termination Fee, the payment of the Company Termination Fee pursuant to Section 8.5(b) and/or the payment of the Parent Expenses pursuant to Section 8.6, each of which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.5(d)(i) shall not limit the right of Parent or Merger Sub to specific performance of this Agreement pursuant to Section 9.5 prior to the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, in all other circumstances in which the Merger Agreement is terminated, the maximum aggregate liability of the Company for a breach of this Agreement (whether such breach is intentional, unintentional, a willful and material breach or otherwise) (including any multiple, consequential, indirect, special, exemplary or punitive damages) shall not exceed an amount equal to the amount of the Parent Termination Fee.

(ii) Each of Parent and Merger Sub acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amounts due pursuant to Section 8.5(c) or in respect of the Parent Reimbursement Obligations, and, in order to obtain any such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 8.5(c) or in respect of the Parent Reimbursement Obligations, or any portion thereof, Parent shall pay the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment. Upon termination of this Agreement, the Company’s right, if any, to receive the Parent Termination Fee from Parent pursuant to Section 8.5(c), the amounts in respect Parent Reimbursement Obligations and the amounts described in the first sentence of this Section 8.5(d)(ii) shall be the sole and exclusive remedies of the Company, its Subsidiaries and their respective Affiliates against Parent, Merger Sub and any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents, other Representatives or the Third Party Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents, other Representatives or any of the Third Party Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event will the Company be entitled to both the payment of the Parent Termination Fee (or monetary damages) and specific performance of this Agreement to consummate the Merger. The Company expressly acknowledges and agrees that: (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Parent Termination Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company by reason of breach or termination of this Agreement, together with the payment of the amounts in respect of the Parent Reimbursement Obligations, shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and (ii) in no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of an amount equal to the Parent Termination Fee (plus, in the case the Parent Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d)(ii)) against Parent, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents, other Representatives or the Third Party Financing Sources or any of their respective assets; provided, however, that this Section 8.5(d)(ii) shall not limit the right of the Company to specific performance of this Agreement pursuant to Section 9.5 prior to the termination of this Agreement in accordance with its terms.

8.6 Expenses. If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b), (ii) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, in each case after the date of this Agreement (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and this Agreement is terminated by Parent pursuant to Section 8.4(b) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) prior to the Cut-Off Date to enter into an Alternative Acquisition Agreement with the Excluded Person, then, in each such case, the Company shall pay to Parent (or its designee(s)) all reasonable and documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub, the guarantors or their respective Affiliates, and all out-of-pocket fees and expenses of Third Party Financing Sources for which Parent, Merger Sub, the Guarantors or their Affiliates may be responsible) actually incurred by Parent, Merger Sub, the Guarantors or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, which amount shall not be greater than $5,000,000 (the “Parent Expenses”), by wire transfer of immediately available funds within two (2) Business Days of such termination to an account designated by Parent. For the avoidance of doubt, in no event shall the Company be required to pay Parent the Parent Expenses on more than one occasion.

8.7 Payments; Non Recourse Parties.

(a) Notwithstanding anything to the contrary in this Agreement, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Limited Guarantee or the Common Equity Commitment Letters exceed an amount equal to the sum of (i) the Parent Termination Fee, (ii) the amounts in respect of Parent Reimbursement Obligations, to the extent applicable, and (iii) the amounts described in the first sentence of Section 8.5(d)(ii), which amounts in the case of the foregoing clauses (ii) and (iii) shall not exceed, collectively, $10,000,000, for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or Guarantor; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, advisors, attorneys, Third Party Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners and assignees of each of Parent, Merger Sub and Guarantor (the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”), and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Preferred Equity Commitment Letters, the Limited Guarantee (subject to the terms and conditions set forth therein) and the Common Equity Commitment Letter (subject to the terms and conditions set forth therein and in Section 9.5(c) of this Agreement) and other than obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(b) In no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Common Equity Commitment Letter, which exclude, for the avoidance of doubt, the Guarantor, Parent and Merger Sub), including any Third Party Financing Sources with respect to this Agreement, the Debt Commitment Letter, the Preferred Equity Commitment Letters, the Common Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or from the Guarantor to the extent expressly provided for in the Limited Guarantee and the Common Equity Commitment Letter. None of the Third Party Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Third Party Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Third Party Financing Sources hereunder or thereunder.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits), Section 6.10 (Expenses) and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger and any other transactions contemplated by this Agreement. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.11(h) (Financing), solely to the extent set forth therein, Section 6.16(a) and Section 6.16(b) (Existing Company Notes) relating to costs, fees and expenses incurred by the Company related to the execution and consummation of the Debt Tender Offers and the Change of Control Offers, Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. Except as set forth in this Section 9.1, no representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger, the other transactions contemplated by this Agreement or the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that any amendment of Sections 5.2(e), 6.11, 8.5(d), 8.7, 9.1, 9.2, 9.5, 9.8 and 9.11, in each case to the extent such amendment would materially and adversely affect the rights of a Third Party Financing Source under such Section, shall also be approved by such Third Party Financing Source (or by the party to the Third Party Financing Commitment Letters (or any Definitive Agreements resulting therefrom) affiliated with such Third Party Financing Source).

9.3 Waiver of Conditions. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE THIRD PARTY FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.5 and Section 8.7, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.5 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Common Equity Financing and to cause Parent or Merger Sub to consummate the Merger including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, and only if, (A) the Marketing Period has ended and all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been or will have been satisfied at the time when the Closing would be required to occur pursuant to Section 1.2 but for the failure of the Common Equity Financing to be funded pursuant to the terms and conditions of the Equity Commitment Letters, (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, (C) the Third Party Financing (or, if Alternative Financing with respect thereto is being used in accordance with Section 6.11, pursuant to the commitments with respect thereto) has been funded or the Third Party Financing Sources have confirmed to Parent in writing that the Third Party Financing will be funded at the Closing (in each case in accordance with the terms and conditions of the Third Party Financing Commitment) if the Common Equity Financings are funded at the Closing pursuant to the terms and conditions of the Common Equity Commitment Letter and (D) the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by this Agreement.

(d) Each Party acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the transactions contemplated by this Agreement and without such right, none of the Parties would have entered into this Agreement. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.5 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.5 or anything set forth in this Section 9.5 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and irrevocably agree (i) that any legal proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Third Party Financing Sources arising out of, or relating to, the Merger, the Third Party Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt or preferred equity commitment letter will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed and construed in accordance with the laws of the State of New York.

9.6 Notices. All notices, requests, instructions or other documents to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Summertime Holding Corp.

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

Attention:  David Breach

Email: dbreach@vistaequitypartners.com

Fax:  (415) 655-6666

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Gary I. Horowitz Caroline B. Gottschalk
Fax:	(212) 455-2502
Email:	ghorowitz@stblaw.com cgottschalk@stblaw.com

If to the Company:

Solera Holdings, Inc.

7 Village Circle, Suite 100

Westlake, TX 76262

Attention:  Jason M. Brady

Email: jason.brady@solera.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Keith A. Pagnani Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	pagnanik@sullcrom.com veeraraghavk@sullcrom.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided, that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any exhibits hereto) and the documents, instruments and other agreements among the Parties contemplated by this Agreement or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated August 7, 2015, between Vista Equity Partners Management, LLC and the Company (as may be amended from time to time, the “Confidentiality Agreement”), the other agreements entered into in connection with preserving the confidentiality of information, the Limited Guarantee and the Common Equity Commitment Letter, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE LIMITED GUARANTEE AND THE COMMON EQUITY COMMITMENT LETTER, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR HAS RELIED ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS RELIANCE ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, EXPRESS OR IMPLIED, OR ON THE ACCURACY OR COMPLETENESS OF ANY STATEMENTS OR OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND WAIVES ANY CLAIMS OR CAUSES OF ACTION RELATING THERETO.

9.8 No Third Party Beneficiaries. Except (a) as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), (b) for the right of the Company’s stockholders, after the Effective Time, to receive the aggregate consideration payable pursuant to Article IV and (c) for the right of the Third Party Financing Sources pursuant to Sections 5.2(e), 6.11, 8.5(d), 8.7, 9.1, 9.2, 9.5, 9.8 and 9.11, each of which shall inure to the benefit of, and be enforceable by, each Third Party Financing Source and its Affiliates, successors and assigns, which rights set forth in the foregoing clauses (a), (b) and (c) of this Section 9.8 are hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The Parties further agree that the rights of third-party beneficiaries under Section 6.12 and under clause (b) of this Section 9.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or the Limited Guarantee.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Each Party has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the time that the Proxy Statement is mailed to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that any such assignment or designation shall not and would not be reasonably expected to impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impair or impede the rights of the Company’s stockholders under this Agreement; provided further, that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SOLERA HOLDINGS, INC.

By:	/s/ JASON M. BRADY
	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary

SUMMERTIME HOLDING CORP.

By:	/s/ CHRISTIAN B. SOWUL
	Name:	Christian B. Sowul
	Title:	Vice President, Treasurer and Secretary

SUMMERTIME ACQUISITION CORP.

By:	/s/ CHRISTIAN B. SOWUL
	Name:	Christian B. Sowul
	Title:	Vice President, Treasurer and Secretary

[SIGNATURE PAGE – AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Term	Section

2021 Notes	6.16(a)
2021 Senior Notes Indenture	6.16(a)
2023 Notes	6.16(a)
2023 Senior Notes Indenture	6.16(a)
Acceptable Confidentiality Agreement	6.2(c)
Acquisition Proposal	6.2(e)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(iv)
Alternative Financing	6.11(c)(i)
Antitrust Laws	5.2(c)(i)
Audatex	6.16(a)
Audatex Consent Solicitations	6.16(a)
Audatex Requested Consents	6.16(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plan	5.1(h)(i)
Book-Entry Share	4.1(a)
Bridge Equity Commitment Letter	5.2(e)(i)
Bridge Equity Financing	5.2(e)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Control Offers	6.16(b)
Change of Recommendation	6.2(f)
Charter	2.1
claim	5.2(f)
Closing	1.2
Closing Date	1.2
Code	(g)4.2(g)
Collective Bargaining Agreement	5.1(o)(i)
Common Equity Commitment Letter	5.2(e)(i)
Common Equity Financing	5.2(e)(i)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(p)(iv)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Termination Fee	8.5(b)(iii)
Company’s Knowledge	5.1(g)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employees	6.9(a)

Ann. A-1

Contract	5.1(d)(ii)
control, controlling, controlled by, under common control with	5.1(a)
Copyrights	5.1(p)(vi)
Cut-Off Date	6.2(b)
D&O Insurance	6.12(b)
debt	5.2(f)
Debt Commitment Letter	6.11(c)(i)
Debt Financing	6.11(c)(i)
Debt Financing Sources	6.11(d)(xi)
Debt Tender Offer Documents	6.16(a)
Debt Tender Offers	6.16(a)
Definitive Agreements	6.11(a)
Determination Notice	6.2(g)(ii)
DGCL	1.1
Disclosure Letters	5.2
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Effect	5.1(a)
Effective Time	1.3
Environmental Law	5.1(m)
Equity Commitment Letters	5.2(e)(i)
Equity Financing	5.2(e)(i)
Equity Financing Sources	6.11(d)(xi)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(b)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Person	6.2(a)(i)
Excluded Share, Excluded Shares	4.1(a)
Existing Indentures	6.16(a)
Existing Notes	6.16(a)
Export Control Laws	5.1(s)(i)
FCA	6.5(g)
FCPA	5.1(q)(i)
Fee Letter	5.2(e)(i)
Financing	5.2(e)(i)
Financing Sources	6.11(d)(xi)
FSMA	6.5(g)
GAAP	5.1(a)(I)
Go-Shop Period	6.2(a)
Government Antitrust Entity	6.5(e)(i)
Government Official	5.1(q)(ii)
Governmental Entity	5.1(d)(i)
Guarantor	Recitals
Hazardous Substance	5.1(m)
hereof, herein, hereunder	9.12(b)
HSR Act	5.1(d)(i)
include, includes, including	9.12(a)
Indemnified Parties	6.12(a)
Insurance Policies	5.1(q)

Ann. A-2

Intellectual Property	5.1(p)(iv)
IRS	5.1(h)(i)
Knowledge of Parent and Merger Sub	5.2(k)
Laws	5.1(h)(i)
Lenders	5.2(e)(i)
Lien	5.1(b)
Limited Guarantee	Recitals
Management Employees	6.1(a)(xiii)
Marketing Period	5.1(e)(iii)
Material Contract	5.1(j)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.9(a)
Non-Management Employees	6.1(a)(xiii)
Non-U.S. Benefit Plan	5.1(h)(i)
Notice Period	6.2(g)(ii)
NYSE	5.1(a)(C)
OFAC	5.1(r)(i)
Offering Documents	6.11(d)(xi)
Old Plans	6.9(a)
Order	7.1(c)
ordinary course of business	5.1(g)(ii)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Expenses	8.6
Parent Liability Limitation	8.7(a)
Parent Reimbursement Obligations	8.5(a)
Parent Related Parties	8.7(a)
Parent Termination Fee	8.5(c)
Parties	Preamble
Patents	5.1(p)(iv)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Performance Option	4.3(a)
Permitted Liens	5.1(k)
Person	4.2(d)
Preferred Equity Commitment Letters	5.2(e)(i)
Preferred Equity Financing	5.2(e)(i)
Proxy Statement	6.3
PSU	4.3(d)
Registered Intellectual Property	5.1(p)(i)
Replacement Equity Commitment	6.11(c)(ii)
Replacement Equity Financing	6.11(c)(ii)
Representatives	6.2(a)
Required Information	5.2(e)(i)
Requisite Company Vote	5.1(c)(i)
RSU	4.3(c)
Rulings	5.1(n)(viii)
Sarbanes Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(d)(i)
Series A Preferred Equity Commitment Letter	5.2(e)(i)

Ann. A-3

Series A Preferred Equity Financing	5.2(e)(i)
Service Provider	5.1(h)(i)
Share	4.1(a)
Shortfall Amount	5.1(e)(iii)
Shortfall Notice Date	5.1(e)(iii)
Significant Subsidiary	5.1(a)
Solvent	5.2(f)
Special Committee	Recitals
Stock Plans	5.1(b)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(e)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Third Party Financing	5.2(e)(i)
Third Party Financing Commitment Letters	5.2(e)(i)
Trademarks	5.1(p)(iv)
Transaction Litigation	6.15
WARN	5.1(o)(iv)

Ann. A-4

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLERA HOLDINGS, INC.

Solera Holdings, Inc., a corporation organized and existing under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Solera Holdings, Inc.

SECOND: The name and address of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation. Election of directors need not be by written ballot.

SIXTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article SIXTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such

A-A-1

determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who were not parties to such proceeding (the “ Disinterested Directors”), even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (iii) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

(b) Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

(c) Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article SIXTH shall be made promptly, and in any event within 30 days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article SIXTH). The right to indemnification or advances as granted by this Article SIXTH shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article SIXTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this Article SIXTH shall be the same procedure set forth in this Section (c) for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

(d) Other Rights; Continuation of Right to Indemnification . The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article SIXTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article SIXTH is in effect. Any repeal or modification of this Article SIXTH or any repeal or modification of relevant provisions of the DGCL or any

A-A-2

other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article SIXTH, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article SIXTH, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

(e) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(f) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article SIXTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(g) Savings Clause. If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article SIXTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article SIXTH to the full extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the full extent permitted by applicable law.

A-A-3

Annex B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

September 12, 2015

The Special Committee of the Board of Directors

Solera Holdings, Inc.

7 Village Circle, Suite 100

Westlake, TX 76262

The Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Solera Holdings, Inc., a Delaware corporation (the “Company”), of the $55.85 per Share in cash, without interest, to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among the Company, Summertime Holding Corp., a Delaware corporation (“Parent”), and Summertime Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become an indirect wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, in each case not held on behalf of third parties and (ii) Dissenting Shares (as defined in the Agreement) (the Shares referred to in clauses (i) and (ii), together with Shares held by any affiliate of Parent, “Excluded Shares”)) will be converted into the right to receive $55.85 per Share in cash, without interest (the $55.85 per Share to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which was payable upon execution of our engagement letter, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided any financial advisory or other services to the Company, Parent, Merger Sub or Vista Equity Partners Fund V, L.P. (“Vista”), KSISH Investments, LLC (“KSISH”) or Broad Street Principal Investments, L.L.C. (“Broad Street” and, together with Vista and KSISH, the “Equity Financing Sources”) for which we have received any compensation. We may provide investment banking and other services to or with respect to the Company, Parent, the Equity Financing Sources or their respective affiliates (including portfolio companies, as applicable) in the future, for which we may receive compensation. In addition, in the ordinary course of our business, we may have provided, and may be providing, financial advisory or other services to companies in which the Equity Financing Sources or their respective affiliates have non-controlling investments. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, the Equity Financing Sources or any of their respective affiliates (including portfolio companies, as applicable), or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated September 12, 2015 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended June 30, 2015, June 30, 2014 and June 30, 2013; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company, and related assumptions, prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant, and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. During the course of our engagement, at your request, we solicited expressions of interest from a number of potential strategic and private equity acquirors of the Company, and we have considered the results of such solicitation in rendering our opinion herein.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger, or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of Special Committee of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., CST, on December 8, 2015.
Vote by Internet
• Go to www.investorvote.com/SLH
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1, 2 and 3

		For	Against	Abstain			For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of September 13, 2015, by and among Solera Holdings, Inc., Summertime Holding Corp. and Summertime Acquisition Corp., as it may be amended from time to time (the “merger agreement”), pursuant to which Summertime Acquisition Corp. will be merged with and into Solera Holdings, Inc., with Solera Holdings, Inc. surviving as an indirect wholly owned subsidiary of Summertime Holding Corp. (the “merger”).	☐	☐	☐	2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐
3.	To approve, on a non-binding, advisory basis, certain compensation arrangements for the Company’s named executive officers in connection with the merger.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The notice of meeting, proxy statement and proxy card are available on the investor relations page of our website at www.solerainc.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SOLERA HOLDINGS, INC.

Notice of Special Meeting of Stockholders

Proxy Solicited by Board of Directors for Special Meeting — 8:00 a.m. Central time, December 8, 2015

Tony Aquila and Jason Brady, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Solera Holdings, Inc. to be held on December 8, 2015 at the Grand Hyatt DFW, 2337 South International Parkway, Dallas/Fort Worth International Airport, Texas 75261, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted pursuant to the stockholder’s directions. If no such directions are indicated, the Proxies will have authority to vote FOR all the matters in Proposal 1, Proposal 2 and Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)